Filed Pursuant to Rule 424(b)(3)

Registration No. 333-118753

PROSPECTUS

Language Line, Inc.

Offer for all outstanding 11 1/8% Senior Subordinated Notes due 2012 (which we refer to as the “Old Notes”) in aggregate principal amount at maturity of $165,000,000 in exchange for up to $165,000,000 aggregate principal amount at maturity of 11 1/8% Senior Subordinated Exchange Notes due 2012 (which we refer to as the “New Notes”) have been registered under the Securities Act of 1933, as amended.

Terms of the Exchange Offer	Terms of the New Notes

• Expires 5:00 p.m., New York City time, December 15, 2004, unless extended.	• The terms of the New Notes are identical to our outstanding 11 1/8% Senior Secured Notes due 2012 except for transfer restrictions and registration rights.
• Not subject to any condition other than that the exchange offer not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

• We can amend or terminate the exchange offer.

• We will exchange all Old Notes that are validly tendered and not validly withdrawn.

For a discussion of specific risks that you should consider before tendering your outstanding 11 1/8% Senior Subordinated Notes due 2012 in the exchange offer, see “ Risk Factors” beginning on page 10.

There is no public market for our outstanding 11 1/8% Senior Subordinated Notes due 2012 or the New Notes. Our outstanding 11 1/8% Senior Subordinated Notes due 2012 trade in the Private Offerings Resale and Trading through Automatic Linkages, or PORTAL™, market.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2004

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling noteholders are offering to sell, and seeking offers to buy, 11 1/8% Senior Subordinated Notes due 2012 only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 11 1/8% Senior Subordinated Notes due 2012.

Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new securities. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where those securities were acquired by this broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

i

MARKET AND INDUSTRY DATA

The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on third-party market studies, other publicly available information and our own estimates. Our estimates are based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate and our management’s knowledge and experience. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the methods by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, although we believe that the independent industry publications and other publicly available information are reliable, we have not independently verified and do not guarantee the accuracy or completeness of this information. Unless the context otherwise requires, market and industry data is for 2003.

OUR PREDECESSOR AND PARENT COMPANIES; NAME CHANGES

References to “Predecessor” in this prospectus refer to Language Line Holdings, Inc., which was the predecessor of Language Line, Inc., and was under different ownership than we are. Predecessor merged with us and the merged company was named “Language Line, Inc.” (“Company”). References in this prospectus to “we,” “us,” and “our” refer to Predecessor when the context of the reference is prior to the merger and to the merged company and its subsidiaries when the context of the reference is subsequent to the merger. From a legal standpoint, the surviving entity of the merger is Predecessor.

References to “Parent” in this prospectus refer to our parent company, Language Line Acquisition, Inc., which was renamed “Language Line Holdings, Inc.” immediately after the effectiveness of the merger described in this prospectus. Parent, in turn, is a wholly owned subsidiary of Language Line Holdings II, Inc., which is a wholly owned subsidiary of Language Line Holdings, LLC. We also refer to Language Line Holdings II, Inc. as our “indirect parent” and Language Line Holdings, LLC as our “ultimate parent”.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors and conditions which include, but are not limited to:

•	the effect of our substantial leverage on our financial condition;

•	our ability to service our debt and generate sufficient cash;

•	our ability to successfully implement our business strategy;

•	continued demand from the primary industries we serve and the continued need for our services;

•	our ability to compete effectively in a highly competitive and changing environment;

•	our ability to finance future operations or capital needs or to engage in other business activities;

•	the effects of governmental regulation on our business;

ii

•	general business and economic conditions; and

•	our ability to attract and retain qualified personnel and management.

The information contained in this prospectus, including the information provided under the heading “Risk Factors,” identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

Our forward-looking statements are expressly qualified in their entirety by this cautionary statement. Our forward-looking statements are only made as of the date of this prospectus and we undertake no obligation to update these forward-looking statements to reflect new information, subsequent events or otherwise.

iii

PROSPECTUS SUMMARY

The following summary contains basic information about us and highlights selected information from the prospectus. It likely does not contain all the information that is important to you. Because it is a summary, it does not contain all the information that you should consider before tendering your Old Notes. We encourage you to read this entire document and the documents we have referred you to. References to “guarantors” are references to the entities identified as guarantors under “Description of Notes—Brief Description of the Notes and the Guarantees—The Guarantees.”

Our Company

We are the leading global provider of over-the-phone interpretation (“OPI”) services from English into more than 150 different languages, 24 hours a day, seven days a week. Our specially-trained, proprietary base of interpreters perform value-added OPI services which facilitate critical business transactions and delivery of emergency and government services between our customers and limited English proficiency (“LEP”) speakers throughout the world. In 2003, we helped more than 18 million people communicate across linguistic and cultural barriers, providing over 80 million billed minutes of OPI services to our customers. We offer our customers a high-quality, cost-effective alternative to staffing in-house multilingual employees or using face-to-face interpretation. Through our OPI services, we improve our customers’ revenue potential, customer service and competitiveness by enhancing their ability to effectively serve the growing population of current and prospective LEP speakers.

We have over 10,000 customers throughout the United States, the United Kingdom and Canada serving industry sectors such as insurance, financial services, telecommunications, healthcare, transportation and utilities, as well as federal, state and local governments. Our customer base is highly diversified with no single customer accounting for more than 4% and no single industry representing more than 20% of our revenues in 2003. We have enjoyed stable, long-term relationships with our customers, as reflected by average annual customer retention of approximately 95% of our largest 250 customers over the last ten years. Approximately 87% of our largest 250 customers have been customers for over three years and between January 1, 2000 and December 31, 2003, our average annual customer churn, as measured by billed minutes, was approximately 2.4%.

As of December 31, 2003, we managed 1,924 interpreters, approximately 80% of whom were engaged on a dedicated full-time or agency basis. Our interpreters assist customers in a broad variety of applications, including insurance claim processing, emergency room and 911/critical care assistance, resolving credit card problems, enhancing customer service centers and multicultural marketing services. We employ a rigorous qualification and testing program for our interpreters, with only one out of every twelve applicants being qualified and hired. In addition, we conduct industry-specific training programs for our employee and agency interpreters, including initial and ongoing specialized training in medical, insurance and finance terminology, as well as police, emergency and 911 procedures. Our interpreters deliver our services throughout the United States, the United Kingdom and Canada from a distributed work-at-home interpreter force and six domestic and global interpretation centers located in Monterey, California; Chicago, Illinois; two locations in Costa Rica, the Dominican Republic and two locations in Panama. Approximately 44% of our OPI billed minutes provided in the first quarter of 2004 were interpreted from our off-shore global interpretation centers.

Based on our estimates of industry-wide revenues, we believe we represent an approximate 75% market share of the outsourced OPI market, which we estimate is roughly ten times larger than our next largest competitor. We estimate that the total global market opportunity for OPI services is approximately $1.0 billion, representing approximately 620 million billed minutes. Currently, we estimate that over 95% of the total OPI market opportunity is concentrated in the U.S. market, with the United Kingdom and Canada principally contributing the remainder. We believe that the market for outsourced OPI service is growing and remains significantly under-penetrated with current outsourced OPI market penetration of both the total global OPI market and the U.S. OPI market estimated to be less than 20%. Since 1998, we have successfully increased our penetration of the global OPI market, increasing our total billed minutes from approximately 31 million minutes to approximately 81 million minutes in 2003, an average annual increase of 21%.

We have experienced stable revenue growth in each of the past five years as a result of the growing population of LEP speakers and our ability to increase billed minutes from both our existing and new customers. Over the same period, we have also achieved significant increases in profitability by decreasing the cost per minute of delivering our OPI services. Since 1998, we have demonstrated average annual revenue and EBITDA growth of approximately 15% and 21%, respectively. For the six months ended June 30, 2004, we generated total revenues of approximately $72 million. Additionally, our business has not historically required substantial capital expenditure investment.

Our senior management team is highly experienced and remained in place following the merger. Senior management intends to continue to implement its existing operating strategies and remains strongly committed to our future financial success. Following the merger described below, our senior management obtained approximately 4% of the fully-diluted shares of the Company by direct investment and collectively owns up to approximately 18% of the fully-diluted shares of the Company, with up to 14% subject to repurchase under certain circumstances related to their continued employment. For a description of the merger, see “Transaction Summary.”

Our Sponsor

ABRY Partners, LLC. ABRY is one of the largest private equity firms in the United States focused on media, communications, information and business services investments, with approximately $2.0 billion under management. ABRY maintains a disciplined investment approach seeking to invest in businesses with high barriers to entry, recurring revenues, a high degree of operating leverage and the ability to support reasonable financial leverage. ABRY has widespread experience with leveraged companies and has an excellent record of generating high returns to its investors, while seeking safety of principal. ABRY believes that we reflect many of the attributes and opportunities that it typically seeks in its equity investments.

Transaction Summary

On June 11, 2004, in accordance with a merger agreement entered into on April 14, 2004, we (a wholly-owned subsidiary of Language Line Acquisition, Inc., a corporation controlled by ABRY) merged with and into Predecessor (with Predecessor as the surviving corporation of the merger) for a purchase price of approximately $715.6 million (subject to customary closing and post-closing adjustment of the merger consideration to reflect working capital adjustments and similar items). The merger agreement contains customary representations and warranties and covenants. At closing, $30 million of the merger consideration was deposited into an escrow account on behalf of the stockholders and optionholders of Predecessor to secure their potential indemnity obligations to us and payment of any post-closing adjustment to the merger consideration to us.

Concurrently with the merger, we consummated certain related financing transactions, including the issuance of $165.0 million aggregate principal amount at maturity of the Old Notes; the issuance by Parent of approximately $109.0 million aggregate principal amount at maturity (approximately $55.0 million in gross proceeds) of 14 1/8% senior discount notes due 2013; and the entering into of senior credit facilities in the amount of $325.0 million.

*        *        *

Our company is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1 Lower Ragsdale Drive, Building 2, Monterey, California 93940. Our telephone number is (877) 886-3885. We maintain the following website: www.languageline.com. Information contained on this website, however, is not incorporated into this prospectus.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER AND NEW NOTES

The Exchange Offer

Securities Offered

Up to $165,000,000 aggregate principal amount at maturity of 11 1/8% Senior Subordinated Notes due 2012. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes.

The Exchange Offer	We are offering to exchange the Old Notes for a like principal amount at maturity of New Notes. Old Notes may be exchanged only in multiples of $1,000.

Expiration Date; Withdrawal of Tender

Our exchange offer will expire 5:00 p.m. New York City time, on December 15, 2004, or a later time if we choose to extend this exchange offer. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

•	you acquire the New Notes in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes; and

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any New Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

Each broker-dealer acquiring New Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any New Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the New Notes issued in the exchange offer.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue the New Notes in exchange for, any Old Notes is subject to certain conditions as set forth under “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes

The Old Notes were issued as global securities and were deposited upon issuance with The Bank of New York. The Bank of New York issued certificate-less depository interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depository Trust Company.

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in The Depository Trust Company, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by The Depository Trust Company.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may asked to submit the BLUE-colored “Letter of Election and Instructions to Brokers or Bank” that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.”

A timely confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at The Depository Trust Company, under the procedure described in this prospectus under the heading “The Exchange Offer” must be received by the exchange agent on or before 5:00 p.m. on the expiration date.

United States Federal Income Tax Considerations

The exchange offer will not result in any income, gain or loss to the holders of Old Notes or to us for United States Federal Income Tax Purposes. See “Certain Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

The proceeds from the offering of the Old Notes were used to:

•	consummate the merger; and

•	pay related fees and expenses.

Exchange Agent	The Bank of New York is serving as the exchange agent for the exchange offer.

Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

The New Notes

The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act. As a result, the New Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Old Notes. The New Notes represent the same debt as the Old Notes. The Old Notes and the New Notes are governed by the same indenture and are together considered a “series” of securities under that indenture. Any reference to Notes in the following summary is a reference to the New Notes offered pursuant to this prospectus.

Issuer	Language Line, Inc.

Notes Offered	$165,000,000 aggregate principal amount of 11 1/8% Senior Subordinated Exchange Notes due 2012.

Maturity	June 15, 2012.

Interest Payment Dates	Interest will be payable in cash on June 15 and December 15 of each year, beginning on December 15, 2004.

Ranking

The Notes will be unsecured senior subordinated obligations and will rank junior in right of payment to all of our existing and future senior debt. The Notes will be effectively junior to our obligations under our senior secured credit facilities and any other obligations that are secured by a lien on assets. Each guarantee will be unsecured and subordinated to senior indebtedness of the guarantor. The Notes will rank senior to all of our future debt that expressly provides that it is subordinated to the Notes.

As of June 30, 2004, we had approximately:

•	$291.7 million of senior debt outstanding;

•	$33.3 million available for borrowing under our senior secured credit facilities (excluding letters of credit), which if drawn would be secured debt and senior to the Notes as described above; and

•	$1.8 million of subordinated promissory notes which rank pari passu with the Notes.

Guarantees	The Notes will be unconditionally guaranteed on a senior subordinated basis by each of our existing and future domestic subsidiaries.

Optional Redemption

We may redeem some or all of the Notes at any time on or after June 15, 2008 at the redemption prices set forth herein, plus accrued and unpaid interest, if any. See “Description of Notes—Optional Redemption.”

Equity Offering Optional Redemption

We may redeem up to 35% of the Notes on or prior to June 15, 2007 from the proceeds of one or more equity offerings at 111.125% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, so long as at least 65% of the aggregate principal amount of the Notes issued under the indenture remains outstanding.

Change of Control Offer

Upon the occurrence of a change of control, holders of the Notes may require us to repurchase some or all of the Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes—Repurchase at the Option of the Holders—Change of Control.”

Covenants	The indenture governing the Notes contains covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	make restricted payments;

•	make investments;

•	create certain liens;

•	sell assets;

•	restrict payments by our subsidiaries to us;

•	guarantee indebtedness;

•	enter into transactions with affiliates; and

•	merge or consolidate or transfer and sell assets.

These covenants are subject to important exceptions and qualifications described under “Description of Notes.”

Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before exchanging your Old Notes for New Notes.

Delivery Requirements

Each broker-dealer that receives new securities for its own account in exchange for securities, where those securities were acquired by this broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new securities. See “Plan of Distribution.”

Summary Historical Consolidated Financial and Other Data

The Notes are being offered by Language Line, Inc. The financial statements of Predecessor and Language Line, Inc. are presented in this prospectus.

We derived the summary historical consolidated income statement data for the years ended December 31, 2001, December 31, 2002 and December 31, 2003 from Predecessor’s audited historical consolidated financial statements appearing elsewhere in this prospectus. The summary historical consolidated income statement data for the six months ended June 30, 2003 and for the period from January 1, 2004 through June 11, 2004 were derived from Predecessor’s unaudited historical consolidated financial statements appearing elsewhere in this prospectus. The summary historical consolidated income statement data for the period from June 12, 2004 to June 30, 2004 and the consolidated balance sheet data as of June 30, 2004 were derived from the Company’s unaudited historical consolidated financial statements appearing elsewhere in this prospectus. Historical operating results in the following table are not necessarily indicative of the results of operations to be expected in the future.

The summary historical financial and other data should be read in conjunction with: “Transaction Summary,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical audited and unaudited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

The table on the following page presents Predecessor’s summary historical consolidated financial and other data.

Summary Historical Consolidated Financial and Other Data

(dollars in thousands)

	Predecessor
	Years Ended December 31,				Six Months Ended June 30, 2003	January 1 to June 11, 2004	June 12 to June 30, 2004
	2001	2002		2003
Income Statement Data:
Revenues	$125,614	$133,318		$140,641	$70,000	$64,692	$7,388
Costs of services:
Interpreters	40,519	40,911		40,740	21,004	18,374	1,870
Answer points	2,938	1,135		542	279	256	26
Telecommunications	5,864	7,087		6,646	3,738	2,882	256

Total costs of services	49,321	49,133		47,928	25,021	21,512	2,152

Gross margin	76,293	84,185		92,713	44,979	43,180	5,236

Other expenses:
Selling, general and administrative	24,780	20,896		24,221	11,499	10,423	1,201
Interest, net	18,752	20,168		12,025	6,121	5,982	2,169
Merger related expenses	—	—		—	—	9,848	—
Depreciation and amortization	11,986	2,787		3,612	1,771	1,735	2,004

Total other expenses	55,518	43,851		39,858	19,391	27,988	5,374

Income (loss) before taxes on income and accounting change	20,775	40,334		52,855	25,588	15,192	(138)
Taxes (benefit) on income (loss)	8,397	15,415		20,467	9,900	5,968	(58)

Income (loss) before accounting change	12,378	24,919		32,388	15,688	9,224	(80)
Cumulative effect of accounting change, net of tax effect	(187)	—		—	—	—	—

Net income (loss)	12,191	24,919		32,388	15,688	9,224	(80)
Accretion of preferred stock redemption value	(10,900)	—		—	—	—	—

Net income (loss) allocable to common stockholders	$1,291	$24,919		$32,388	$15,688	$9,224	$(80)

Other Financial and Operating Data:
Billed minutes (in thousands)	59,350	70,065		80,715	39,552	39,235	4,513
Cash flows provided by (used in):
Operating activities	$34,176	$39,035		$31,864	$15,581	$20,024	$1,525
Investing activities	(4,135)	(20,942	)(1)	(2,574)	(1,579)	(860)	(713,691)
Financing activities	(30,600)	(15,771)		(29,649)	(15,356)	(12,260)	718,046

EBITDA(2)	$51,326	$63,289		$68,492	$33,480	$22,909	$4,035

Ratio of earnings to fixed charges(3)(4)	2.10x	2.97x		5.30x	5.09x	1.97x

						As of June 30, 2004

Balance Sheet Data:
Cash and cash equivalents						$5,880
Total assets						929,857
Total debt						454,432
Stockholders’ equity						279,258

(footnotes on following page)

Notes to Summary Historical Consolidated Financial and Other Data

(1)	Includes $18.5 million in investing activities related to the May 2002 acquisition of OnLine Interpreters, Inc.
(2)	EBITDA represents net income, plus depreciation and amortization, plus net interest expense, plus taxes on income. While we do not intend for EBITDA to represent cash flow from operations as defined by Accounting Principles Generally Accepted in the United States of America (“U.S. GAAP”) and while we do not suggest that you consider it as an indicator of operating performance or an alternative to operating cash flow or operating income (as measured by U.S. GAAP), we include it to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We believe EBITDA provides investors and analysts useful information with which to analyze and compare our operating performance to other companies. However, since EBITDA is not defined by U.S. GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within our industry.

The following table provides an unaudited reconciliation from net income to EBITDA (in thousands):

	Years Ended December 31,			Six Months Ended June 30, 2003	January 1 to June 11, 2004	June 12 to June 30, 2004
	2001	2002	2003
Net income (loss)	$12,191	$24,919	$32,388	$15,688	$9,224	$(80)
Depreciation and amortization	11,986	2,787	3,612	1,771	1,735	2,004
Interest, net	18,752	20,168	12,025	6,121	5,982	2,169
Taxes (benefit) on income (loss)	8,397	15,415	20,467	9,900	5,968	(58)

EBITDA	$51,326	$63,289	$68,492	$33,480	$22,909	$4,035

(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes (benefit) plus fixed charges. Fixed charges consist of interest expense, deferred financing costs written off (included in merger related expenses) and one-third of operating rental expense which management believes is representative of the interest component of rent expense.
(4)	For the period from June 12, 2004 to June 30, 2004 the ratio of earnings to fixed charges was less then 1.0x because the fixed charges exceeded the earnings.

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the following risk factors and warnings, before deciding whether to exchange your Old Notes for the New Notes to be issued in this exchange offer. Except for the first three risk factors described below, these risk factors apply to both the Old Notes and the New Notes.

Risks Related To The Offering

Since outstanding Old Notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration, you may have difficulty selling the Old Notes which you do not exchange.

If a large number of outstanding Old Notes are exchanged for New Notes issued in the exchange offer, it may be difficult for holders of outstanding Old Notes that are not exchanged in the exchange offer to sell their Old Notes, since those Old Notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act of 1933, hereinafter referred to as the Securities Act, or state laws that apply to them. In addition, if there are only a small number of Old Notes outstanding, there may not be a very liquid market in those Old Notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market. See “The Exchange Offer—You May Suffer Adverse Consequences if You Fail to Exchange Outstanding Notes.”

In addition, if you do not tender your outstanding Old Notes or if we do not accept some outstanding Old Notes, those Old Notes will continue to be subject to the transfer and exchange provisions of the indenture and the existing transfer restrictions of the Old Notes that are described in the legend on the Old Notes and in the prospectus relating to the Old Notes.

Due to resale restrictions, if you exchange your Old Notes, you may not be able to resell the New Notes you receive in the exchange offer without registering them and delivering a prospectus.

You may not be able to resell New Notes that you receive in the exchange offer without registering those New Notes or delivering a prospectus. Based on interpretations by the Securities and Exchange Commission, hereinafter referred to as the Commission, in no-action letters, we believe, with respect to New Notes issued in the exchange offer, that:

•	holders who are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act;

•	holders who acquire their New Notes in the ordinary course of business; and

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the New Notes do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the Commission in no-action letters and would have to register the New Notes that they receive in the exchange offer and deliver a prospectus if they sold the New Notes. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of New Notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding New Notes in market-making activities or other trading activities and must deliver a prospectus when they resell the New Notes they acquire in the exchange offer in order not to be deemed an underwriter.

You should review the more detailed discussion in “The Exchange Offer—Procedures for Tendering Old Notes and Consequences of Exchanging Outstanding Old Notes.”

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We may be unable to continue to generate cash flow from operations at current levels. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may have to refinance all or a portion of our existing debt or obtain additional financing. Any refinancing of this kind may not be possible, and we may be unable to obtain any additional financing. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the Notes.

Risks Related to the Notes

Our substantial leverage may impair our financial condition and we may incur significant additional debt, which could increase the risks facing the holders of the notes.

We have a substantial amount of debt. As of June 30, 2004, our total consolidated debt was approximately $454.4 million. See “Capitalization” for additional information.

Our substantial debt could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital requirements, capital expenditures, and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of interest on our debt, thus reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	placing us at a competitive disadvantage compared to other less-leveraged competitors.

Subject to specified limitations, the indenture governing the Notes permits us and our subsidiaries to incur substantial additional debt. In addition, we are able to borrow up to an additional $35.8 million (less any standby letter of credit issuances) under our senior secured credit facilities. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of Our Senior Secured Credit Facilities” for additional information.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. Our business may not be able to continue to generate cash flow at current levels. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may have to refinance all or a portion of our existing debt or obtain additional financing. Any refinancing of this kind may not be possible and we may not be able to obtain additional financing. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the Notes.

Your right to receive payments on the Notes will be junior to our existing indebtedness and possibly all of our future borrowings. The guarantees of the Notes will also be junior to all of our and our subsidiary guarantors’ existing indebtedness and possibly to all of our and their future borrowings.

The Notes and the subsidiary guarantees rank behind substantially all of our and our subsidiary guarantors’ existing indebtedness and all of our and their future borrowings, except for trade payables and any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the Notes and the subsidiary guarantees. As a result, upon any distribution to our creditors or the creditors of our subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our subsidiaries or our or their property, the holders of our and our subsidiary guarantors’ senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the Notes or the subsidiary guarantees. As of June 30, 2004, the Notes and the subsidiary guarantees were subordinated to approximately $291.7 million of senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our subsidiary guarantors, the holders of the Notes will participate with trade creditors and all other holders of our and our subsidiary guarantors’ subordinated indebtedness in the assets remaining after our senior debt and the senior debt of the subsidiary guarantors have been paid in full. Because the indenture requires that amounts otherwise payable to holders of the Notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and our subsidiary guarantors may not have sufficient assets or funds to pay all of our creditors and holders of Notes may receive less, ratably, than the holders of senior debt.

The Notes are not secured by any of our assets or those of our subsidiaries. We have granted a security interest to the senior secured credit facilities lenders in all of the capital stock of our domestic subsidiaries, as well as in all of our tangible and intangible assets and those of our domestic subsidiaries. If we become insolvent or are liquidated, or if the senior secured credit facilities lenders accelerate payment under any of the senior secured credit facilities, they will have a prior claim with respect to these assets.

Covenant restrictions under our indebtedness may limit our ability to operate our business.

Our senior secured credit facilities, the indenture governing the Notes and certain of our other agreements relating to our indebtedness contain, among other things, covenants that may restrict our and our restricted subsidiaries’ ability to finance future operations or capital needs or to engage in other business activities. Our senior secured credit facilities restrict and the indenture restricts, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	incur indebtedness senior to the notes, but junior to other debt;

•	make restricted payments;

•	create certain liens;

•	restrict payments by our subsidiaries to us;

•	enter into transactions with affiliates; and

•	merge or consolidate or transfer and sell assets.

In addition, our senior secured credit facilities require us to maintain specified financial ratios and satisfy certain financial condition tests that may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We may be unable to meet those tests, and the senior secured lenders may not waive any failure to meet those tests. See “Description of Our Senior Secured Credit Facilities” for additional information.

A default under the indenture governing the Notes or under our senior secured credit facilities could result in an acceleration of our indebtedness, which would have a material adverse effect on our business, financial condition and results of operations.

The indenture governing the Notes and the credit agreement governing our senior secured credit facilities contain numerous financial and operating covenants. The breach of any of these covenants will result in a default under the indenture or credit agreement which could result in the indebtedness under our indenture or credit agreement becoming immediately due and payable. If this were to occur, we may be unable to adequately finance our operations. In addition, a default under our indenture or the credit agreement governing our senior secured credit facilities could result in a default or acceleration of our other indebtedness subject to cross-default provisions. If this occurs, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing is available, it may not be on terms that are acceptable to us.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon a change of control, subject to certain conditions, we are required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

The source of funds for that purchase of Notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowing, sales of assets or sales of equity. Sufficient funds may not be available at the time of any change of control to make required repurchases of notes tendered. In addition, a change of control would cause a default under our senior secured credit facilities, and we would be required to repay all amounts outstanding under our senior secured credit facilities prior to making an offer to repurchase the Notes. Our future debt agreements may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase all of the Notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Notes or that restrictions in our senior secured credit facilities will not allow such repurchases. See “Description of Notes—Repurchase at the Option of the Holders—Change of Control” and “Description of Our Senior Secured Credit Facilities” for additional information.

The interests of our principal equityholder may not be aligned with the interests of the holders of the Notes.

Entities associated with ABRY Partners beneficially own securities representing more than 85% of the voting equity interests of our ultimate parent, Language Line Holdings, LLC and therefore indirectly control our affairs and policies. Circumstances may occur in which the interests of our principal equityholder could be in conflict with the interests of the holders of the Notes. In addition, our principal equityholder may have an interest in pursuing acquisitions, divestitures, capital expenditures or other transactions that, in their judgment, could enhance their equity investment, even though these transactions might involve risks to the holders of the Notes. See “Management,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions.”

Risks Related to Our Business

If we are unable to successfully implement our business strategy, our business, financial condition and results of operations could be adversely affected.

The implementation of our business strategy will place significant demands on our senior management and operational, financial and marketing resources. The successful implementation of our business strategy involves the following principal risks which could materially adversely affect our business, financial condition and results of operations:

•	the merger may result in significant unexpected operating difficulties, liabilities or contingencies;

•	the operation of our business may place significant or unachievable demands on our management team;

•	we may be unable to increase our penetration of the OPI market at average rates per billed minute of service which are acceptable to us;

•	we may be unable to continue to achieve cost reductions on a per billed minute basis consistent with our low-cost provider strategy; and

•	we may be unable to recruit a sufficient number of qualified interpreters.

Our continued success depends on continued demand from the primary industries we serve.

Our success depends upon continued demand for our services from our customers within the industries we serve. A significant downturn in the insurance, healthcare, financial services or telecommunications industries, which together accounted for a majority of our net revenues in 2003, or a trend in any of these industries to reduce or eliminate their use of OPI services may negatively impact our results of operations.

Our continued success depends on our customers’ trend toward outsourcing OPI services.

Our business depends on the continued need for outsourced OPI services as driven by general economic and public policy factors. These trends may not continue, as businesses and organizations may either elect to perform OPI services in-house or discontinue OPI services, both of which would have a negative effect on our revenues. Additionally, Spanish-English interpretation services accounted for the majority of our total OPI billed minutes in 2003. A decision by our customers to conduct an increasing amount of OPI services in-house, especially for the rapidly growing Spanish-speaking community, could have an adverse effect on our business, financial condition and results of operations.

The OPI services market in which we compete is highly competitive and our failure to compete effectively could erode our market share.

Our failure to compete effectively in the outsourced OPI services market that we serve could erode our market share and negatively impact our ability to service the Notes. We expect that our existing competitors will strive to improve their outsourced OPI services and introduce new services with competitive price and customer service characteristics. From time to time, we may lose customers as a result of competition. For example, in June 2004, we lost one of our larger customers, representing approximately 1.6% of our 2003 billed minutes, to a competitor. Certain of our potential competitors may attempt to leverage their existing infrastructure to compete with us. For example, a large call center company may have the requisite scale to enter into the OPI services market. If this were to occur, the outsourced OPI industry may become more competitive and may force us to decrease our profit margins in order to maintain our market position.

Our average revenue per minute has been declining for the past five years.

Over the past five years, we have undertaken a strategy to manage pricing per billed minute as a strategic tool to encourage our customers to purchase more billed minutes and to optimize our market share. In furtherance of this strategy, we have decreased the per minute cost that we charge our customers, resulting in decreased average revenue per billed minute. If we are unable to attract sufficient volume to offset lower per minute charges or if average rates per billed minute decrease beyond our expectations, we may be unable to generate revenue growth or maintain current revenue levels in the future.

Our business could be adversely affected by a variety of factors related to doing business internationally.

We currently conduct operations internationally, and we anticipate that operations outside the United States may represent an increasing portion of our total operations in the future. Although our OPI services constitute generally accepted business practices in the United States, such practices may not be accepted in certain international markets. To the extent there is consumer, business or government resistance to the use of OPI services in international markets we target, our international growth prospects could be affected. In addition, our international operations are subject to numerous inherent challenges and risks, including the difficulties associated with operating in multilingual and multicultural environments, varying and potentially burdensome regulatory requirements, fluctuations in currency exchange rates, political and economic conditions in various jurisdictions, tariffs and other trade barriers, longer accounts receivable collection cycles, barriers to the repatriation of earnings and potentially adverse tax consequences. Moreover, expansion into new geographic regions will require considerable management and financial resources and, as a result, may negatively impact our results of operations.

Our continued success depends on our ability to attract and retain qualified personnel.

Our business is labor intensive and places significant importance on our ability to recruit and retain a qualified base of interpreters and technical and professional personnel. We continuously recruit and train replacement personnel as a result of our changing and expanding work force. A higher turnover rate among our personnel would increase our hiring and training costs and decrease operating efficiencies and productivity. We may not be successful in attracting and retaining the personnel that we require to conduct our operations successfully.

Our continued success depends on our ability to retain senior management.

Our success is largely dependent upon the efforts, direction, and guidance of our senior management. Although we have entered into or will enter into employment agreements with certain of our executive officers, our continued growth and success also depends in part on our ability to attract and retain qualified managers and on the ability of our executive officers and key employees to manage our operations successfully. The loss of Dennis Dracup, Chief Executive Officer, or Matthew Gibbs, Chief Financial Officer, or our inability to attract, retain or replace key management personnel in the future could have a material adverse effect on our business.

Our business is highly dependent on the availability of telephone service.

Our business is highly dependent upon telephone service provided by various local and long distance telephone companies. Any significant disruption in telephone service could adversely affect our business. Additionally, limitations on the ability of telephone companies to provide us with increased capacity in the future could adversely affect our growth prospects. Rate increases imposed by these telephone companies would have the effect of increasing our operating expenses. In addition, our operation of global interpretation centers causes us to rely on the availability of telephone service outside the United States. Any significant disruption in telephone service in the countries where we operate global interpretation centers could adversely affect our business.

Our business could be adversely affected by an emergency interruption of our operations.

Our operations are dependent upon our ability to protect our OPI interpretation centers against damage that may be caused by fire, power failure, telecommunications failures, unauthorized intrusion, computer viruses and other emergencies. We have taken precautions to protect ourselves and our customers from events that could interrupt delivery of our services. These precautions include fire protection and physical security systems, rerouting of telephone calls to one or more of our other OPI interpretation centers in the event of an emergency, backup power generators and a disaster recovery plan. We also maintain business interruption insurance in amounts that we consider adequate. Notwithstanding such precautions, a fire, natural disaster, human error, equipment malfunction or inadequacy, or other event could result in a prolonged interruption in our ability to provide support services to our customers.

We cannot predict the outcome of various measures in Congress aimed at limiting the transfer of U.S. jobs overseas.

An increasing number of our interpreters are located in global interpretation centers outside of the United States. Although hourly wages for our off-shore interpreters are often above the average wage rate in their respective countries, these off-shore interpreters are paid less than comparable U.S.-based interpreters, and the global interpretation centers have an approximately 50% total cost per minute advantage over our domestic interpretation centers. Several measures have recently been introduced in Congress aimed at prohibiting, or at least limiting, the transfer of U.S. jobs to foreign countries. It is not clear whether these legislative proposals will eventually become law or what impact they may have on our business.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Outstanding New Notes

We issued the Old Notes on June 11, 2004 and entered into a registration rights agreement with the initial purchasers. The registration rights agreement requires that we register the Old Notes with the Commission and offer to exchange the registered New Notes for the outstanding Old Notes issued on June 11, 2004.

We will accept any validly tendered Old Notes that you do not withdraw before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 of principal amount at maturity of New Notes in exchange for each $1,000 principal amount at maturity of your outstanding Old Notes. You may tender some or all of your Old Notes in the exchange offer.

The form and terms of the New Notes are the same as the form and terms of the outstanding Old Notes except that:

(1) the New Notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer;

(2) the New Notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the outstanding Old Notes; and

(3) interest on the New Notes will accrue from the last interest date on which interest was paid on your Old Notes.

Outstanding Old Notes that we accept for exchange will not accrue interest after we complete the exchange offer.

The exchange offer will expire at 5:00 p.m., New York City time, on December 15, 2004, unless we extend it. If we extend the exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

(1) to extend the exchange offer;

(2) to terminate the exchange offer and not accept any Old Notes for exchange if any of the conditions have not been satisfied; or

(3) to amend the exchange offer in any manner; provided, however that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver.

We will promptly give written notice of any extension, delay, non-acceptance, termination or amendment. We will also file a post-effective amendment with the Commission if we amend the terms of the exchange offer.

If we extend the exchange offer, Old Notes that you have previously tendered will still be subject to the exchange offer and we may accept them. We will promptly return your Old Notes if we do not accept them for exchange for any reason without expense to you after the exchange offer expires or terminates.

Procedures for Tendering Old Notes Held Through Brokers and Banks

Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the notes and will be the only entity that can tender your Old Notes for New

Notes. Therefore, to tender notes subject to this exchange offer and to obtain New Notes, you must instruct the institution where you keep your old notes to tender your notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The BLUE-colored “Letter of Transmittal” shall be used by you to give such instructions. YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON DECEMBER 15, 2004.

You may tender some or all of your Old Notes in this exchange offer. However, notes may be tendered only in integral multiples of $1,000.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus.

The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular note not properly tendered;

(2) refuse to accept any Old Note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Old Notes. If we waive any terms and conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Representations

To participate in the exchange offer, we require that you represent for our benefit that:

(1) you are acquiring them in the ordinary course of business;

(2) you are not engaging in or intend to engage in a distribution of the New Notes issued in the exchange offer;

(3) you do not have an arrangement or understanding with any person to participate in the distribution of New Notes issued in the exchange offer;

(4) you are not our “affiliate” as defined under Rule 405 of the Securities Act; and

(5) if you are a broker-dealer, you will receive New Notes for your own account, you acquired New Notes as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus in connection with any resale of your New Notes.

You must make such representations by executing the Blue-colored “Letter of Transmittal” and delivering to the institution through which you held your Old Notes.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the New Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, you are a broker-dealer who acquired your outstanding Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of New Notes acquired in the exchange offer, you or that person:

(1) may not rely on the applicable interpretations of the staff of the Commission and therefore may not participate in the exchange offer; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the New Notes.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of the Old Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 p.m., New York City time on the expiration date. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1) Name of the beneficial owner tendering such notes;

(2) Account number of the beneficial owner tendering such notes;

(3) Principal amount of notes tendered by such beneficial owner; and

(4) A confirmation holder of the Old Notes tendered has made the representations set forth in the Letter of Transmittal.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering notes. We will ask the exchange agent to instruct DTC to return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such notes on behalf of holders of the notes. Neither we nor the exchange agent is responsible or liable for the return of such notes to the tendering DTC participants or to their owners, nor as to the time by which such return is completed.

Acceptance of Outstanding Old Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder. If a holder has tendered Old Notes by book-entry transfer, we will credit the notes to an account maintained with The Depository Trust Company. We will return certificates or credit the account at The Depository Trust Company promptly after the exchange offer terminates or expires.

The agent’s message must be transmitted to exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1) specify the name of the person that tendered the Old Notes to be withdrawn;

(2) identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes;

(3) specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision herein, we are not required to accept for exchange, or to issue New Notes in exchange for, any outstanding Old Notes. We may terminate or amend the exchange offer, if before the expiration of the exchange offer:

(1) any federal law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

(2) any stop order is threatened or in effect with respect to the registration statement which this prospectus is a part of or the qualification of the indenture under the Trust Indenture Act of 1939; or

(3) there is a change in the current interpretation by the staff of the Commission which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer New Notes issued in the exchange offer without registration of the New Notes and delivery of a prospectus, as discussed above.

These conditions are for our sole benefit and we may assert them at any time before the expiration of the exchange offer. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange Agent

You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the BLUE-colored “Letter of Transmittal” to the exchange agent at the following address:

THE BANK OF NEW YORK

By Facsimile	By Registered or Certified Mail	By Hand or Overnight Delivery
(212) 298-1915 Attention: Giselle Guadalupe Reorganization Unit Confirm by Telephone: (212) 815-6331	The Bank of New York Corporate Trust Operation Reorganization Unit 101 Barclay Street – 7 East New York, NY 10286 Attention: Giselle Guadalupe	The Bank of New York Corporate Trust Operation Reorganization Unit 101 Barclay Street – 7 East New York, NY 10286 Attention: Giselle Guadalupe

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

We will pay the cash expenses incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the New Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register New Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

You May Suffer Adverse Consequences if You Fail to Exchange Outstanding New Notes

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the registration rights agreement and described above, and your Old Notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

Holders of the New Notes issued in the exchange offer and Old Notes that are not tendered in the exchange offer will vote together as a single class under the indenture governing the Notes.

Consequences of Exchanging Outstanding Old Notes

If you make the representations that we discuss above, we believe that you may offer, sell or otherwise transfer the New Notes to another party without registration of your notes or delivery of a prospectus.

We base our belief on interpretations by the staff of the Commission in no-action letters issued to third parties. If you cannot make these representations, you cannot rely on this interpretation by the Commission’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Old Notes. A broker-dealer that receives New Notes for its own account in exchange for its outstanding Old Notes must acknowledge that it acquired as a result of market making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the New Notes. Broker-dealers who can make these representations may use this exchange offer prospectus, as supplemented or amended, in connection with resales of New Notes issued in the exchange offer.

However, because the Commission has not issued a no-action letter in connection with this exchange offer, we cannot be sure that the staff of the Commission would make a similar determination regarding the exchange offer as it has made in similar circumstances.

Shelf Registration

The registration rights agreement also requires that we file a shelf registration statement if:

(1) we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law;

(2) a law or Commission policy prohibits a holder from participating in the exchange offer;

(3) a holder cannot resell the New Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

(4) a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates

We will also register the New Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register New Notes in any jurisdiction unless a holder requests that we do so.

Old Notes will be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

(2) a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker-dealer on or before the sale;

(3) the Old Notes are sold under an effective shelf registration statement that we have filed; or

(4) the Old Notes are sold to the public under Rule 144 of the Securities Act.

USE OF PROCEEDS

The Old Notes were issued on June 11, 2004 to the initial purchasers. The net proceeds from the offering of the Old Notes, together with borrowings under the senior secured credit facilities and proceeds from equity contributions, including proceeds of the concurrent offering of senior discount notes by Parent, were used to consummate the merger and pay related fees and expenses.

We will not receive any cash proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive existing Old Notes in equal principal amount at maturity, the terms of which are the same in all material respects to the New Notes. The Old Notes surrendered in exchange for the New Notes will be retired or cancelled and not reissued. Accordingly, the issuance of the New Notes will not result in any increase or decrease in our debt.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2004 on an actual basis. The information should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Data” and the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

As of June 30, 2004
(dollars in thousands)

Cash and cash equivalents	$5,880

Debt:
Senior secured credit facilities:
Revolving credit facility(1)	$6,739
Term loan facility	285,000
Senior subordinated notes(2)	160,778
Existing subordinated promissory notes(3)	1,793
Capital lease obligation	122

Total debt	454,432

Total stockholders’ equity	279,258

Total capitalization	$733,690

(1)	Our revolving credit facility provides for up to $40.0 million of borrowings, of which no more than $15.0 million was available to finance certain working capital adjustments, if any, or to pay related fees and expenses on the closing date. See “Description of Our Senior Secured Credit Facilities.”
(2)	Does not include approximately $4.2 million of original issue discount which will be accreted as an increase to the note balance over the life of the notes.
(3)	In connection with the 2002 acquisition of OnLine Interpreters, Inc., our subordinated promissory notes were issued subject to imputed non-cash interest at 4.65% annually, and the remaining balance outstanding is payable in two equal installments in May 2005 and May 2006. The outstanding balance of $1.8 million reflects the principal amount which remains outstanding.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

We derived the unaudited pro forma consolidated financial data set forth below by the application of pro forma adjustments to the Company’s and Predecessor’s historical consolidated financial statements appearing elsewhere in this prospectus.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 give effect to the merger and financing as if they had occurred on January 1, 2003. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations, balance sheet data or financial information would have been if the merger and financing had occurred as of the dates indicated, or what such results will be for any future periods.

The unaudited pro forma consolidated financial data have been prepared giving effect to the merger, which is accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 Business Combinations. The estimated total purchase price was allocated to the net assets acquired based upon estimates of fair value. The purchase price allocations for the merger are preliminary and further refinements are likely to be made based on the results of final valuations and the resolution of any post-closing purchase price adjustments pursuant to the merger. The Company does not expect any material adjustments to the purchase price allocations.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable and exclude certain non-recurring charges. You should read the unaudited pro forma consolidated financial data and the accompanying notes in conjunction with the historical audited and unaudited consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus and other financial information contained in “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unaudited Pro Forma Consolidated Statement of Operations

For the Six Months Ended June 30, 2004

(dollars in thousands)

	Actual(1)	Adjustments for the Merger and Financing		Pro Forma
Revenues	$72,080	$—		$72,080
Costs of services:
Interpreters	20,244	—		20,244
Answer points	282	—		282
Telecommunications	3,138	—		3,138

Total costs of services	23,664	—		23,664

Gross margin	48,416	—		48,416
Other expenses:
Selling, general and administrative	11,624	—		11,624
Interest, net	8,151	10,176	(2)	18,327
Merger related expenses	9,848	(9,848)	(3)	—
Depreciation and amortization	3,739	15,413	(4)	19,152

Total other expenses	33,362	15,741		49,103

Income (loss) before taxes on income	15,054	(15,741)		(687)

Taxes (benefits) on income (loss)	5,910	(6,180)	(5)	(270)

Net income (loss)	$9,144	$(9,561)		$(417)

See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

(footnotes on following page)

Notes to Unaudited Pro Forma Consolidated Statement of Operations

For the Six Months Ended June 30, 2004

(dollars in thousands)

(1)	Represents the historical consolidated statements of operations including those of Predecessor.
(2)	Reflects the net adjustment to pro forma interest expense giving effect to the merger and financing:

Six Months Ended June 30, 2004
Total pro forma interest expense(a)	$18,327
Less: historical interest expense	(8,151)

Net adjustment to interest expense	$10,176

(a)	Represents interest expense on the senior secured credit facilities, the notes offered hereby, subordinated promissory notes and capital leases, interest income on outstanding officer notes, as well as amortization of deferred financing costs.

(3)	Represents the merger related expenses that would have been incurred in 2003 had the merger and financing occurred on January 1, 2003.

(4)	Reflects the net adjustment to depreciation and amortization expense:

Six Months Ended June 30, 2004
Total pro forma depreciation and amortization expense	$19,152
Less: historical depreciation and amortization expense	(3,739)

Net adjustment to depreciation and amortization expense(a)	$15,413

(a)	Represents additional amortization expense arising from step-up to fair market value of intangibles. The additional amortization expense is calculated using the straight line method and a weighted average remaining useful life of approximately 12.7 years.

(5)	Represents the tax effect of the pro forma adjustments described above.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2003

(dollars in thousands)

	Actual(1)	Adjustments for the Merger and Financing		Pro Forma
Revenues	$140,641	$—		$140,641
Costs of services:
Interpreters	40,740	—		40,740
Answer points	542	—		542
Telecommunications	6,646	—		6,646

Total costs of services	47,928	—		47,928

Gross margin	92,713	—		92,713

Other expenses:
Selling, general and administrative	24,221	—		24,221
Interest, net	12,025	24,582	(2)	36,607
Merger related expenses	—	9,848	(3)	9,848
Depreciation and amortization	3,612	34,521	(4)	38,133

Total other expenses	39,858	68,951		108,809

Income (loss) before taxes on income	52,855	(68,951)		(16,096)

Taxes (benefits) on income (loss)	20,467	(26,700	)(5)	(6,233)

Net income (loss)	$32,388	$(42,251)		$(9,863)

See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

(footnotes on following page)

Notes to Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2003

(dollars in thousands)

(1)	Represents the historical consolidated statements of operations of Predecessor.
(2)	Reflects the net adjustment to pro forma interest expense giving effect to the merger and financing:

Year Ended December 31, 2003
Total pro forma interest expense(a)	$36,607
Less: historical interest expense	(12,025)

Net adjustment to interest expense	$24,582

(a)	Represents interest expense on the senior secured credit facilities, the notes offered hereby, subordinated promissory notes and capital leases, interest income on outstanding officer notes, as well as amortization of deferred financing costs.

(3)	Represents the 2004 merger related expenses that would have been incurred had the merger and financing occurred on January 1, 2003.

(4)	Reflects the net adjustment to depreciation and amortization expense:

Year Ended December 31, 2003
Total pro forma depreciation and amortization expense	$38,133
Less: historical depreciation and amortization expense	(3,612)

Net adjustment to depreciation and amortization expense(a)	$34,521

(a)	Represents additional amortization expense arising from step-up to fair market value of intangibles. The additional amortization expense is calculated using the straight line method and a weighted average remaining useful life of approximately 12.7 years.

(5)	Represents the tax effect of the pro forma adjustments described above.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The Notes are being offered by the Company. The financial statements of the Company and Predecessor are presented in this prospectus.

The following table sets forth the selected historical consolidated financial data of the Company and Predecessor as of the dates and for the periods indicated. We derived the selected historical consolidated income statement data for the years ended December 31, 2001, December 31, 2002 and December 31, 2003 and selected consolidated balance sheet data as of December 31, 2002 and 2003 from Predecessor’s audited historical consolidated financial statements appearing elsewhere in this prospectus. We derived the selected historical consolidated income statement data for the nine months ended December 31, 1999 and the year ended December 31, 2000 and selected consolidated balance sheet data as of December 31, 1999, 2000 and 2001 from Predecessor’s unaudited historical consolidated financial information for these periods. The selected historical consolidated income statement data for the six months ended June 30, 2003 and for the period from January 1, 2004 through June 11, 2004, and the selected consolidated balance sheet data as of June 30, 2003 were derived from the Predecessor’s unaudited summary historical consolidated financial information for these periods. The selected historical consolidated statement of operations data for the period from June 12, 2004 to June 30, 2004 and the consolidated balance sheet data as of June 30, 2004 were derived from the Company’s unaudited selected historical consolidated financial statements appearing elsewhere in the prospectus. Historical operating results in the following table are not necessarily indicative of the results of operations to be expected in the future.

The selected historical consolidated financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Predecessor’s audited and unaudited consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

Selected Historical Consolidated Financial Data

	Predecessor
	Nine Months Ended December 31, 1999	Years Ended December 31,				Six Months Ended June 30, 2003	January 1 to June 11, 2004	June 12 to June 30, 2004
		2000	2001	2002	2003
	(dollars in thousands)
Statement of Operations Data:
Revenues	$68,906	$108,157	$125,614	$133,318	$140,641	$70,000	$64,692	$7,388
Costs of services:
Interpreters	22,854	36,691	40,519	40,911	40,740	21,004	18,374	1,870
Answer points	2,119	3,075	2,938	1,135	542	279	256	26
Telecommunications	3,967	6,677	5,864	7,087	6,646	3,738	2,882	256

Total costs of services	28,940	46,443	49,321	49,133	47,928	25,021	21,512	2,152

Gross margin	39,966	61,714	76,293	84,185	92,713	44,979	43,180	5,236
Other expenses:
Selling, general and administrative	14,242	21,324	24,780	20,896	24,221	11,499	10,423	1,201
Interest, net	13,683	17,485	18,752	20,168	12,025	6,121	5,982	2,169
Merger related expenses	—	—	—	—	—	—	9,848	—
Depreciation and amortization	8,500	10,612	11,986	2,787	3,612	1,771	1,735	2,004

Total other expenses	36,425	49,421	55,518	43,851	39,858	19,391	27,988	5,374

Income (loss) before taxes on income and accounting change	3,541	12,293	20,775	40,334	52,855	25,588	15,192	(138)
Taxes (benefit) on income (loss)	1,132	4,892	8,397	15,415	20,467	9,900	5,968	(58)

Income (loss) before accounting change	2,409	7,401	12,378	24,919	32,388	15,688	9,224	(80)
Cumulative effect of accounting change, net of tax effect of $(127)	—	—	(187)	—	—	—	—	—

Net income (loss)	2,409	7,401	12,191	24,919	32,388	15,688	9,224	(80)
Accretion of preferred stock redemption value	(4,572)	(6,542)	(10,900)	—	—	—	—	—

Net income (loss) allocable to common stockholders	$(2,163)	$859	$1,291	$24,919	$32,388	$15,688	$9,224	$(80)

Other Financial Data:
Ratio of earnings to fixed charges(1)(2)	1.26x	1.70x	2.10x	2.97x	5.30x	5.09x	1.97x
Other Operating Data:
Billed minutes (in thousands)	31,349	50,086	59,350	70,065	80,715	39,552	39,235	4,513
Balance Sheet Data at end of period:
Cash and cash equivalents	$5,529	$3,167	$2,608	$4,930	$4,571	$3,576	$11,475	$5,880
Total assets	242,835	232,854	236,412	262,278	263,425	261,391	263,566	929,857
Total debt	179,950	159,168	208,001	202,727	239,081	175,867	224,890	454,432
Stockholders’ equity (deficit)	(1,163)	(252)	5,969	31,161	(6,578)	46,829	8,740	279,258

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, deferred financing costs written off (included in merger related expenses) and one-third of operating rental expense which management believes is representative of the interest component of rent expense.

(2)	For period from June 12, 2004 to June 30, 2004 the ratio of earnings to fixed charges was less than 1.0x because the fixed charges exceeded the earnings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements about our markets, the demand for our products and services and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Forward-Looking Statements” sections of this prospectus.

Introduction

We are the leading global provider of OPI services from English into more than 150 different languages, 24 hours a day, seven days a week. Our specially-trained, proprietary base of interpreters perform value-added OPI services which facilitate critical business transactions and delivery of emergency and government services between our customers and LEP speakers throughout the world. In 2003, we helped more than 18 million people communicate across linguistic and cultural barriers, providing over 80 million billed minutes of OPI services to our customers. We offer our customers a high-quality, cost-effective alternative to staffing in-house multilingual employees or using face-to-face interpretation. Through our OPI services, we improve our customers’ revenue potential, customer service and competitiveness by enhancing their ability to effectively serve the growing population of current and prospective LEP speakers.

Overview of Operations

Our operating revenues are derived primarily from per minute fees charged to our customers for our interpretation services. Generally, customers are charged based on the product of actual billed minutes of service and the customer’s contractual rate per billed minute of service. In addition, the Company generates revenue from membership and enrollment fees, as well as fees for other OPI-related services, such as document translation.

Expenses consist primarily of costs of services, selling, general and administrative expenses, depreciation and amortization and interest expense. Costs of services primarily include the cost of our interpreters, answer points and telecommunications costs.

Occupancy, as expressed in percentage terms, represents the time that an interpreter is providing interpretation services (e.g., billed minutes) out of the time that an interpreter is scheduled to provide services.

Critical Accounting Policies and Estimates

Our significant accounting policies are summarized in “Note 1—Organization and Significant Accounting Policies” in the Notes to Consolidated Financial Statements attached hereto, which have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). In preparing the consolidated financial statements, GAAP requires management to select and apply accounting policies that involve estimates and judgment. The following accounting policies may require a higher degree of judgment or involve amounts that could have a material impact on the consolidated financial statements.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the failure of customers to make payment. We determine the allowance based upon an evaluation of individual accounts, aging of the portfolio, issues raised by customers that may suggest non-payment, historical experience and/or the current economic environment. While our bad debt losses have historically been within our expectations and the allowance established, we might not continue to experience the same loss rates that we have in the past. If the financial condition of individual customers or the general worldwide economy were to vary materially from the estimates and assumptions made by us, the allowance may require adjustment in the future. We evaluate the adequacy of the allowance on a regular basis, modifying, as necessary, its assumptions, updating its record of historical experience and adjusting reserves as appropriate.

Impairment of Long-Lived Assets

We assess the impairment of long-lived assets at least annually or when events or changes in circumstances indicate that the carrying value of the assets or the asset grouping may not be recoverable. Customer relationships, internally developed technology, tradenames and trademarks, and goodwill are our most significant long-lived assets and are tested annually. Impairment is measured by the difference between the carrying amount and the respective fair values, based on the best information available, including market prices or a discounted cash flow analysis. Estimates are made on the useful lives or economic values of assets and could change based on changes in the economy or industry trends.

Derivatives Valuation

We assess the value of our derivative positions on a monthly basis. These derivative positions are exclusively related to interest rate hedges (e.g., SWAPs and CAPs). These are valued as of the last business day of each month based on market rates provided to us by Chatham Financial. Interest expense will be impacted each month by the amount of change in the collective valuation of all hedge positions.

Claims and Legal Proceedings

In the normal course of business, we are party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and we can reasonably estimate our potential liability. Although the outcome of these matters is currently not determinable, we do not believe that the resolution of these matters in a manner adverse to our interest will have a material effect upon our financial condition, results of operations or cash flows for any interim or annual period.

Historical Performance

Results of Operations

The following table sets forth the percentages of revenue that certain items of operating data constitute for the periods indicated:

	Years Ended December 31,			Six Months Ended June 30, 2003	January 1 to June 11, 2004	June 12 to June 30, 2004
	2001	2002	2003
Income statement data:
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Costs of services:
Interpreters	32.3	30.7	29.0	30.0	28.4	25.3
Answer points	2.3	0.9	0.4	0.4	0.4	0.3
Telecommunications	4.7	5.3	4.7	5.3	4.5	3.5

Total costs of services	39.3	36.9	34.1	35.7	33.3	29.1

Gross margin	60.7	63.1	65.9	64.3	66.7	70.9
Other expenses:
Selling, general and administrative	19.8	15.6	17.1	16.5	16.1	16.3
Interest, net	14.9	15.1	8.6	8.7	9.2	29.4
Merger related expenses	—	—	—	—	15.2	—
Depreciation and amortization	9.5	2.1	2.6	2.5	2.7	27.1

Total other expenses	44.2	32.8	28.3	27.7	43.2	72.8

Income (loss) before taxes on income and accounting change	16.5	30.3	37.6	36.6	23.5	(1.9)

Taxes (benefit) on income (loss)	6.6	11.6	14.6	14.2	9.2	(0.8)

Income before accounting change	9.9	18.7	23.0	22.4	14.3	(1.1)

Cumulative effect of accounting change, net of tax effect	(0.2)	—	—	—	—	—

Net income (loss)	9.7%	18.7%	23.0%	22.4%	14.3%	(1.1)%

Six Months Ended June 30, 2004 (Combined) Compared to Six Months Ended June 30, 2003.

In the discussion of our financial statements for the six months ended June 30, 2004 in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we refer to financial statements for the six months ended June 30, 2004 as “combined” for comparative purposes. These combined financial results for the six months ended June 30, 2004 represent the sum of the financial data for Language Line Holdings, Inc. (Predecessor) for the period January 1, 2004 through June 11, 2004 and the financial data for Language Line, Inc. for the period from its inception to June 30, 2004. We further refer to the period from our inception through June 30, 2004 as the June 12, 2004 through June 30, 2004 period, because we had no operations in the period from, April 14, 2004, our date of incorporation, to June 11, 2004, the closing date of the merger. These combined financial results are for informational purposes only and do not purport to represent what our financial position would have actually been in such periods had the merger occurred prior to June 11, 2004. The statement of operations data of Predecessor is not directly comparable to that for the Company as the financial statements were derived from separate entities with a different accounting basis.

Revenues for the six months ended June 30, 2004 were $72.1 million as compared to $70.0 million for the six months ended June 30, 2003, an increase of $2.1 million or 2.9%. The majority of this increase relates to a 10.6% increase in OPI billed minutes, offset by an 6.9% decline in the average rate per billed minute driven by our pricing strategy. Our pricing strategy is designed to increase revenues by opportunistically reducing average rate per minute pricing in order to stimulate growth in billed minute volume.

For the six months ended June 30, 2004, cost of services were $23.7 million as compared to $25.0 million for the comparable period in 2003, a decrease of $1.3 million or 5.5%. This decrease was primarily due to increased interpretation minutes being serviced from the global interpretation centers, higher interpreter occupancy and a new long distance telecommunications contract with lower rates per minute of service.

Selling, general and administrative expenses for six months ended June 30, 2004 were $11.6 million as compared to $11.5 million for the six months ended June 30, 2003, an increase of $0.1 million or 1.0%. This increase was driven primarily by additional costs from our global interpretation center in Panama that was opened in August 2003 and from higher audit, tax and financial consulting fees.

Overall, operating margins increased to 51.1% for the six months ended June 30, 2004 from 47.8% for the six months ended June 30, 2003 due to the factors described above.

Interest expense, net for the six months ended June 30, 2004 was $8.2 million as compared to $6.1 million for the six months ended June 30, 2003. This increase was the result of the additional debt incurred as part of the acquisition.

Merger related expenses were $9.8 million for the six months ended June 30, 2004 compared to $0.0 million for the six months ended June 30, 2003. $9.6 million was related to the write-off of the Predecessor’s deferred financing fees.

Depreciation and amortization was $3.7 million for the six months ended June 30, 2004 as compared to $1.8 million for the six months ended June 30, 2003, an increase of $1.9 million. This increase is principally attributable to the amortization of intangibles resulting from the acquisition.

Taxes on income for the six months ended June 30, 2004 were $5.9 million as compared to $9.9 million for the six months ended June 30, 2003. This decrease was driven by the additional interest expense and merger related expenses.

As a result of the factors described above, net income was $9.1 million for the six months ended June 30, 2004 as compared to $15.7 million for the six months ended June 30, 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002.

Revenues for the year ended December 31, 2003 were $140.6 million, an increase of $7.3 million or 5.5% as compared to $133.3 million for the year ended December 31, 2002. This increase was driven by a 15.2% increase in OPI billed minutes, offset by an 8.4% decline in the average rate per minute driven by our pricing strategy. Approximately 27% of the billed minutes increase was the result of the inclusion of the acquisition of OnLine Interpreters for twelve months during 2003 versus approximately eight months in fiscal 2002.

For the year ended December 31, 2003, cost of services were $47.9 million as compared to $49.1 million for the comparable period in 2002, a decrease of $1.2 million or 2.5%. This decrease was primarily due to a $0.6 million reduction in answer point expenses resulting from further enhancement of the automated call routing system, $0.4 million reduction in telecommunications expenses due to a new telecommunications contract and $0.2 million reduction in interpreter expenses which was driven by shifting more interpretation minutes to the lower cost global interpretation centers.

Selling, general and administrative expenses for the year ended December 31, 2003 were $24.2 million as compared to $20.9 million for the year ended December 31, 2002, an increase of $3.3 million or 15.8%. $3.0 million of this increase reflects the payment to the CEO and several other optionholders of a “dividend equivalent” payment related to our July 2003 refinancing.

Overall, operating margins increased to 48.7% in 2003 from 47.5% in 2002 as a result of the factors described above.

Interest expense, net for the year ended December 31, 2003 was $12.0 million as compared to $20.2 million for the comparable period in 2002, a decrease of $8.2 million. This decrease was primarily the result of a change in the valuation of interest rate hedging structures which reflected a loss of $2.7 million in 2002 versus a gain of $3.6 million in 2003, the increased amortization of financing fees related to the July 2003 refinancing as well as the retirement of higher cost debt in July 2003. Additionally, $0.4 million of interest income was recognized in 2003 from the OnLine Interpreters acquisition deferred payment escrow account.

Depreciation and amortization was $3.6 million for the year ended December 31, 2003, compared with $2.8 million for the comparable period in 2002, an increase of $0.8 million. This increase was the result of capital expenditures made in late 2002 and during 2003, most notably the opening of a global interpretation center in Panama in August 2003.

Taxes on income for 2003 were $20.5 million as compared to $15.4 million for 2002. This increase was driven by the improved operating performance described above and corresponding higher taxable income.

As a result of the factors described above, net income was $32.4 million for the year ended December 31, 2003, compared to $24.9 million for the same period in 2002, a 30.1% increase.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001.

Revenues for the year ended December 31, 2002 were $133.3 million, an increase of $7.7 million or 6.1% as compared to $125.6 million for the year ended December 31, 2001. This increase was attributable to the acquisition of OnLine Interpreters on May 6, 2002 and was offset by an overall 10.0% decline in the average rate per minute driven by our pricing strategy.

For the year ended December 31, 2002, total cost of services were $49.1 million as compared to $49.3 million for the comparable period in 2001, a decrease of $0.2 million or 0.4%. This decrease was primarily due to a $1.8 million reduction in answer point expenses resulting from implementing an automated call routing system, offset by additional expenses to service an 18.1% increase in billed minutes.

Selling, general and administrative expenses for the year ended December 31, 2002 were $20.9 million as compared to $24.8 million for the year ended December 31, 2001, a decrease of $3.9 million or 15.7%. This decrease was driven by a reduction in marketing and sales expenses of $2.1 million which was the result of a reorganization of the marketing and sales departments, a $0.5 million reduction in uncollectible account expenses and an overall $1.3 million reduction in expenses from the remaining general and administrative departments that was driven by a company-wide cost containment effort.

Overall, operating margins increased to 47.5% in 2002 from 41.0% in 2001 as a result of the factors described above.

Interest expense, net for the year ended December 31, 2002 was $20.2 million as compared to $18.8 million for the comparable period in 2001, an increase of $1.4 million. $1.0 million of this increase was from the increase in amortization of deferred financing costs as a result of the October 2001 refinancing and the remainder of the increase was the result of $6.7 million of borrowing to complete the acquisition of Online Interpreters.

Depreciation and amortization was $2.8 million for the year ended December 31, 2002, compared to $12.0 million for the comparable period in 2001, a decrease of $9.2 million. This decrease was mainly the result of the adoption of SFAS 142 Goodwill and Other Intangible Assets that eliminated the amortization of goodwill.

Taxes on income for 2002 were $15.4 million as compared to $8.4 million for 2001. This increase was driven by the improved operating performance described above and corresponding higher taxable income.

As a result of the factors described above, net income was $24.9 million for the year ended December 31, 2002, compared to $12.2 million for the same period in 2001, a 104.1% increase.

Liquidity and Capital Resources

Net cash provided by operating activities was $21.5 million for the six months ended June 30, 2004 compared to $15.6 million for the same period in 2003. This increase is mainly attributable to the timing of tax payments. Net cash provided by operating activities for 2003 and 2002 was $31.9 million and $39.0 million, respectively. The decrease in net cash provided by operating activities in 2003 compared to 2002 was the result of an increase in accounts receivable and a decrease in accrued expenses.

Net cash used for investing activities was $726.0 million for the six months ended June 30, 2004, compared to $1.6 million for the same period in 2003. This increase is mainly attributable to the merger of the Company and the Predecessor. Net cash used for investing activities for 2003 and 2002 was $2.6 million and $20.9 million, respectively. This decrease in net cash used for investing activities of $18.3 million was the result of Language Line’s acquisition of OnLine Interpreters, Inc. on May 6, 2002 which resulted in a use of cash of approximately $18.5 million.

Net cash provided by financing activities for the six months ended June 30, 2004 was $705.8 million, compared to net cash used of $15.4 million for the same period in 2003. The increase of $721.2 million is the result of issuance of common stock and debt borrowings related to the merger. Net cash used in financing activities was $29.6 million and $15.8 million in 2003 and 2002, respectively, due to a distribution to stockholders in connection with our July 2003 refinancing and optional debt repayment by the Company.

We expect that our primary source of liquidity will continue to be cash flow from operations. We also have available funds under our revolving credit facility, subject to certain conditions. We expect that our primary liquidity requirements will be for debt service, capital expenditures and working capital.

In connection with the merger and financing, we incurred substantial amounts of debt, including amounts outstanding under our senior secured credit facilities and the Notes. Interest payments on this indebtedness will significantly reduce our cash flow from operations. As of June 30, 2004, our total debt was approximately $454.4 million.

Our senior secured credit facilities total $325.0 million, consisting of a $40.0 million revolving credit facility and a $285.0 million term loan facility. We have approximately $33.3 million of unused senior credit commitments under the revolving credit facility. The commitments under the revolving credit facility will expire on the sixth anniversary of closing of the merger. We are permitted to prepay revolving credit loans and reborrow amounts that are repaid, up to the amount of the revolving credit commitment then in effect, subject to customary conditions.

The borrowings under the term loan facility will mature on the seventh anniversary of the closing of the merger. The term loan is payable in quarterly installments commencing with the first full fiscal quarter after the closing of the merger as summarized below.

We expect to spend approximately $3.0 million in both 2004 and 2005, to fund our capital expenditures, including the opening of an additional global interpretation center in each of the years, as well as normal investments in telecommunications and company equipment. We plan to fund these expenditures through net cash flows from operations.

We believe that the cash generated from operations will be sufficient to meet our debt service, capital expenditures and working capital requirements for the foreseeable future. Subject to restrictions in our senior secured credit facilities and the indentures governing the notes, we may incur more debt for working capital, capital expenditures, acquisitions and for other purposes. In addition, we may require additional financing if our plans materially change in an adverse manner or prove to be materially inaccurate. There can be no assurance that such financing, if permitted under the terms of our debt agreements, will be available on terms acceptable to us or at all.

Contractual Obligations

The following table sets forth our long-term contractual cash obligations as of June 30, 2004:

	Years Ending December 31,
	Total	2004	2005	2006	2007	2008	Thereafter
Senior secured credit facilities	$291,739	$7,500	$12,000	$15,000	$15,000	$15,000	$227,239
Senior subordinated Notes	165,000	—	—	—	—	—	165,000
Existing subordinated promissory notes	1,920	—	960	960	—	—	—
Operating leases	5,986	2,300	2,234	1,347	105	—	—

Total cash contractual obligations	$464,645	$9,800	$15,194	$17,307	$15,105	$15,000	$392,239

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, and a revised interpretation of FIN 46 (“FIN 46R”) in December 2003 (collectively “FIN 46”). FIN 46 addresses consolidation of variable interest entities. FIN 46 provides guidance for determining when a primary beneficiary should consolidate a variable interest entity or equivalent structure that functions to support the activities of the primary beneficiary. The provisions of FIN 46 are effective immediately for all variable interest entities created after January 31, 2003. It applies in the first year or interim period ending after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. We did not have an interest in any variable interest entities as of March 31, 2004, and the adoption of FIN 46 did not have a material effect on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks as part of our ongoing business operations. Primary exposure will include changes in interest rates as borrowings under our senior secured credit facilities bear interest at floating rates based on LIBOR or the base rate, in each case plus an applicable borrowing margin. We will manage our interest rate risk by balancing the amount of fixed-rate and floating-rate debt. For fixed-rate debt, interest rate changes do not affect earnings or cash flows. Conversely, for floating-rate debt, interest rate changes generally impact our earnings and cash flows, assuming other factors are held constant.

As of June 30, 2004, we had $165.0 million principal amount of fixed-rate debt and $325.0 million of available floating-rate debt (of which we borrowed $291.7 million). Based on the amounts outstanding under the senior secured credit facilities, an immediate increase of one percentage point would cause an increase to interest expense of approximately $2.9 million on an annual basis on the floating rate debt.

Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and other operating expenses and reducing our funds available for capital investment, operations or other purposes. In addition, a substantial portion of our cash flow must be used to service debt, which may affect our ability to make future acquisitions or capital expenditures. We may from time to time use interest rate protection agreements to minimize our exposure to interest rate fluctuation. However, there can be no assurance that hedges will achieve the desired effect. We may experience economic loss and a negative impact on earnings or net assets as a result of interest rate fluctuations.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

BUSINESS

Our Company

We are the leading global provider of over-the-phone interpretation (“OPI”) services from English into more than 150 different languages, 24 hours a day, seven days a week. Our specially-trained, proprietary base of interpreters perform value-added OPI services which facilitate critical business transactions and delivery of emergency and government services between our customers and limited English proficiency (“LEP”) speakers throughout the world. In 2003, we helped more than 18 million people communicate across linguistic and cultural barriers, providing over 80 million billed minutes of OPI services to our customers. We offer our customers a high-quality, cost-effective alternative to staffing in-house multilingual employees or using face-to-face interpretation. Through our OPI services, we improve our customers’ revenue potential, customer service and competitiveness by enhancing their ability to effectively serve the growing population of current and prospective LEP speakers.

We have over 10,000 customers throughout the United States, the United Kingdom and Canada serving industry sectors such as insurance, financial services, telecommunications, healthcare, transportation and utilities, as well as federal, state and local governments. Our customer base is highly diversified with no single customer accounting for more than 4% and no single industry representing more than 20% of our revenues in 2003. We have enjoyed stable, long-term relationships with our customers, as reflected by average annual customer retention of approximately 95% of our largest 250 customers over the last ten years. Approximately 87% of our largest 250 customers have been customers for over three years and between January 1, 2000 and December 31, 2003, our average annual customer churn, as measured by billed minutes, was approximately 2.4%.

As of December 31, 2003, we managed 1,924 interpreters, approximately 80% of whom were engaged on a dedicated full-time or agency basis. Our interpreters assist customers in a broad variety of applications, including insurance claim processing, emergency room and 911/critical care assistance, resolving credit card problems, enhancing customer service centers and multicultural marketing services. We employ a rigorous qualification and testing program for our interpreters, with only one out of every twelve applicants being qualified and hired. In addition, we conduct industry-specific training programs for our employee and agency interpreters, including initial and ongoing specialized training in medical, insurance and finance terminology, as well as police, emergency and 911 procedures. Our interpreters deliver our services throughout the United States, the United Kingdom and Canada from a distributed work-at-home interpreter force and six domestic and global interpretation centers located in Monterey, California; Chicago, Illinois; two locations in Costa Rica, the Dominican Republic and two locations in Panama. Approximately 44% of our OPI billed minutes provided in the first quarter of 2004 were interpreted from our off-shore global interpretation centers.

Based on our estimates of industry-wide revenues, we believe we represent an approximate 75% market share of the outsourced OPI market, which we estimate is roughly ten times larger than our next largest competitor. We estimate that the total global market opportunity for OPI services is approximately $1.0 billion, representing approximately 620 million billed minutes. Currently, we estimate that over 95% of the total OPI market opportunity is concentrated in the U.S. market, with the United Kingdom and Canada principally contributing the remainder. We believe that the market for outsourced OPI service is growing and remains significantly under-penetrated with current outsourced OPI market penetration of both the total global OPI market and the U.S. OPI market estimated to be less than 20%. Since 1998, we have successfully increased our penetration of the global OPI market, increasing our total billed minutes from approximately 31 million minutes to approximately 81 million minutes in 2003, an average annual increase of 21%.

We have experienced stable revenue growth in each of the past five years as a result of the growing population of LEP speakers and our ability to increase billed minutes from both our existing and new customers. Over the same period, we have also achieved significant increases in profitability by decreasing the cost per minute of delivering our OPI services. Since 1998, we have demonstrated average annual revenue and EBITDA growth of approximately 15% and 21%, respectively. For the twelve months ended June 30, 2004, we generated total revenues of approximately $142.7 million. Additionally, our business has not historically required substantial capital expenditure investment.

Our senior management team is highly experienced and expects to remain with us following the merger. Senior management intends to continue to implement its existing operating strategies and remains strongly committed to our future financial success. Following the merger, our senior management obtained approximately 4% of the fully-diluted shares of the Company by direct investment and collectively owns up to approximately 18% of the fully-diluted shares of the Company, with up to 14% subject to repurchase under certain circumstances related to their continued employment. For a description of the merger, see “Transaction Summary.”

Competitive Strengths

We believe that we benefit from the following competitive strengths:

Leading Market Position.    We are the leading global provider of OPI services, with an approximate 75% market share of the outsourced OPI market as estimated by us. We believe the key benefits of our scale, which create a significant potential barrier to competitive entry, are: (i) an ability to offer the highest-quality OPI service to over 10,000 customers in over 150 languages, 24 hours a day, seven days a week; (ii) the lowest average interpreter cost per minute in the industry and significant operating leverage from our existing general and administrative expense infrastructure; (iii) lower telecommunications costs; and (iv) an ability to invest in sales and marketing to drive future revenue growth. We believe our leading market position enhances our ability to increase revenues and billed minutes from our existing customers, attract new customers, define and deliver the best OPI product and expand geographically into new markets. In addition, as OPI demand from large corporations with substantial language interpretation needs continues to grow, we believe that we are uniquely positioned to be able to satisfactorily service these largest potential users of OPI service.

Stable Relationships with a Diversified Customer Base Across Multiple Industries.    We have strong and stable relationships across our diversified customer base. We have been able to attract high-volume, Fortune 500 customers and customers from various industries, including insurance (15 of the 20 largest U.S. life insurance companies), financial institutions (17 of the 20 largest U.S. banks), healthcare (16 of the 20 largest U.S. hospitals), and telecommunications (13 of the 20 largest U.S. telecommunications companies). In 2003, no single industry accounted for more than 20% of our revenues, and our largest customer accounted for approximately 4% of our revenues, while our largest 100 customers represented approximately 60% of our revenues. In addition, we have historically been able to maintain stable, long-term relationships with our customers and experience low annual customer churn. Over the last ten full years, we have experienced average annual customer retention of approximately 95% of our largest 250 customers. Approximately 87% of our largest 250 customers have been customers for over three years, and between January, 2000 and December 31, 2003, our average annual customer churn, as measured by billed minutes, was approximately 2.4%.

Significant Sustainable Cost Advantages Versus Our Customers and OPI Competitors.    We have made significant operating improvements in recent years that we believe have resulted in us achieving the industry’s lowest overall cost per minute of service. The deployment of our global interpretation centers, coupled with our ability to forecast call volume by language and schedule interpreter resources accordingly, allows us to better optimize our variable interpreter costs. In addition, we also believe that technology improvements in automating our call routing process have enabled us to handle significantly more call volume than our competitors at a lower total cost per minute. We believe that our current cost per billed minute level represents a meaningful cost advantage over both our customers who have the capability to conduct in-house language services and other outsourced OPI competitors.

Experienced and Committed Management Team.    Our senior management team is comprised of seasoned industry veterans and experienced executives. Our senior management team has come to us with a broad variety of past communications, software and corporate experience. Our management has consistently demonstrated its ability to grow the business, while increasing profitability and cash flow. Following the merger, our senior management obtained approximately 4% of the fully-diluted shares of the Company by direct investment and collectively owns up to 18% of the fully-diluted shares of the Company, with up to 14% subject to repurchase under certain circumstances related to their continued employment.

Business Strategy

To maintain and improve our leadership position in the OPI industry, we have implemented a number of strategic initiatives, including (i) targeted sales and marketing to increase penetration of our existing customer base and to obtain new customers; (ii) expanded product offerings; (iii) establishment of our global interpretation centers; (iv) increased interpreter productivity; and (v) automation of our customer call routing process. We intend to continue to implement the following three-pronged business strategy:

Increase Penetration of the OPI Market.    We intend to employ the following key initiatives to increase our penetration of the OPI market:

•	Define and Deliver the Best OPI Product. We will continue to utilize our significant industry experience; proprietary, specially-trained interpreter pool; and comparative scale and cost advantages to provide the best OPI product and most competitive pricing in the OPI market. Since 2001, we have proactively managed the rate per billed minute charged to our customers in order to increase total billed minutes volume, increase revenues and further solidify our leading market position. We intend to continue to utilize pricing as a strategic tool to stimulate further growth in billed minutes and revenues, while leveraging our cost structure in order to maintain favorable operating margins. At the same time, we will also continue to focus on service factors that are most important to our customers, including connection time, interpreter quality, interpreter availability and cost per minute. For the month ended June 30, 2004, our average connect time per call was 14.1 seconds, with average interpreter availability of 99.8%. We will also continue to leverage our existing infrastructure to expand our offerings into a variety of closely-related services, such as Over-the-Video Interpretation, American Sign Language, consultative analysis of ethnic marketing opportunities, list management, script development and document translation.

•	Penetrate Existing Customer Base. We believe that a significant opportunity exists to increase our billed minutes by improving OPI service penetration of our existing customer base. We estimate that our current penetration within our existing customer base is approximately 33% of total potential billed minutes. We intend to continue to work proactively with our customers, particularly our larger customers who may either use outsourced OPI services for only a portion of their requisite language needs or currently fail to provide satisfactory language services across all of their various business segments. We have developed and will continue to implement innovative sales and marketing programs to encourage our customers to increase billed minutes within existing applications, as well as increase the number of OPI applications used by them. In recent years, approximately 90% of our billed minute growth has been driven by our existing customers.

•

Target New Customers.    In addition to focusing on growth opportunities among our current customer base, we believe there exists an opportunity to expand our services to a substantial target market of new customers. We have conducted market analysis to define customer segments within the total market opportunity in order to focus on the best opportunities and optimize our market coverage. We have identified a total of approximately 1,700 of the largest potential users of U.S. OPI services, which collectively represent approximately 60% of potential billed minutes in the United States. We currently have a customer relationship with only approximately 40% of these potential customers. In order to address these opportunities, we will continue to employ a cost-effective, multi-channel customer acquisition strategy encompassing our own direct sales teams, as well as authorized sales agents. With global and U.S. outsourced OPI market penetration of less than 20%, we believe there is a significant opportunity to develop new customer relationships and further expand our billed minutes and revenues.

•	Expand Geographically. We have deployed and will continue to deploy sales and marketing resources in the United Kingdom and Canada in order to leverage our existing U.S. infrastructure to penetrate these two markets. We intend, over time, to utilize our cost advantages, industry experience and skilled interpreter pool to provide the best OPI product and competitive pricing in these markets.

Continue to Improve Operational Performance as a Low-Cost Provider.    We intend to continue to implement the following key initiatives to further improve our operational performance:

•	Improve Operating Cost Per Minute. We believe that there is a meaningful opportunity to reduce our operating cost per billed minute by (i) improving interpreter productivity through extensive tracking of call volume and call arrival patterns and more efficient scheduling of interpreters; (ii) shifting a larger percentage of our billed minutes to our lower-cost global interpretation centers; and (iii) efficiently managing interpreter mix among full-time employees or agency employees and independent contractors. We also intend to leverage the benefits of our scale to continue to decrease telecommunications costs, and we believe additional improvements in the automation of our call delivery process will allow us to further reduce our operating cost per minute.

•	Leverage General and Administrative Costs. We believe that we continue to have the potential to leverage efficiencies in our fixed general and administrative cost base in order to decrease the impact of such costs on a cost per minute basis.

•	Invest in Sales and Marketing. Since 1998, we have made significant investments in our sales and marketing efforts, increasing our sales and marketing team from 17 salary-based professionals in 1998 to 48 performance-based professionals in 2003. We intend to continue to pursue innovative sales and marketing techniques which would profitably increase our billed minute volume.

Optimize Cash Flow to Reduce Indebtedness.    Our senior management has a track record of generating cash flow, which has been used to deleverage our business. We intend to remain committed to an operating strategy that is focused, as appropriate, on generating cash flow which we would expect to use to pay down our debt.

Products and Services

We offer three categories of over-the-phone interpretation services: (i) subscribed interpretation, designed for business customers with frequent interpretation needs; (ii) membership interpretation, designed for business customers with infrequent interpretation needs; and (iii) personal interpretation, designed for individuals who require infrequent interpretation services. Subscribed interpretation accounted for 99% of our 2003 revenues, whereas membership interpretation and personal interpretation accounted for the remainder. Usage for the majority of customers is billed in one-minute increments. Price per billed minute is typically based on the language requested and time of day, subject to discounts related to billed minute volume pricing arrangements with certain customers.

We have recently expanded our offerings to provide customers with value-added services, such as a bundled offering with AT&T and other long distance carriers, video conferencing interpretation and OPI conference phones. The infrastructure currently in place for our services affords us the opportunity to expand our product offerings into a variety of closely-related services, such as Over-the-Video Interpretation, American Sign Language, consultative analysis of ethnic marketing opportunities, list management, script development and document translation.

We offer our customers a wide range of applications across a variety of industries. For example, our insurance industry customers use our services to process claims more quickly, improve claims investigations, evaluate borderline claims, enhance help desk service and explain benefits. We assist healthcare customers by facilitating emergency room and critical care situations, accelerating triage and medical advice, simplifying patient admission processes, improving billing and increasing collections. Our customers in the financial services sector use our services to resolve credit card problems, increase collections, open new accounts, provide home buyer education and produce credit reports. Call centers use our services to enhance customer service centers, support personnel, facilitate billing, support multicultural marketing and bolster direct mail and telemarketing efforts.

We offer OPI services to our customers in over 150 different languages. Our top 10 languages served typically account for over 90% of our annual billed minutes, with Spanish-language OPI accounting for approximately 73% of our total billed minutes in 2003, excluding, as described in the following chart, minutes from customers of OnLine Interpreters, for which language usage information was not available. We have established global interpretation centers in the Dominican Republic, Panama and Costa Rica that enable us to provide Spanish-language services at a low cost per billed minute, thus creating a compelling cost alternative to in-house Spanish-language services or our other outsourced OPI competitors.

2003 Language Usage by Billed Minutes(1)

Language	% of Total

Spanish	72.8%
Mandarin	4.9
Russian	2.9
Vietnamese	2.9
Korean	2.4
Cantonese	2.3
Portuguese	1.6
Polish	1.3
French	1.3
Japanese	0.7

Top 10	93.0
Other	7.0

Total	100.0%

(1)	Does not reflect approximately 10.6 million minutes attributable to customers of OnLine Interpreters, for which language usage information was not available.

Customers

We believe that our targeted industries will experience continued growth in demand for OPI services. Four industries, insurance, financial services, healthcare and government, accounted for over 70% of our revenues in 2003, and collectively, these industries have demonstrated a compound annual growth rate in billed minutes of over 20% from 1998 to 2003. While legal and regulatory issues (such as access to insurance) and public policy (such as Title VI and the Community Reinvestment Act) are meaningful drivers of future growth in all industries, there are compelling demographic and economic reasons for companies to pursue business opportunities with ethnic and multilingual groups. According to the 2000 U.S. Census, approximately 15%, or approximately 45 million people, of the U.S. population speak a primary language other than English. Additionally, according to the 2000 U.S. Census, approximately 40% of future population growth in the United States is expected to come from immigration.

We have over 10,000 customers throughout the United States, the United Kingdom and Canada from a diversified base that includes both Fortune 500 and middle-market companies in a wide variety of industries. We have been able to attract high-volume, Fortune 500 customers and customers from various industries, including insurance (15 of the 20 largest U.S. life insurance companies), financial institutions (17 of the 20 largest U.S. banks), healthcare (16 of the 20 largest U.S. hospitals), and telecommunications (13 of the 20 largest U.S. telecommunications companies). We estimate that, among our largest 250 customers, approximately 80% of such customers offer some form of in-house language service. For customers with in-house language services, we typically augment these services by dealing with low volume languages, temporary spikes in high-volume language usage, and providing more accurate and higher quality service. In 2003, no single industry accounted for more than 20% of our revenues, and our largest customer accounted for approximately 4% of our revenues, while our largest 100 customers represented approximately 60% of our revenues.

Interpreters

We have assembled and organized our interpreters to deliver superior service quality in a cost-effective manner. As of December 31, 2003, we managed a total of 1,924 interpreters, composed of 423 full-time interpreters, 1,118 agency interpreters and 383 independent contractor interpreters. Full-time interpreters and agency interpreters are typically scheduled and generally handle our high-volume languages; receive extensive, company-designed training; and are supplemented by independent contractors for peak call volumes and for lower-volume languages. The current average tenure of our full-time, agency and independent contractor interpreters is approximately 5, 2 and 6 years, respectively. The majority of our interpreters work from home in the United States, with an increasing number of interpreters located in global interpretation centers due to the substantial cost savings.

We are the only independent OPI provider to meet and exceed the rigorous American Society for Testing and Materials (ASTM) standards for interpreter quality and training. We employ a rigorous qualification and testing program for our interpreters, with only one out of every twelve applicants being qualified and hired. A majority of our interpreters have significant interpretation experience, advanced educational degrees and many are native speakers of their target language. We continually train and test all of our employees and agency interpreters in their interpretation skills. In addition, we employ industry experts to develop industry-specific training programs for our employee and agency interpreters, including initial and ongoing specialized training in medical, insurance and finance terminology, as well as police, emergency and 911 procedures. As a result, we believe that our interpreters complete calls more quickly and more accurately than the industry average.

We have expanded and will continue to expand our off-shore global interpretation center capacity. We have increased the percentage of total billed minutes serviced by our global interpretation centers to 44% in the first quarter of 2004 from 26% in 2002. The quality of interpretation in the global interpretation centers is comparable to our domestic interpretation centers, as many of these interpreters have lived, worked or been schooled in the United States. Interpreters in our global interpretation centers earn an hourly rate that is less than one-third of what is paid to U.S.-based interpreters, though still typically representing an above average-wage rate in their respective countries. Our proprietary call delivery system routes calls to the global interpretation centers in the same manner as calls are routed to domestic work-at-home interpreters, ensuring best service and least-cost call routing.

Technical Overview

We have made significant capital investments in proprietary technology over the past four years to create more efficient processes, provide business continuity and systems redundancy, allow more stability in the systems and make available a scalable technology platform for future expansion. Through our proprietary software and technology-based routing systems, we have achieved automation of approximately 60% of incoming calls, effectively eliminating a costly process step between customers and interpreters. For the month ended June 30, 2004, only 0.1% of our incoming calls were abandoned; our average speed of answering calls was 0.4 seconds; our average connect time was 14.1 seconds; and our interpreter availability was 99.8%.

We have developed a proprietary call routing system that enables us to efficiently handle significantly more call volume than our outsourced OPI competitors. Our proprietary call-handling system, Telephone Interpretation Technology and Networking (“TITAN”), allows us to efficiently handle hundreds of simultaneous calls. This allows us to quickly connect our interpreters to our customers.

We rely upon a fully integrated scheduling program, Force Management System (“FMS”), that generates monthly forecasts of volume by language against planned interpreter attendance to produce a schedule for the following month. FMS also captures historical transaction records (e.g., hours worked by interpreter) from the database servers and provides linkage to the payroll system. FMS has been modified by us to incorporate over ten years of historical call volume data in fifteen minute increments and analyze patterns of total call volume, language usage, industry distribution and customer distribution in order to optimize our interpreter occupancy levels. FMS enables us to forecast and optimize interpreter occupancy for twelve months into the future. As a large percentage of our billed minutes are handled by global center interpreters, agency employees and independent contractors, the ability to effectively schedule interpreters and to optimize the utilization of lower cost global center interpreters, temporary agents and independent contractors allows us to lower our variable costs.

Our systems are comprised of multiple Avaya MultiVantage PBXs, Conversant systems and computer-telephony (“CTI”) servers. We also utilize multiple Sun E4500 database servers. We maintain multiple systems and servers in order to provide valuable redundancy in the event of an interruption in service.

In a typical call, a LEP speaker (1) originates the call to a Language Line customer (2). The Language Line customer, with the LEP speaker on the line, places a call, via an 800 number, to Language Line in Monterey, California. The incoming call is routed by a Definity PBX (4) to an Automated Platform hosted on an Avaya Conversant (5).

Telephony Servers (7) deliver call specifics from the Definity PBX (4) and customer account data from Database Servers (8) to the Conversant application (5). The Conversant collects language and billing information from the customer to process the request for an Interpreter. This information is collected by the Database Servers (8) to generate a transaction record.

The Conversant (5) requests the Telephony Servers (7) to instruct the Definity PBX (4) to place a call to the next available Interpreter. This call is sent over a private network if the selected Interpreter is located in one of Language Line’s interpretation centers, or via the public network to an Off-Premise Interpreter (3). The Telephony Servers (7) are used to conference the Interpreter (3)/(6) and the customer and client/LEP speaker (1) & (2). The conference call is monitored briefly for language match and connection clarity, and then the Conversant disconnects and is available for another call.

The call duration records are generated by the PBX (4) and read by the Database Servers (8) for client billing, interpreter payment and real time interpreter availability.

Once the call is matched and an interpreter has been added to the call, the interpreter will interpret on behalf of the client/LEP speaker and our customer. Prior to the conversation with the interpreter, the customer quickly briefs the interpreter on what needs to be accomplished and gives the interpreter any specific instructions. The interpreter will use his interpretation skills as well as specific industry knowledge to help the client/LEP speaker through the transaction.

Sales and Marketing

We have expanded our sales and marketing team to 48 professionals located throughout the United States, who have been trained to serve current customers and target new customer accounts. Our professionals have detailed customer and industry analysis at their disposal, and the average tenure of our national sales managers is over five years. In the United States, we expect that significant revenue opportunities will come from increased penetration of our current customer base (particularly among our national, major and middle-market accounts) and from new accounts within our targeted industry segments. We will also continue pursuing geographical diversification opportunities in the United Kingdom, Canada and Asia.

We estimate that current penetration of our customer base is approximately 33% of total potential billed minutes, providing us with a significant growth opportunity within our existing customer base. Our sales and marketing team employs and will continue to employ focused tactics to achieve deeper penetration of our current customer base:

•	Each sales representative is provided with an account profile that identifies the total sales potential for a specific customer;

•	Sales managers set account strategies for each customer and monitor progress;

•	Sales representatives will employ ambassadors, interpreters who are experienced at training on-site at customer locations, to simulate OPI usage at existing customer locations; and

•	Sales representatives will leverage existing customer relationships to gain access to new areas of potential growth within our existing customer base.

In addition to growth opportunities among our current customers, we believe there is also a meaningful opportunity to expand our services to a substantial target market of currently untapped customers. We have identified a total of approximately 1,700 of the largest potential users of U.S. OPI services, which collectively represent approximately 60% of potential billed minutes in the United States. We currently have a customer relationship with only approximately 40% of these potential customers.

We have deployed sales and marketing resources in the United Kingdom and Canada, and have begun to demonstrate our ability to leverage our U.S. infrastructure to penetrate these two markets. Similar to our U.S. strategy, we will penetrate established industry segments by increasing our presence with current customers and acquiring new high-value OPI customers in our target industries. We plan to utilize our cost advantages, industry experience and increase the interpreter pool to provide the best product and competitive pricing in these markets.

Competition

We believe that we are the leading outsourced OPI provider in the U.S. with greater scale, scope, expertise and technical capabilities than our other outsourced OPI competitors.

Our failure to effectively compete in the outsourced OPI services market that we serve could erode our market share and negatively impact our ability to service the notes. We expect that our existing competitors will strive to improve their outsourced OPI services and introduce new services with competitive price and customer service characteristics. From time to time, we may lose customers as a result of competition. For example, in

June 2004, we lost one of our larger customers, representing approximately 1.6% of our 2003 billed minutes, to a competitor. Certain of our potential competitors may attempt to leverage their existing infrastructure to compete with us. For example, a large call center company may have the requisite scale to enter into the OPI services market. If this were to occur, the outsourced OPI industry may become more competitive and may force us to decrease our profit margins in order to maintain our market position.

We believe that our most significant U.S. competitors include Network Omni (Thousand Oaks, CA), Tele-Interpreters (Glendale, CA), Bowne (New York, NY) and Pacific Interpreters (Portland, OR). All of our U.S competitors, except Bowne, are independent, privately-owned companies, and no competitor is estimated by us to have generated more than $15 million in OPI revenues in 2003. We believe that our largest competitor in the United Kingdom is Language Line, Ltd., which we estimate generated approximately $8 million in revenues in 2003, and we believe that our largest competitor in Canada is CanTalk, which we estimate generated approximately $2 million in revenues in 2003.

Based on our competitive assessment, we believe that we outperform our competitors on one or more of the following attributes: connection speeds, reliability, breadth of languages and quality of interpreters. We believe these service attributes are key considerations in the purchase decisions for our customers. This is particularly true for organizations concerned with compliance with Title VI of the Civil Rights Act of 1964 which requires companies to have interpretation services for LEP speakers in order to qualify for federal funding.

The primary alternatives to OPI include:

•	Customer-provided language service through bilingual agents (“in-house”) and face-to-face interpreters;

•	Customer relationship management (“CRM”) providers with foreign language capabilities; and

•	Technology such as web self-service, interactive voice response (“IVR”) units and machine translation.

When deciding whether to use a language alternative to OPI, we believe our customers’ primary selection criteria are levels of customer service, the critical nature of a call (e.g., emergency 911 or hospital emergency room) and the cost to service the transaction.

Customer-Provided Language Service

While in-house bilingual agents can potentially offer better customer service at a lower cost than OPI service, these benefits are usually not realized due to inefficiencies resulting from the need to manage internal productivity levels. Moreover, managing these agents can be a significant distraction in light of the relative minor usage by the LEP client base. As for service quality, customers are typically inexperienced in recruiting, testing, training and managing an ethnically diverse workforce and often lack the resources to service customers in more than 150 languages, 24 hours a day, seven days a week. Face-to-face interpreters can deliver more personal service, although interpreters represent a fixed cost that may become expensive if not managed efficiently. Moreover, face-to-face interpreters generally are not available on demand when needed and cannot assist in interpretation center applications.

CRM Providers

Many third party CRM providers offer language solutions as part of their larger outsourcing offering. Generally, the number of languages offered are limited (in many cases, only one). These offerings are usually focused on program-specific, scripted sales offers and lack the flexibility OPI provides to customer service and other critical applications. Many companies choose not to outsource critical customer relationships to third party CRM providers.

Technology

Web and IVR technology provides a low cost language alternative, although the use of this technology currently is limited to simple transactions and lacks the flexibility OPI provides for typical customer service and other critical applications. Moreover, customers still need to provide a “zero out” option when LEP speakers cannot continue with menus provided or require additional assistance beyond the basic applications. Machine translation has evolved to handle simple transactions with accuracy in the range of 80% to 90%. Similar to CRM providers and IVR technology, machine translation lacks the flexibility desired by customers for interactions with their own customers.

Legislation

Several measures have recently been introduced in Congress aimed at discouraging the transfer of U.S. jobs to foreign countries including a bill that would deny federal contracts to companies with offshore operations and a bill that would require notification of workers when companies plan to outsource and require the Department of Labor to compile statistics on the trend. These legislative proposals are currently being challenged in state court. It is not clear whether these or similar legislative proposals will eventually become law and what, if any, impact they would have on our business and operations.

Employee and Labor Relations

Full-time employees are classified as those who are remunerated on a salaried or an hourly basis, and receive corporate benefits from us. Agency employees are also paid on an hourly basis, but are employed by a staffing agency and do not receive any corporate benefits from us. Independent contractors are defined as those interpreters that are paid by the minute of interpretation and do not receive any corporate benefits or direction from us. Full-time employee and agency employee interpreters are scheduled and generally handle our high-volume languages, receive training and are supplemented by independent contractor interpreters for peak volumes and for lower-volume languages. The majority of our interpreters work from home in the United States, with an increasing number of interpreters located in global interpretation centers due to the substantial cost savings. Our employees are non-unionized.

As of December 31, 2003, we employed or contracted for 2,133 workers as follows:

Function	Full-Time Employees	Agency Employees	Independent Contractors	Total
Interpreters	423	1,118	383	1,924
Answer Points	11	26	—	37
Operations	60	8	—	68
Sales & Marketing	49	—	—	49
Customer Care	11	1	—	12
Information Technology	20	1	3	24
Finance	8	—	—	8
Administrative	11	—	—	11

Total	593	1,154	386	2,133

Properties

Together with our subsidiaries, we presently operate the following facilities:

Location	Purpose	Lease/Own
Monterey, CA	Headquarters and Interpretation Center	Leased
Chicago, IL	Interpretation Center	Leased
Panama #1	Interpretation Center	Leased
Panama #2	Interpretation Center	Leased
Dominican Republic	Interpretation Center	Leased
Costa Rica #1	Interpretation Center	Leased
Costa Rica #2	Interpretation Center	Leased
London, UK	Sales Office	Leased

Legal Proceedings

We are not currently involved in any material legal proceedings. We have certain contingent liabilities arising from various pending claims and litigation matters. While the amount of liability that may result from these matters cannot be determined, we believe the ultimate liability will not materially affect our financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our directors and executive officers:

Name	Age	Position
Dennis G. Dracup	50	Chief Executive Officer and Director
Matthew T. Gibbs II	40	Chief Financial Officer and Director
James L. Moore Jr.	58	Chief Information Officer
Jeanne Anderson	56	Vice President of Operations
Louis F. Provenzano	45	Senior Vice President of Sales
Phil Speciale	46	Vice President of Marketing
C.J. Brucato	30	Director
Peggy Koenig	47	Director
Azra Nanji	24	Director

The following sets forth biographical information with respect to our directors and executive officers.

Dennis G. Dracup joined us in 2001 as President and Chief Executive Officer and became a Director upon closing of the merger. Prior to joining us and since 1996, Mr. Dracup was the Chief Executive Officer of Gemkey.com and the President of Pitney Bowes Software Solutions. Mr. Dracup earned his Executive Management Certificate from Northwestern University, M.S. in Information Systems from Roosevelt University, M.B.A. from State University of New York at Buffalo and B.A. in English from Canisius College.

Matthew T. Gibbs II joined us in 1999 as Chief Financial Officer and became a Director upon closing of the merger. Prior to joining us and since 1991, Mr. Gibbs held a variety of positions at the Walt Disney Company. Mr. Gibbs was the Chief Financial Officer responsible for all aspects of Disney Vacation Club (Disney’s timeshare operation) including sales, strategic planning, financial management and customer service. Mr. Gibbs earned his M.B.A. from Babson Graduate School of Business, Master of Taxation from University of Miami and B.S. in Accounting from Babson College.

James L. Moore Jr. joined us in 2000 as Chief Information Officer. Prior to joining us and since 1998, Mr. Moore was the Chief Information Officer of Borland Software Corporation and Director of Information Systems of Softbank Content Services Inc. Mr. Moore earned his M.S. and B.A. in Engineering from California State University Northridge.

Jeanne Anderson joined us in 1990 as Sales Director and has served as Vice President of Operations since 1993. Prior to joining us, Ms. Anderson held a wide variety of customer care management and training positions with AT&T and the former Bell System. Ms. Anderson earned a B.A. degree in Liberal Arts from Cabrillo College.

Louis F. Provenzano joined us in November 2004 as Senior Vice President of Sales. Prior to joining us and since December 2002, Mr. Provenzano was Vice President of Worldwide Sales and Account Management for Metavante, a subsidiary of M&I Bank. Prior to that and since 1989, Mr. Provenzano held positions of Vice President of Worldwide Sales for Alysis Technologies (acquired by Pitney Bowes) and Senior Vive President of Loan Pricing Corporation (acquired by Reuters). Mr. Provenzano earned a B.A. degree from Boston College.

Phil Speciale rejoined us in May 2002 as Vice President of Marketing as a result of the acquisition of OnLine Interpreters. Mr. Speciale was the Vice President and General Manager of OnLine Interpreters from 1999 to 2002. Prior to that, he was with Language Line from 1990 until 1999 in a variety of marketing roles. Mr. Speciale received his undergraduate degree and M.B.A. from California State University.

C.J. Brucato became a Director upon closing of the merger in June 2004. Mr. Brucato is a Vice President of ABRY, which he joined in 1996. Prior to joining ABRY, Mr. Brucato was a member of the Media, Telecommunications and Entertainment Investment Banking Group at Prudential Securities, Inc. He is presently a director (or the equivalent) of CommerceConnect Media Holdings, Inc., Consolidated Theatres, LLC, Fanfare Media Works Holdings, Inc., Gallarus Media Holdings, Inc. and Hispanic Yellow Pages Network, LLC. Mr. Brucato earned his B.S.E. from Princeton University.

Peggy Koenig became a Director upon closing of the merger in June 2004. Ms. Koenig is a Partner in ABRY, which she joined in 1993. From 1988 to 1992, Ms. Koenig was a Vice President, Partner and member of the board of directors of Sillerman Communication Management Corporation, a merchant bank, which made investments principally in the radio industry. From 1986 to 1988, Ms. Koenig was the Director of Finance for Magera Management, an independent motion picture financing company. She is presently a director (or the equivalent) of Gallarus Media Holdings, Inc., Commerce Connect Media Holdings, Inc., Fanfare Media Works Holdings, Inc., WideOpenWest Holdings, LLC and Nexstar Broadcasting Group, Inc. Ms. Koenig received her undergraduate degree from Cornell University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Azra Nanji became a Director upon closing of the merger in June 2004. Ms. Nanji is an associate at ABRY, which she joined in 2003. From 2001 to 2003, Ms. Nanji was an analyst in the Communications, Media, and Entertainment group at Goldman Sachs. She is presently a director of Country Road Communications. Ms. Nanji received her undergraduate degree from Duke University.

There are no family relationships among the foregoing persons.

In connection with the purchase of a significant portion of the senior discount notes offered by Parent or equity securities of our ultimate parent company, certain third-parties obtained a right to designate observers to our board of directors.

Executive Compensation

The following summarizes, for the year ended December 31, 2003, the principal components of compensation for our Chief Executive Officer and the other four highest compensated executive officers.

Name and Principal Position	Salary	Bonus	Other Annual Compensation
Dennis G. Dracup Chief Executive Officer	$300,000	$200,000	$2,991,222
Matthew T. Gibbs II Chief Financial Officer	222,000	148,000	—
James L. Moore Jr. Chief Information Officer	181,000	66,970	14,564
Jeanne Anderson Vice President of Operations	139,600	51,652	14,564
Dennis Bailey Vice President of Sales	145,000	53,650	18,205

Executive Employment Agreements

Concurrently with the merger we entered into new employment agreements with Messrs. Dracup and Gibbs. The remaining named executive officers are employed on an “at will” basis. The employment agreements for Messrs. Dracup and Gibbs provide for an initial term of five years with automatic one-year renewals unless otherwise terminated earlier or either party gives notice not to renew. Under the employment agreements, Mr. Dracup is paid a base salary of $350,000 per year and Mr. Gibbs is paid a base salary of $250,000 per year. The base salary will increase by 5% on each anniversary of the employment agreement. In the event the executive’s employment is terminated due to (i) the executive’s resignation “without good reason,” (ii) death, “disability” or other incapacity or (iii) by the Company with “cause” (as each such term is defined in their employment agreement), the executive is entitled to certain benefits but no severance payments. If the executive’s employment is terminated by the Company “without cause” or the executive resigns for “good reason” (as each such term is defined in their employment agreement), the executive is entitled to severance payments and certain benefits for a period of twelve months from the date of termination. Each executive will be required to sign a release as a condition to receiving any severance payments. Each employment agreement also contains noncompete provisions which restrict each of the executives from being involved in, during the longer of two years from the date of the closing of the merger and one year from the date of termination, any business which is in competition with us.

Stock Option Plan

The 2001 Stock Incentive Plan

On December 13, 2001, Predecessor adopted its 2001 Stock Incentive Plan. The plan provides for grants of stock options to certain employees, officers, directors, consultants and other individuals chosen by the Compensation Committee, in its sole discretion. The purpose of the plan is to provide key employees and certain other persons who render services to Predecessor or any of its subsidiaries with opportunities to participate in the ownership of Predecessor and its future growth.

The plan is administered by the Compensation Committee of the board of directors. A total of 49,075 shares of common stock are available for issuance under the plan. As of December 31, 2003, options to purchase 45,550 shares of common stock were outstanding under the plan. Immediately prior to the consummation of the merger, all outstanding options will become fully vested. The plan was terminated following the consummation of the merger.

Incentive Share Agreements

Messrs. Dracup and Gibbs are each be party to incentive share agreements, pursuant to which our ultimate parent, Language Line Holdings, LLC, issued Class C Shares to the executive. The executive’s shares vest according to a specified schedule. Vesting accelerates upon a change of control of Language Line Holdings, LLC and upon certain types of sales. Vesting ceases if the executive ceases to be employed by Language Line Holdings, LLC or any of its subsidiaries. If the executive ceases to be employed by Language Line Holdings, LLC or any of its subsidiaries, Language Line Holdings, LLC has the option to purchase all or any portion of the vested and/or the unvested Class C Shares. The aggregate purchase price for each unvested share is $1.00, and the purchase price for each vested share is the fair market value for such share as of the date of executive’s termination. If, however, we terminate the executive’s employment for cause, the purchase price of any vested shares is $1.00. Language Line Holdings, LLC’s right to repurchase the executive’s shares terminates upon a “change of control” (as such term is defined in their incentive share agreement) provided that the executive is employed by Language Line Holdings, LLC or any of its subsidiaries at the time of the “change of control.”

Restricted Stock Plans

The 2000 Restricted Stock Plan

In 2000, Predecessor adopted a restricted stock plan and reserved 85,000 shares of its common stock for future issuance to our employees. The 2000 Restricted Stock Plan granted employees an option to purchase Predecessor’s shares of common stock at fair market value within a period of 30 to 90 days after the date of grant. The purchased shares for the exercised options vest over a five-year period (20% annually) commencing on the first anniversary of the date of grant. Transfer of these shares is restricted. Within 90 days of an employee termination, Predecessor has the option to repurchase all or any portion of the restricted shares at fair market value for vested shares, and at the lesser of original issue price and fair market value for unvested shares.

There were no outstanding and unexercised options from the 2000 Restricted Stock Plan as of December 31, 2003. A total of 46,750 shares (representing approximately 4.7% of Predecessor’s outstanding common shares) from exercise of options under the 2000 Restricted Stock Plan were outstanding and 35,210 shares were vested as of December 31, 2003. During 2001 and 2002, Predecessor authorized reductions in the maximum number of shares of common stock under the 2000 Restricted Stock Plan to 47,450 shares. There are 700 shares available for issuance under the 2000 Restricted Stock Plan at December 31, 2003. The plan was terminated following the consummation of the Merger.

Our Benefit Plans

We maintain a 401(k) retirement plan, under which employees may elect to make tax deferred contributions to a maximum established annually by the IRS. For employees meeting a six-month service requirement, we match 66.67% of the employees’ contributions up to a maximum of 6.0% of the employees’ compensation. Our contributions vest after three years of service. Our contributions were approximately $400,000 and $497,000 in 2003 and 2002, respectively.

We also provide a variety of standard welfare benefits to our employees, such as medical, dental, vision, short-term and long-term disability, and life insurance and accidental death and dismemberment benefits. A flexible spending plan, an employee assistance program, incentive compensation, and other minor employee benefits are also provided to employees.

Instead of the benefit programs described above, our Envok LLC employees in the United Kingdom receive the employee benefits set forth in their offer of employment letters, and the employees we lease through leasing companies receive benefits only through the leasing company, not through any of our employee benefit programs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our ultimate parent, Language Line Holdings, LLC indirectly owns 100% of our capital stock. The following table sets forth certain information with respect to the beneficial ownership of Language Line Holdings, LLC’s equity interests immediately after the merger, by (i) each person or entity who owns of record or beneficially 5% or more of any class of Language Line Holdings, LLC’s voting securities; (ii) each of our named executive officers and directors; and (iii) all of our directors and named executive officers as a group. Except as noted below, the address for each of the directors and named executive officers is c/o Language Line, Inc., 1 Lower Ragsdale Drive, Building 2, Monterey, California 93940.

Name and Address of Beneficial Holder(1)	Number of Voting Equity Interests Beneficially Owned	Percentage of Total Voting Equity Interests Outstanding
Principal Equityholders:
ABRY Partners IV, L.P.(1)(2)(3)	99,648,746	79.7%
ABRY Mezzanine Partners, L.P.(1)(4)	7,790,045	6.2%

Executive Officers and Directors:
Jeanne Anderson	650,000	*
Dennis Bailey	135,000	*
C.J. Brucato(5)	—	—
Dennis G. Dracup	2,000,000	1.6%
Matthew T. Gibbs II	1,500,000	1.2%
Peggy Koenig(6)	—	—
James L. Moore Jr.	650,000	*
Azra Nanji	—	—
Phil Speciale	700,000	*
All Executive Officers & Directors as a group (9 persons)	5,635,000	4.5%

*	Less than 1%
(1)	“Beneficial ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Unless otherwise indicated, we believe that each holder has sole voting and investment power with regard to the equity interests listed as beneficially owned.
(2)	Royce Yudkoff exercises voting and investment control of the equity interests held by ABRY Partners IV, L.P. and ABRY Mezzanine Partners, L.P. The address of both is 111 Huntington Avenue, 30th Floor, Boston, MA 02199.
(3)	Royce Yudkoff is the sole member of ABRY Capital Partners, LLC which is the sole general partner of ABRY Capital Partners, L.P. which is the sole general partner of ABRY Partners IV, L.P.
(4)	Royce Yudkoff is the sole member of ABRY Mezzanine Holdings, LLC which is the sole general partner of ABRY Mezzanine Investors, L.P. which is the sole general partner of ABRY Mezzanine Partners, L.P.
(5)	Mr. Brucato is a limited partner of ABRY Capital Partners, L.P., the sole general partner of ABRY Partners IV, L.P., and ABRY Mezzanine Investors, L.P., the sole general partner of ABRY Mezzanine Partners, L.P. and disclaims beneficial ownership of any equity interests held by either entity. Mr. Brucato’s address is c/o ABRY Partners IV, L.P., 111 Huntington Avenue, 30th Floor, Boston, MA 02199.
(6)	Ms. Koenig is a limited partner of ABRY Capital Partners, L.P., the sole general partner of ABRY Partners IV, L.P., and ABRY Mezzanine Investors, L.P., the sole general partner of ABRY Mezzanine Partners, L.P. and disclaims beneficial ownership of any equity interests held by either entity. Ms. Koenig’s address is c/o ABRY Partners IV, L.P., 111 Huntington Avenue, 30th Floor, Boston, MA 02199.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Members Agreement

In connection with the merger, the members of Language Line Holdings, LLC entered into a Members Agreement. Pursuant to the Members Agreement, such members agreed to vote their equity interests in Language Line Holdings, LLC so that the following directors are elected to the board of managers of Language Line Holdings, LLC: (i) three directors designated by ABRY Partners IV, L.P., (ii) the then current chief executive officer of Language Line Holdings, LLC, who shall initially be Dennis G. Dracup and (iii) the then current chief financial officer of Language Line Holdings, LLC, who shall initially be Matthew T. Gibbs II. The Members Agreement also contains:

•	“tag-along” sale rights exercisable by all investors in the event of sales of equity interests by ABRY to unaffiliated third parties;

•	“drag-along” sale rights exercisable by the board of managers of Language Line Holdings, LLC and holders of a majority of the then outstanding voting equity interests in the event of an Approved Sale, as defined in the Members Agreement;

•	preemptive rights; and

•	restrictions on transfers of membership interests by management and other key employees absent written authorization of the Board of Directors, except in certain circumstances.

The voting restrictions and tag-along, drag-along and transfer restrictions will terminate upon consummation of the first to occur of a Qualified Public Offering, as defined in the Members Agreement, or an Approved Sale.

Indemnification

Language Line Holdings, LLC’s Amended and Restated Limited Liability Company Agreement, dated as of June 11, 2004, provides for indemnification of directors and officers, including advancement of reasonable attorney’s fees and other expenses, in connection with all claims, liabilities and expenses arising out of the management of Language Line Holdings, LLC’s affairs. Such indemnification obligations are limited to the extent that Language Line Holdings, LLC’s assets are sufficient to cover such obligations. Language Line Holdings, LLC carries directors and officers insurance that covers such exposure for indemnification up to certain limits. While Language Line Holdings, LLC may be subject to various proceedings in the ordinary course of business that involve claims against directors and officers, we believe that such claims are routine in nature and incidental to the conduct of Language Line Holdings, LLC’s business. None of such claims, if determined adversely against such directors and officers, would have a material adverse effect on Language Line Holdings, LLC’s consolidated financial condition or results of operations. As of the closing of the merger, Language Line Holdings, LLC had not accrued any amounts to cover indemnification obligations arising from such claims.

Registration Rights Agreement

In connection with the merger, the members of Language Line Holdings, LLC entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the holders of a majority of the Investor Registrable Securities have the ability to cause us to register securities of the Company held by parties to the Registration Rights Agreement and to participate in registrations by us of our Registrable Securities. All holders of Registrable Securities are subject to customary lock-up arrangements in connection with public offerings.

Reimbursement Agreement

In connection with the merger we entered into a Reimbursement Agreement. Pursuant to the Reimbursement Agreement, we agreed to reimburse ABRY for all out-of-pocket expenses incurred in connection with this offering, the merger and related transactions or their ownership of equity interests of Language Line Holdings, LLC.

TRANSACTION SUMMARY

The Merger

On June 11, 2004, in accordance with a merger agreement entered into on April 14, 2004, we (a wholly-owned subsidiary of Language Line Acquisition, Inc., a corporation controlled by ABRY) merged with and into Predecessor (with Predecessor as the surviving corporation of the merger) for a purchase price of approximately $715.6 million (subject to customary closing and post-closing adjustment of the merger consideration to reflect working capital adjustments and similar items). The merger agreement contains customary representations and warranties and covenants. At closing, $30 million of the merger consideration was deposited into an escrow account on behalf of the stockholders and optionholders of Predecessor to secure their potential indemnity obligations to us and payment of any post-closing adjustment to the merger consideration to us.

Concurrently with the merger, we consummated certain related financing transactions, including the issuance of $165.0 million aggregate principal amount at maturity (the Old Notes); the issuance by Parent of approximately $109.0 million aggregate principal amount at maturity (approximately $55.0 million in gross proceeds) of 14 1/8% senior discount notes due 2013; and the entering into of senior credit facilities in the amount of $325.0 million. See “Description of Our Senior Secured Credit Facilities.”

DESCRIPTION OF OUR SENIOR SECURED CREDIT FACILITIES

General

Simultaneously with the sale of the Notes, we entered into a new senior secured credit facility with Parent, the subsidiary guarantors party thereto, the lenders party thereto from time to time, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities, LLC, as joint lead arrangers and joint book runners, Merrill Lynch Capital Corporation, as administrative agent, Bank of America N.A., as syndication agent and National City Bank, as documentation agent.

Our senior secured credit facilities consist of a revolving credit facility and a term loan facility. The revolving credit facility provides for up to $40.0 million of borrowings. The term loan facility is comprised of loans in a total principal amount of $285.0 million. The revolving credit facility is available for general corporate purposes, and up to $15.0 million of the revolving credit facility was available at closing to finance a portion of the merger, certain working capital adjustments and pay related fees and expenses.

The revolving credit facility has a six-year maturity and the term loan facility has a seven-year maturity. Our credit facility also provides for uncommitted incremental loans up to $50.0 million.

Parent and each of our direct and indirect domestic subsidiaries existing on the closing date or thereafter created or acquired unconditionally guarantee, on a joint and several basis, all of our obligations under the senior secured credit facilities and under each interest rate protection agreement entered into with a person that is or was a lender or an affiliate of a lender under the senior secured credit facilities at the time such interest rate protection agreement was entered into.

Security Interests

Our senior secured credit facilities are secured by: (1) a perfected lien on, and pledge of, all of our capital stock and intercompany notes and of each of our direct and indirect domestic subsidiaries existing on the closing date of the merger or thereafter created or acquired, (2) a perfected lien on, and security interest in, all of our tangible and intangible assets (including all contract rights, real property interests, trademarks, tradenames, equipment and proceeds of the foregoing) and those of Parent and each of our direct and indirect domestic subsidiaries, and (3) a perfected lien on, and pledge of, 65% of the capital stock of our “first-tier” non-U.S. subsidiaries.

Interest Rates and Fees

The interest rate applicable to borrowings under our senior secured credit facilities is based on the Alternative Base Rate (“ABR”) plus the Applicable Margin or LIBOR plus the Applicable Margin. The “Applicable Margin” is (1) with respect to LIBOR Loans under the (a) revolving credit facility, 3.50% per annum and (b) term loan facility, 4.25% per annum; and (2) with respect to ABR Loans under the (a) revolving credit facility, 2.50% per annum and (b) term loan facility, 3.25% per annum. Applicable Margins in respect of the revolving credit facility is subject to reduction based on the total leverage ratio after six months.

In addition to paying interest on outstanding principal under our credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. We also pay customary letter of credit fees.

Mandatory and Optional Prepayment

Subject to exceptions for reinvestment of proceeds and other exceptions and materiality thresholds, we are required to prepay outstanding loans under our senior secured credit facilities with:

•	75% of annual excess cash flow;

•	100% of the net cash proceeds of asset sales and other asset dispositions by Parent or any of its subsidiaries;

•	100% of the net cash proceeds from the issuance or incurrence of debt or of any sale and lease-back by Parent or any of its subsidiaries;

•	75% of the net cash proceeds from any issuance of equity securities in any public offering or private placement or from any capital contribution by Parent or any of its subsidiaries; and

•	100% of casualty and condemnation proceeds.

Certain of the percentages referred to above are subject to reduction after the closing date based upon our total leverage ratio.

Mandatory prepayments will be applied to the term loans pro rata to the remaining scheduled amortization payments. To the extent that the amount to be applied to the prepayment of term loans pursuant to the second, third or fifth clause in preceding paragraph exceeds the aggregate amount of term loans then outstanding, such excess shall be applied to the revolving credit facility to permanently reduce the commitments thereunder. Term loan lenders may elect to decline up to 50% of their share of any mandatory prepayment pursuant to the first clause in the first paragraph of this section in respect of fiscal 2006 and each fiscal year thereafter, whereupon we may retain such amount. If we are required to make a prepayment described in the third or fourth clauses in the preceding paragraph, we will be required to pay a prepayment penalty of 1.0% prior to the first anniversary and a prepayment penalty of 0.5% after the first anniversary and prior to 18 months after the closing of the senior secured credit facilities.

We may voluntarily prepay loans or reduce commitments under our senior secured credit facilities, in whole or in part, subject to minimum prepayments and a prepayment penalty of 1.0% prior to the first anniversary and a prepayment penalty of 0.5% after the first anniversary and prior to 18 months after the closing of the senior secured credit facilities if we make a voluntary prepayment from the issuance or incurrence of debt or equity.

Amortization

Our term loan facility amortizes quarterly with installments in the amounts set forth below:

Quarters ending 9/30/04 and 12/31/04	$3,750,000	per quarter
Quarters ending 3/31/05 through 12/31/05	$3,000,000	per quarter
Quarters ending 3/31/06 through 3/31/11	$3,750,000	per quarter
Maturity date of term loan facility	$186,750,000

Covenants

Our senior secured credit facilities require that we comply with certain financial covenants, including a maximum total leverage ratio, a maximum senior leverage ratio, minimum interest coverage ratio and minimum fixed charge coverage ratio. In addition, our senior secured credit facilities include negative covenants, subject to certain exceptions, that restrict or limit our ability and the ability of our subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness or contingent obligations;

•	incur liens and engage in sale and leaseback transactions;

•	engage in mergers, acquisitions or other business combinations;

•	sell assets;

•	make loans and investments;

•	enter into hedge agreements;

•	declare dividends, make payments or redeem or repurchase capital stock;

•	transact with affiliates;

•	alter the business that we conduct;

•	amend or otherwise alter the terms of our indebtedness; and

•	prepay, redeem or repurchase certain indebtedness.

Events of Default

Our senior secured credit facilities specify certain customary events of default, including, among others, non-payment of principal, interest or fees, violation of covenants, cross-defaults and cross-accelerations, inaccuracy of representations and warranties in any material respect, bankruptcy and insolvency events, change of control, failure to maintain security interests, specified ERISA events, one or more judgments for the payment of money in an aggregate amount in excess of specified amounts or the subordination provisions of the Notes are found to be invalid.

DESCRIPTION OF NOTES

The Notes will be issued under an Indenture (the “Indenture”) to be dated as of June 11, 2004 among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939.

The following is a summary of certain provisions of the Indenture. For definitions of capitalized terms used in the following summary, see “—Certain Definitions.” For purposes of this section, the term “Company” refers only to Language Line, Inc. and not to any of its subsidiaries. Any reference to Notes in the following summary is a reference to the New Notes offered pursuant to this prospectus.

Brief Description of the Notes and the Guarantees

The Notes

The Notes will be:

•	general unsecured obligations of the Company;

•	subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

•	effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness; and

•	senior in right of payment to any future subordinated Indebtedness of the Company.

The Guarantees

The Notes will be guaranteed by each of the Company’s domestic Restricted Subsidiaries that is a borrower or an obligor under the Senior Credit Agreement.

The Guarantee by each Guarantor will be:

•	a general unsecured obligation of such Guarantor;

•	subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor;

•	effectively subordinated to all secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness; and

•	senior in right of payment to any future subordinated Indebtedness of such Guarantor.

The Notes will be structurally subordinated to the Indebtedness and other obligations (including trade payables) of the Company’s Subsidiaries that are not Guarantors.

At the closing of the merger, the Company and the Guarantors had approximately $289.2 million of Senior Indebtedness outstanding. Additionally, the Company’s revolving credit facility provides for up to $40.0 million of borrowings, of which no more than $15.0 million was available to finance certain working capital adjustments, if any, or to pay related fees and expenses on the closing date.

All debt Incurred under our Senior Secured Credit Agreement will be Senior Indebtedness of the Company, will be guaranteed by the Guarantors on a senior basis and will be secured by substantially all of the assets of the Company and the Guarantors.

The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Company will appoint the Trustee to serve as registrar and paying agent under the Indenture at its offices at 101 Barclay Street, New York, NY 10286. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

Maturity, Interest and Principal of the Notes

The Notes will be unlimited in aggregate principal amount, with $165 million aggregate principal amount to be issued in this offering (the “Initial Notes”), and will mature on June 15, 2012. Additional Notes may be issued in one or more series from time to time (the “Additional Notes”), subject to certain limitations described under “Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock” and the restrictions contained in the Senior Credit Agreement and other Indebtedness. Any Additional Notes subsequently issued under the Indenture will be treated as a single class with the Initial Notes issued in this offering for all purposes under the Indenture, including, without limitation, for purposes of waivers, amendments, redemptions, Change of Control Offers and Net Proceeds Offers. Cash interest on the Notes will accrue at a rate of 11 1/8% per annum and will be payable semi-annually in arrears on each June 15 and December 15, commencing December 15, 2004, to the Holders of record of Notes at the close of business on June 1 and December 1, respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from June 11, 2004. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Subordination

The payment of the principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, to the extent and in the manner provided herein and in the Indenture, to the prior payment in full in cash of all Obligations arising under Senior Indebtedness.

Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any payment from the trust described under “Satisfaction and Discharge of Indenture; Defeasance” (a “Defeasance Trust Payment”)), upon any dissolution or winding-up or total liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other similar proceedings, all Senior Indebtedness shall first be paid in full in cash before the Holders of the Notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Notes, or any payment by the Company to acquire any of the Notes for cash, property or securities, or any distribution by the Company with respect to the Notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment).

Before any payment may be made by or on behalf of the Company of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding-up or total liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment), to which the Holders of the Notes or the Trustee on behalf of such Holders would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to a Change of Control Offer or a Net Proceeds Offer, upon redemption or otherwise, will be made, and the Company may not defease the Notes, if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a “Payment Blockage Notice”) from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of the holders of such Designated Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) will be made by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to a Change of Control Offer or a Net Proceeds Offer, upon redemption or otherwise, to such Holders, and the Company will not defease the Notes during a period (a “Payment Blockage Period”) commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter.

Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary:

(1) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given;

(2) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect; and

(3) not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days.

No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this “Subordination” heading will not be construed as preventing the occurrence of any Event of Default in respect of the Notes. See “Events of Default” below.

By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Company may be unable to meet fully its obligations with respect to the Notes.

Subject to the restrictions set forth in the Indenture, the Company may issue additional Senior Indebtedness in the future to refinance existing Indebtedness or for other corporate purposes.

Guarantees

The Notes will be guaranteed by each of the Company’s current and future domestic Restricted Subsidiaries that are guarantors or borrowers in respect of the Senior Credit Agreement. These Subsidiary Guarantees are joint and several obligations of the Guarantors. Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Indebtedness of that Guarantor to the same extent as described under “Subordination” above. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) except when a release of a Subsidiary Guarantee is obtained under the provisions below, if, immediately after giving effect to such transaction, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a Subsidiary, such Person assumes all the obligations of that Guarantor under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee.

Notwithstanding the foregoing, the Subsidiary Guarantee of a Guarantor will be released:

•	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition is not in violation of the applicable provisions of the Indenture;

•	in connection with any transaction which results in a Guarantor ceasing to be a Restricted Subsidiary of the Company, if the transaction is not in violation of the applicable provisions of the Indenture; or

•	if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

Optional Redemption

The Notes will be redeemable at the option of the Company, in whole or in part, at any time and from time to time on or after June 15, 2008, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, and Additional Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Redemption Price
2008	105.563%
2009	102.781%
2010 and thereafter	100.000%

In addition, at any time and from time to time on or prior to June 15, 2007, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to the original issuance of Additional Notes, if any) with the net cash proceeds from one or more Equity Offerings, at a redemption price in cash equal to 111.125% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, and Additional Interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to the issuance of Additional Notes, if any) must remain outstanding immediately after giving effect to each such redemption (excluding any Notes held by the Company or any of its Subsidiaries). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Equity Offering.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to a redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the net cash proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Repurchase at the Option of the Holders

Change of Control

In the event of the occurrence of a Change of Control (the date of such occurrence being the “Change of Control Date”), the Company shall, within 30 days after the occurrence of such Change of Control, make an offer (the “Change of Control Offer”) to all Holders to purchase all outstanding Notes properly tendered pursuant to such offer, and within 60 days after the occurrence of the Change of Control, all Notes properly tendered pursuant to such offer shall be accepted for purchase (the date of such purchase, the “Change of Control Purchase Date”) for a cash price equal to 101% of the principal amount thereof as of the Change of Control Purchase Date, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

In order to effect the Change of Control Offer, the Company shall mail a notice to each Holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price (the “Change of Control Purchase Price”) in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase;

(2) the repurchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

(4) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased.

The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Agreement. Future Senior Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, including a default due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Agreement prohibit the Company’s prepayment of Notes prior to their scheduled maturity. There can be no assurance that in the event of a Change of Control the Company will be able to obtain the necessary consents from the lenders under the Senior Credit Agreement to consummate a Change of Control Offer. Consequently, if the Company is not able to prepay the Indebtedness under the Senior Credit Agreement and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if Holders of Notes exercise their repurchase rights following a Change of Control. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the Holders of the Notes the rights described under “Events of Default.”

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If the Company makes a Change of Control Offer, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Change of Control Offer occurring as a result of such compliance shall not be deemed an Event of Default or an event that, with the passing of time or giving of notice, or both, would constitute an Event of Default.

The existence of a Holder’s right to require the Company to purchase such Holder’s Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

The definition of “Change of Control” in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders the right to require the Company to purchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control.

Asset Sales

The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined by the Company’s Board of Directors (or a committee thereof) and evidenced by a Board Resolution), and

(2) at least 75% of such consideration consists of (A) cash or Cash Equivalents, (B) properties and capital assets to be used in a Related Business, (C) Capital Stock in a Person engaged in a Related Business that will become a Restricted Subsidiary as a result of such Asset Sale or (D) a combination of cash, Cash Equivalents and such assets.

The amount of any (A) balance sheet liabilities (other than any Pari Passu Debt or Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of the consideration received by the Company or the Restricted Subsidiaries in cash or Cash Equivalents and (B) notes, securities or other similar obligations received by the Company or the Restricted Subsidiaries from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within ninety (90) days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash or Cash Equivalents or other assets of the type referred to in clause (2)(B) or (C) above shall be deemed to be cash, in an amount equal to the net cash proceeds or the Fair Market Value of the Cash Equivalents or other assets of the type referred to in clause (2)(B) or (C) above realized upon such conversion, sale or exchange for purposes of determining the percentage of the consideration received by the Company or the Restricted Subsidiaries in cash or Cash Equivalents.

If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with the provisions of this covenant.

The 75% limitation in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents received therefrom, determined in accordance with the second preceding paragraph, are equal to or greater than the after-tax cash and Cash Equivalents that would have been received therefrom had such provision applied.

The Company or such Restricted Subsidiary, as the case may be, may apply an amount equal to the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to:

(1) repay Senior Indebtedness; or

(2) make an investment in or expenditures for properties or capital assets to be used in a Related Business or make an Investment in any Person engaged in a Related Business that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary.

To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 365 days of such Asset Sale as described in clause (1) or (2) (such Net Cash Proceeds, the “Unutilized Net Cash Proceeds”), the Company shall, within 20 days after such 365th day, make an offer to purchase (a “Net Proceeds Offer”) all outstanding Notes and Pari Passu Debt that is subject to provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem such Pari Passu Debt with the proceeds from the sale of assets on a pro rata basis up to an aggregate maximum principal amount of Notes and such Pari Passu Debt equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date thereof; provided, however, that the Net Proceeds Offer may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph.

With respect to any Net Proceeds Offer effected pursuant to this covenant, among the Notes and the Pari Passu Debt that is subject to provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem such Pari Passu Debt with the proceeds from the sale of assets, to the extent the aggregate principal amount of Notes and such Pari Passu Debt tendered pursuant to such Net Proceeds Offer exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase or redemption thereof, such Notes and such Pari Passu Debt shall be purchased or redeemed pro rata based on the aggregate principal amount or accreted value of such Notes and such Pari Passu Debt, as applicable, tendered by each holder thereof. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes and Pari Passu Debt tendered by the holders thereof pursuant to such Net Proceeds Offer (such excess constituting an “Excess”), the Company may retain and utilize such Excess for any general corporate purposes. Upon the completion of a Net Proceeds Offer, the amount of Unutilized Net Cash Proceeds shall be reset to zero.

If the Company makes a Net Proceeds Offer, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Net Proceeds Offer occurring as a result of such compliance shall not be deemed an Event of Default or an event that, with the passing of time or giving of notice, or both, would constitute an Event of Default.

Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Net Proceeds Offer, subject to the requirement that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders as described above.

Certain Covenants

The Indenture will contain, among other things, the following covenants:

Limitation on Restricted Payments

(a) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or any other distribution on any Capital Stock of the Company or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary and dividends or distributions payable to any Person solely in the form of Qualified Capital Stock of the Company);

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company (other than any such Capital Stock owned by the Company or any Restricted Subsidiary);

(3) make any principal payment on, purchase, repurchase, redeem, defease or otherwise acquire or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by the Company or any Restricted Subsidiary); or

(4) make any Investment (other than a Permitted Investment) in any Person

(any such payment or any other action (other than any exception thereto) described in (1), (2), (3) or (4) above, a “Restricted Payment”), unless at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(B) immediately after giving effect to such Restricted Payment the Consolidated Leverage Ratio of the Company would be less than or equal to 5.0 to 1.0; and

(C) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Closing Date does not exceed an amount equal to the sum of, without duplication:

(i) 100% of the cumulative Consolidated Cash Flow of the Company and its Restricted Subsidiaries determined for the period (taken as one period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is internally available (or, if such cumulative Consolidated Cash Flow shall be a negative, minus 100% of such cumulative Consolidated Cash Flow) less 175% of cumulative Consolidated Interest Expense for the same period, provided that, in calculating cumulative Consolidated Cash Flow as of any date for purposes of this subclause (C)(i), the amount of Consolidated Cash Flow for any quarter included therein shall not exceed the lesser of (x) the actual amount thereof and (y) $23.75 million (provided that, to the extent any amount of Consolidated Cash Flow for any quarter has been disallowed during a fiscal year of the Company by reason of the limitation in the preceding subclause (y), such amount may be added back to the extent and only to the extent of the lesser of (i) the amount by which the Consolidated Cash Flow of the Company for such fiscal year previously included in this calculation is less than or equal to $95.0 million and (ii) the aggregate disallowed amount for such fiscal year under the preceding subclause (y)), plus

(ii) the aggregate net proceeds (including the Fair Market Value of property other than cash) received after the Closing Date by the Company (other than the Cash Equity Contribution) either (x) as capital contributions to the Company or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Capital Stock (except, in each case, to the extent set forth in clauses (2), (3), (4), (10) and (11) of paragraph (b) below), plus

(iii) the principal amount (or accreted amount, determined in accordance with GAAP, if less) of any Indebtedness or Disqualified Capital Stock of the Company or any Restricted Subsidiary or Preferred Capital Stock of any Restricted Subsidiary that is not a Guarantor, in each case Incurred after the Issue Date to the extent it has been converted into or exchanged for Qualified Capital Stock of the Company, plus

(iv) to the extent not included in cumulative Consolidated Cash Flow for purposes of (C)(i) above (without limitation by reason of the proviso thereto), in the case of the disposition or repayment of any Investment (whether through interest payments, principal payments, dividends or other distributions) or the release of a guarantee constituting a Restricted Payment made after the Issue Date, an amount equal to the return of capital with respect to such Investment (including the Fair Market Value of property other than cash), less the cost of the disposition of such Investment and net of taxes, and, in the case of guarantees, less any amounts paid under such guarantee, plus

(v) with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with the covenant described under “Designation of Unrestricted Subsidiaries” below, the Fair Market Value of the Company’s interest in such Subsidiary, plus

(vi) $10.0 million.

(b) The foregoing provisions will not prevent:

(1) the payment of any dividend or distribution on, or redemption of, Capital Stock within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture;

(2) the purchase, redemption, retirement or other acquisition of any Capital Stock of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, other Capital Stock of the Company (other than Disqualified Capital Stock in the case of any such purchase, redemption, retirement or other acquisition of Qualified Capital Stock); provided, however, that any such net proceeds and the value of any Qualified Capital Stock issued in exchange for any such Capital Stock are excluded from clause (C) of paragraph (a) above (and were not included therein at any time);

(3) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness, or any other payment thereon, made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of:

(A) Qualified Capital Stock of the Company; provided, however, that any such net proceeds and the value of any such Qualified Capital Stock are excluded from clause (C) of paragraph (a) above (and were not included therein at any time) or

(B) Disqualified Capital Stock of the Company or other Subordinated Indebtedness, in each case having no stated maturity or mandatory redemption for the payment of any portion of principal or liquidation preference thereof prior to the final stated maturity of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired and having a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

(4) the repurchase of shares of Capital Stock of the Company or any direct or indirect parent of the Company (or distributions to any direct or indirect parent of the Company to enable it to repurchase its Capital Stock) owned by former, present or future employees, directors or consultants of the Company or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount expended pursuant to this clause (4) shall not in the aggregate exceed $2.0 million in any fiscal year (with unused amounts being available to be utilized in succeeding fiscal years), plus any amounts contributed to the Company as a result of sales of any such shares of Capital Stock of the Company or any direct or indirect parent of the Company to such persons (provided that any such amounts so contributed shall not be included in clause (C) of paragraph (a) above to the extent available under this clause (4)) and the amount of any “key man” insurance proceeds received by the Company or any Restricted Subsidiary; provided that the cancellation of Indebtedness owing to the Company in connection with any such repurchase shall not be deemed a Restricted Payment;

(5) payments required pursuant to the terms of the Merger Agreement to consummate the Transactions or otherwise in connection with the Transactions;

(6) the payment of the dividends on Disqualified Capital Stock of the Company or Preferred Capital Stock of a Restricted Subsidiary, the incurrence of which was permitted by the Indenture;

(7) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities;

(8) distributions to the extent (x) the Company is treated as a pass-through or disregarded entity for tax purposes (such as a partnership, limited liability company or S-corporation) to the extent necessary to permit it or the direct or indirect holders of its Capital Stock to pay any Federal, state or local taxes owing by it or them in respect of income of the Company and its Restricted Subsidiaries or (y) the Company is not such a pass-through or disregarded entity but is a member of a consolidated group of corporations that includes a holding company above it to the extent necessary to pay taxes of the consolidated group; provided that nothing in this clause (8) will be deemed to permit any such distribution (1) in excess of amounts that a consolidated group that includes the Company as the “parent” and any of the Restricted Subsidiaries would be required to pay on a stand-alone basis as a consolidated group of corporations (less amounts directly paid by them) and (2) to pay any tax liabilities of direct or indirect investors in the Company or any direct or indirect parent of the Company resulting from the conversion of the Company from a limited liability company to corporate form;

(9) the payment of dividends or other distributions to any direct or indirect parent of the Company or such company’s Subsidiaries for the purpose of paying the corporate overhead and other expenses of any direct or indirect parent of the Company or such company’s Subsidiaries to the extent such expenses are related to, or incidental to the ownership of Capital Stock of, or the guarantee of Indebtedness of, the Company and the Restricted Subsidiaries;

(10) repayment of, or payments to any direct or indirect parent of the Company and such company’s Subsidiaries to permit repayment of, principal and interest of Future ABRY Subordinated Indebtedness in accordance with the terms thereof at the time of its issuance; provided, however, any net proceeds received from such Future ABRY Subordinated Indebtedness are excluded from clause (C) of paragraph (a) above for so long as such Future ABRY Subordinated Indebtedness is outstanding; and

(11) Restricted Payments not to exceed $10.0 million in the aggregate since the Issue Date;

provided, however, that in the case of each of clauses (2) and (3) no Default shall have occurred and be continuing or would arise therefrom.

In determining the amount of Restricted Payments permissible under clause (C) of paragraph (a) of this covenant, amounts expended pursuant to clauses (1) (without duplication) and (9) of the immediately preceding paragraph shall be included as Restricted Payments and amounts expended pursuant to clauses (2) through (8) and clauses (10) and (11) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

Limitation on Indebtedness and Issuance of Disqualified Capital Stock

The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including any Acquired Indebtedness) or issue any Disqualified Capital Stock and no Restricted Subsidiary that is not a Guarantor may issue any Preferred Capital Stock, except in each case for Permitted Indebtedness, unless, in any such case, immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Capital Stock or Preferred Capital Stock and the application of the proceeds therefrom, the Consolidated Leverage Ratio of the Company would be less than or equal to (i) 5.5 to 1.0 if such Indebtedness is Incurred on or before December 31, 2004 or (ii) 5.0 to 1.0 if such Indebtedness is Incurred thereafter.

The foregoing limitations will not apply to the Incurrence or issuance of any of the following (collectively, “Permitted Indebtedness”), each of which shall be given independent effect:

(1) Indebtedness under the Notes issued on the Issue Date (or any Notes exchanged therefor), the Guarantees and the Indenture with respect to obligations resulting from the Notes issued on the Issue Date and the Guarantees (or any Notes exchanged therefor);

(2) Existing Indebtedness;

(3) Indebtedness of the Company and its Restricted Subsidiaries pursuant to the Senior Credit Agreement; provided that (a) the aggregate outstanding principal amount of any revolving credit component thereof incurred under this clause (3) shall not exceed $40.0 million and (b) the aggregate outstanding principal amount of any term component thereof incurred under this clause (3) shall not exceed $285.0 million less in the case of this subclause (b), without duplication, the sum of (i) the cumulative amount of the originally scheduled amortization of the term loan facility under the Senior Credit Agreement (as in effect on the Issue Date) through the earlier of the date of determination or December 31, 2006, inclusive (whether or not paid), plus (ii) the cumulative amount of mandatory redemptions required to be made out of “excess cash flow” under the Senior Credit Agreement in respect of the years ended December 31, 2004 and 2005 (provided any reduction under this subclause (ii) shall be required if a mandatory prepayment obligation in respect of “excess cash flow” is in effect on any such date with the reduction not becoming effective until the date upon which consolidated financial information of the Company is internally available for the applicable year), plus (iii) the aggregate amount applied by the Company and the Restricted Subsidiaries to permanently reduce Indebtedness under the term component of the Senior Credit Agreement under the circumstances contemplated by the covenant described under the caption “Repurchase at the Option of the Holders —Asset Sales”;

(4) Indebtedness, Disqualified Capital Stock or Preferred Capital Stock of any Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary and Indebtedness or Disqualified Capital Stock of the Company owed to and held by any Restricted Subsidiary or Disqualified Capital Stock or Preferred Capital Stock of any Restricted Subsidiary held by the Company or any Restricted Subsidiary; provided, however, that (i) any such Indebtedness, Disqualified Capital Stock or Preferred Capital Stock shall be unsecured and expressly subordinated in right of payment to the payment and performance of the Company’s or such Restricted Subsidiary’s obligations under any Senior Indebtedness, the Indenture, the Notes and the Guarantees, as applicable, and (ii) that an Incurrence of Indebtedness and issuance of Disqualified Capital Stock or Preferred Capital Stock that is not permitted by this clause (4) shall be deemed to have occurred upon (x) any sale to, Lien in favor of, or other disposition to a Person (other than the Company or any Restricted Subsidiary) of any Indebtedness or Disqualified Capital Stock of the Company or any Restricted Subsidiary referred to in this clause (4), and (y) the designation of a Restricted Subsidiary which holds Indebtedness or Disqualified Capital Stock of the Company or any other Restricted Subsidiary as an Unrestricted Subsidiary;

(5) guarantees by the Company or any Restricted Subsidiary of Indebtedness permitted to be Incurred under this covenant and in compliance with the “Subsidiary Guarantees” covenant;

(6) Hedging Obligations of the Company and the Restricted Subsidiaries; provided, however, that such Hedging Obligations are entered into for genuine business purposes and not speculative purposes;

(7) Indebtedness of the Company or any Restricted Subsidiary consisting of Purchase Money Indebtedness or Capital Lease Obligations (and refinancings thereof) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (7), does not exceed the greater of $10.0 million or 1.5% of Total Assets;

(8) Indebtedness in connection with surety bonds, letters of credit and performance bonds obtained in the ordinary course of business, including in connection with workers’ compensation obligations of the Company and its Restricted Subsidiaries;

(9) Indebtedness or Disqualified Capital Stock of the Company or a Restricted Subsidiary or Preferred Capital Stock of a Restricted Subsidiary that is not a Guarantor to the extent representing a replacement, renewal, refinancing or extension (collectively, a “refinancing”) of outstanding Indebtedness Incurred or Disqualified Capital Stock or Preferred Capital Stock issued in compliance with the Consolidated Leverage Ratio of the first paragraph of this covenant or any of clause (1) or (2) of this covenant; provided, however, that:

(A) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) or liquidation preference of the Indebtedness or Disqualified Capital Stock or Preferred Capital Stock being refinanced, plus the amount of accrued interest or dividends thereon, plus the amount of any reasonably determined premium necessary to accomplish and actually paid in connection with such refinancing and such reasonable fees and expenses incurred in connection therewith,

(B) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; and

(C) (i) Indebtedness of the Company or a Guarantor that is pari passu with the Notes or the Guarantees may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes or with Disqualified Capital Stock of the Company or a Guarantor; (ii) Subordinated Indebtedness of the Company or a Guarantor may only be refinanced with Subordinated Indebtedness or Disqualified Capital Stock of the Company or a Guarantor; and (iii) Disqualified Capital Stock of the Company or a Guarantor may only be refinanced with other Disqualified Capital Stock of the Company or a Guarantor and (iv) Indebtedness or Disqualified Capital Stock of the Company or a Guarantor may not be refinanced with Preferred Capital Stock of a Restricted Subsidiary that is not a Guarantor;

(10) Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets;

(11) Acquired Indebtedness of the Company or a Restricted Subsidiary if (w) such Acquired Indebtedness is Incurred within 270 days after the date on which the related definitive acquisition agreement was entered into by the Company or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquired Indebtedness is no greater than the aggregate principal amount of Acquired Indebtedness set forth in a notice from the Company to the Trustee (an “Incurrence Notice”) within ten days after the date on which the related definitive acquisition agreement was entered into by the Company or such Restricted Subsidiary, which notice shall be executed on the Company’s behalf by the chief financial officer of the Company in such capacity and shall describe in reasonable detail the acquisition which such Acquired Indebtedness will be Incurred to finance, (y) after giving pro forma effect to the acquisition described in such Incurrence Notice, the Company or such Restricted Subsidiary could have otherwise incurred such Acquired Indebtedness under the Indenture as of the date upon which the Company delivers such Incurrence Notice to the Trustee and (z) such Acquired Indebtedness is utilized solely to finance the acquisition described in such Incurrence Notice (including to repay or refinance indebtedness or other obligations Incurred in connection with such acquisition and to pay related fees and expenses);

(12) Future ABRY Subordinated Indebtedness; and

(13) in addition to the items referred to in clauses (1) through (12) above, Indebtedness of the Company or any Restricted Subsidiary (including any Indebtedness under the Senior Credit Agreement that utilizes this clause (13)) having an aggregate principal amount not to exceed $20.0 million at any time outstanding.

For purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is permitted to be incurred pursuant to the Consolidated Leverage Ratio provisions of the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with such covenant. In addition, the Company may, at any time, change the classification of an item of Indebtedness, or any portion thereof, to any other clause or to the first paragraph of this covenant, provided that the incurrence of the item of Indebtedness, or portion thereof, would be permitted at the time of reclassification. Notwithstanding the foregoing, Indebtedness under the Senior Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred under clause (3) at all times. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock or Preferred Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Capital Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness or issuance of any Disqualified Capital Stock or Preferred Capital Stock for purposes of this covenant.

Limitation on Layering

The Company shall not Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and expressly rank subordinate in right of payment to any other Indebtedness of the Company. No Guarantor shall Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guarantee of such Guarantor and expressly rank subordinate in right of payment to any other Indebtedness of such Guarantor. Neither the existence or lack of a security interest nor the priority of any such security interest shall be deemed to affect the ranking or right of payment of any Indebtedness.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to: (A) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (B) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (C) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(1) the Senior Credit Agreement, or any other agreement of the Company or any of the Restricted Subsidiaries outstanding on the Issue Date, in each case as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that any such amendment, restatement, renewal, replacement or refinancing is no more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the agreement being amended, restated, renewed, replaced or refinanced;

(2) any instrument of an Acquired Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such instrument was entered into by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than the Acquired Person or the property or assets of the Acquired Person;

(3) customary non-assignment provisions in leases, licenses or contracts;

(4) Purchase Money Indebtedness and Capital Lease Obligations for assets acquired in the ordinary course of business that only impose encumbrances and restrictions on the assets so acquired or subject to lease;

(5) any agreement for the sale or disposition of the Capital Stock or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (5) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with the “Repurchase of the Option of the Holders—Asset Sales” covenant to the extent applicable thereto;

(6) refinancing Indebtedness permitted under clause (9) of the second paragraph of “Limitation on Indebtedness and Issuance of Disqualified Capital Stock” covenant above; provided, however, that such encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing;

(7) the Indenture;

(8) any restriction contained in any security agreement or mortgage securing Indebtedness of the Company or any Restricted Subsidiary to the extent such restriction restricts the transfer of the property subject to such security agreement or mortgage;

(9) customary restrictions imposed by the terms of shareholders’, partnership or joint venture agreements entered into in the ordinary course of business; provided, however, that such restrictions do not apply to any Person other than the applicable company, partnership or joint venture;

(10) applicable law, rule, regulation or order; and

(11) restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business.

Designation of Unrestricted Subsidiaries

The Company may designate after the Issue Date any Subsidiary of the Company as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing after giving effect to such Designation; and

(2) the Company would be permitted to make an Investment (other than a Permitted Investment but not other than Permitted Investments referred to in clause (5) or (6) of the definition thereof) at the time of Designation (assuming the effectiveness of such Designation) pursuant to “Limitation on Restricted Payments” covenant above in an amount of the Designation Amount;

All Subsidiaries of Unrestricted Subsidiaries shall be automatically deemed to be Unrestricted Subsidiaries.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(1) no Default or Event of Default shall have occurred and be continuing after giving effect to such Revocation; and

(2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by filing by the Company with the Trustee of Board Resolutions and an Officers’ Certificate certifying compliance with the foregoing provisions.

Limitation on Liens

The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Liens (other than Permitted Liens) against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, in each case to secure any Indebtedness unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Transactions with Affiliates

The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into, renew, amend or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any assets or the rendering of any service) with or for the benefit of any of their respective Affiliates (each an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction, taken as a whole, is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction on an arm’s-length basis with an unaffiliated third party;

(2) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $5.0 million, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Company shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions, or, in the event that there are no disinterested directors, the Trustee has received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be; and

(3) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $15.0 million, such Affiliate Transaction is in writing and the Trustee has received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be.

Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

(a) transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries;

(b) any Permitted Investment and any Restricted Payment or other payment or Investment permitted to be made pursuant to the covenant described under “Limitation on Restricted Payments” above;

(c) any issuance of Qualified Capital Stock of the Company, or other payments, awards or grants in cash, Qualified Capital Stock of the Company or otherwise, pursuant to employment arrangements or stock option plans for the benefit of employees, officers, directors, and consultants who are not otherwise Affiliates of the Company and made in the ordinary course of business;

(d) advances to officers, directors, employees and consultants who are not otherwise Affiliates of the Company made in the ordinary course of business and in an amount not to exceed $1.0 million in any calendar year;

(e) the payment of reasonable directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including reasonable benefits thereunder);

(f) issuances and sales of Qualified Capital Stock of the Company or the receipt of the proceeds of capital contributions in respect of Qualified Capital Stock (including from the proceeds of any Future ABRY Subordinated Indebtedness);

(g) provision or purchase of goods or services in the ordinary course of business; and

(h) any transactions undertaken pursuant to any contractual obligations in existence on the Issue Date (or on the Closing Date and entered into in connection with the Transactions), as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is no less favorable to the Company and the Restricted Subsidiaries in any material respect.

Subsidiary Guarantees

The Company will cause each domestic Restricted Subsidiary, other than a Subsidiary that is a Guarantor, that becomes a guarantor with respect to the obligations of the Company or a Restricted Subsidiary, or a borrower, under the Senior Credit Agreement to execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary that is not a Guarantor shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, Additional Interest, if any, and interest on the Notes on a senior subordinated basis. Thereafter, such Restricted Subsidiary that was not a Guarantor shall be a Guarantor for all purposes of the Indenture. In addition, the Company may, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payments of the Notes by such Restricted Subsidiary on the basis provided in the Indenture.

The Guarantee of a Guarantor will be released pursuant to the provisions set forth under “Brief Description of the Notes and the Guarantees—The Guarantees.”

Limitation on Line of Business

The Company will not, and will not cause or permit any Restricted Subsidiary to, enter into or engage in any business in any material respect, except for a Related Business.

Provision of Financial Information

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders within the time periods specified in the SEC’s rules and regulations for reporting companies under Section 13 or 15(d) of the Exchange Act (provided that the first report on a fiscal quarter may be delivered 60 days after the end of the first fiscal quarter that ends after the Closing Date):

(1) all annual and quarterly financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q if the Company were required to file such Forms,

including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent public accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, the Company shall file a copy of all of the information and reports referred to in the second preceding paragraph with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company shall also furnish to Holders, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Merger, Sale of Assets, etc.

The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company’s and the Restricted Subsidiaries’ properties and assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) to any Person in a single transaction or series of related transactions, unless:

(1) either (A) the Company shall be the Surviving Person or (B) the Surviving Person (if other than the Company) shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company;

(2) immediately thereafter, on a pro forma basis after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to any such transaction including the Incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), either (a) the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Leverage Ratio of the first paragraph of “Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock” above or (b) the Consolidated Leverage Ratio would be lower than it is prior to giving effect to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the provisions of clause (3) of the immediately preceding paragraph, (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary and (2) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the Company’s jurisdiction of organization to another state of the United States, provided that the surviving entity assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, the Company’s obligations under the Indenture and the Registration Rights Agreement.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Capital Stock of which constitute all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

Upon any consolidation or merger of the Company or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Notes and the Registration Rights Agreement with the same effect as if such successor corporation had been named as the Company therein; and thereafter except in the case of (a) a lease or (b) any sale, assignment, conveyance, transfer or other disposition to a Restricted Subsidiary of the Company, the Company shall be discharged from all obligations and covenants under the Indenture, the Notes and the Registration Rights Agreement.

For all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described under “Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock,” “Certain Covenants—Limitation on Restricted Payments” and “Certain Covenants—Limitation on Liens”), Subsidiaries of any Surviving Person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries pursuant to and in accordance with the terms of the Indenture and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been Incurred upon such transaction or series of related transactions.

Events of Default

The occurrence of any of the following will be defined as an “Event of Default” under the Indenture:

(1) failure to pay principal of (or premium, if any, on) any Note when due and payable, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(2) failure to pay any interest on any Note when due and payable, and such failure continues for 30 days or more;

(3) failure to perform or comply with (i) any of the provisions described under “Repurchase at the Option of the Holders—Change of Control” for 30 days or more or (ii) any of the provisions described under “Merger, Sale of Assets, etc.” for 30 days or more;

(4) failure to perform any other covenant, warranty or agreement of the Company or any Guarantor under the Indenture, in the Notes or in a Guarantee (other than those defaults specified in clause (1), (2) or (3) above) which has continued for 60 days or more after written notice to the Company by the Trustee or to the Trustee and the Company by Holders of at least 25% in aggregate principal amount of the then outstanding Notes;

(5) a default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Restricted Subsidiaries having an outstanding principal amount of greater than $15.0 million individually or in the aggregate (A) that have resulted in the acceleration of the payment of such Indebtedness, or (B) by the Company or any of its Restricted Subsidiaries in the payment of principal when due at the final Stated Maturity of any such Indebtedness;

(6) the rendering of a final judgment or judgments (not subject to appeal and not covered by insurance) against the Company or any of its Restricted Subsidiaries in an amount of greater than $15.0 million which remain unpaid, undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(7) a Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or a Guarantee is found to be invalid or a Guarantor denies its liability under its Guarantee or gives notice to that effect (other than by reason of release of the Guarantor in accordance with the terms of the Indenture); or

(8) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.

In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (5) of the preceding paragraph have rescinded the declaration of acceleration in respect of the Indebtedness within 30 days of the date of the declaration and if all other existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes, unless such Holders shall have offered to the Trustee indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

If an Event of Default with respect to the Notes (other than an Event of Default with respect to the Company described in clause (8) of the first paragraph of this section) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by notice in writing to the Trustee and the Company, may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding Notes to be due and payable (a) if there shall no longer be any Senior Credit Agreement, immediately or (b) if there shall be a Senior Credit Agreement, upon the first to occur of (i) the declaration of an acceleration of Indebtedness outstanding under any of the Senior Credit Agreement and (ii) the fifth Business Day after receipt by the Company and the agents or trustees acting on behalf of any Senior Credit Agreement of such declaration given under the Indenture and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the Indenture or the Notes to the contrary will become immediately due and payable. If an Event or Default specified in clause (8) of the first paragraph of this section with respect to the Company, the Notes will automatically become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

Any such declaration with respect to the Notes may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the outstanding Notes upon the conditions provided in the Indenture. For information as to waiver of defaults, see “Modification and Waiver” below.

The Indenture will provide that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes outstanding, give the Holders of the Notes notice of all uncured Defaults or Events of Default thereunder known to it. Except in the case of a Default or an Event of Default in payment with respect to the Notes or a Default or Event of Default in complying with “Merger, Sale of Assets, etc.” above, the Trustee may withhold such notice if and so long as it determines that the withholding of such notice is in the interest of the Holders of the Notes.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding Notes shall have made written request, and offered indemnity reasonably satisfactory to the Trustee, to the Trustee to institute such proceeding as the Trustee, and the Trustee shall have not have received from the Holders of a majority in aggregate principal amount of such outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of such a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within 30 days of becoming aware of a Default.

No Personal Liability of Directors, Officers, Employees, Incorporator and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Satisfaction and Discharge of Indenture; Defeasance

The Indenture will be discharged and the Company’s substantive obligations in respect of the Notes will cease when:

(1) either (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation or (B) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company;

(2) the Company has deposited or caused to be deposited with the Trustee, in trust for the benefit of the holders of the Notes, all sums payable by it on account of principal of, premium, if any, and interest on all Notes (except lost, stolen or destroyed Notes which have been replaced or paid) or otherwise, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at the Stated Maturity or redemption date, as the case may be; and

(3) has complied with certain other requirements set forth in the Indenture.

In addition to the foregoing, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (other than a Default or Event of Default arising from a breach of the covenants set forth under “—Certain Covenants” arising from the financing for the deposit hereinafter referred to) under the Indenture and provided that no default under any Senior Indebtedness would result therefrom, the Company may terminate its substantive covenant obligations in respect of the Notes (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Notes) by:

(1) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining Indebtedness on such Notes;

(2) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations; and

(3) complying with certain other requirements set forth in the Indenture.

In addition, provided, that no Default or Event of Default has occurred and is continuing or would arise therefrom (other than a Default or Event of Default arising from a breach of the covenants set forth under “—Certain Covenants” arising from the financing for the deposit hereinafter referred to) under the Indenture and provided that no default under any Senior Indebtedness would result therefrom, the Company may terminate all of its substantive covenant obligations in respect of the Notes (including its obligations to pay the principal of (and premium, if any, on) and interest on the Notes) by:

(1) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining Indebtedness on the Notes;

(2) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel addressed to the Trustee based upon such a ruling or based on a change in the applicable federal tax law since the date of the Indenture, to such effect; and

(3) complying with certain other requirements set forth in the Indenture.

The Company may make an irrevocable deposit pursuant to these provisions only if at such time it is not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the Senior Indebtedness and the Company has delivered to the Trustee and any Paying Agent an Officers’ Certificate to that effect.

Governing Law and Submission to Jurisdiction

The Indenture, the Notes and the Guarantees will be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that such principles are not mandatorily applicable by statute and the application of the law of another jurisdiction would be required thereby.

Modification and Waiver

The Indenture may be amended by the Company, the Guarantors and the Trustee, without the consent of any Holder, to:

(A) cure any ambiguity, defect or inconsistency in the Indenture or make any other change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder or make any other change necessary to make the Indenture consistent with this “Description of Notes”;

(B) comply with the provisions described under “Certain Covenants—Subsidiary Guarantees” and “Merger, Sale of Assets, etc.”;

(C) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(D) evidence and provide for the acceptance of appointment by a successor Trustee; or

(E) provide for uncertificated Notes in addition to certificated Notes.

Modifications and amendments of the Indenture may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided, however, that no such modification or amendment to the Indenture may (x) without the consent of Holders of 90% or more in aggregate principal amount of outstanding Notes, modify the ranking or priority of any Note or Guarantee or modify the definition of Senior Indebtedness or amend or modify the subordination provisions of the Indenture, in any case in any manner adverse to the Holders of the Notes, or (y) without the consent of the Holder of each Note affected thereby:

(1) change the maturity of the principal of or any installment of interest on any such Note or alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the Holders of the Notes;

(2) reduce the principal amount of (or the premium on) any such Note;

(3) reduce the rate of or extend the time for payment of interest on any such Note;

(4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above;

(5) change the currency of payment of principal of (or premium on) or interest on any such Note;

(6) impair the right of the Holders of Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or institute suit for the enforcement of any payment on or with respect to any such Note;

(7) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default or Event of Default in respect thereof;

(8) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(9) following the consummation of a Change of Control or the date the Company is required to make a Net Proceeds Offer, modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make the relevant Change of Control Offer or Net Proceeds Offer in a manner materially adverse to the Holders of Notes affected thereby otherwise than in accordance with the Indenture; or

(10) make any change in the amendment or waiver provisions contained in the Indenture.

The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Notes, on behalf of all Holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

In addition to the foregoing, no modification or amendment to the Indenture may modify in any manner adverse to the rights of any holder of Senior Indebtedness the definition of Senior Indebtedness or amend or modify the subordination provisions of the Indenture, unless the holders of such Senior Indebtedness (or their representatives) consent to such change.

The Trustee

Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture will contain limitations on the rights of the Trustee, should it become a creditor of the Company, or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain assets received by it in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABRY” means ABRY Partners, LLC, a Delaware limited liability company.

“Acquired Indebtedness” means Indebtedness of a Person (1) assumed in connection with an Acquisition from such Person or (2) existing at the time such Person becomes a Restricted Subsidiary or is consolidated with or merged into the Company or any Restricted Subsidiary; provided that such Indebtedness was not Incurred in connection with, or in contemplation of, such transaction.

“Acquired Person” means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

“Acquisition” means (1) any capital contribution (by means of transfers of cash or other assets to others or payments for assets or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or amalgamated with or merged into the Company or any Restricted Subsidiary or (2) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

“Additional Interest” has the meaning given in the Registration Rights Agreement.

“Affiliate” of any specified person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning set forth under “Certain Covenants—Transactions with Affiliates” above.

“Asset Sale” means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger or consolidation) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of:

(1) any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares);

(2) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets (including, without limitation, intellectual property) or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business (excluding the Capital Stock or other Investment in an Unrestricted Subsidiary that was designated as an Unrestricted Subsidiary).

For the purposes of this definition, the term “Asset Sale” shall not include:

(A) any transaction consummated in compliance with “Merger, Sale of Assets, etc.” above and the creation of any Lien not prohibited by “Certain Covenants—Limitation on Liens” above;

(B) sales of property or equipment that, in the reasonable determination of the Company, has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary;

(C) any Permitted Investment or Restricted Payment not prohibited by “Certain Covenants—Limitation on Restricted Payments” above;

(D) any transaction or series of related transactions involving assets with a Fair Market Value not in excess of $2.0 million;

(E) sales or other dispositions of Cash Equivalents, inventory, receivables and other current assets in the ordinary course of business;

(F) the sale of assets and subsequent leaseback of such assets within 90 days of such sale to the extent such lease constitutes a Capital Lease Obligation;

(G) condemnations on or the taking by eminent domain of property or assets;

(H) the licensing of intellectual property; and

(I) any transaction between the Company and any Restricted Subsidiary or by any Restricted Subsidiary with the Company or any Restricted Subsidiary in accordance with the terms of the Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” of any Person means the board of directors, managers, management committee or other body governing the management and affairs of such Person.

“Board Resolution” means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

“Business Day” means a day that is not a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or required by law to be closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Capital Stock and any right or interest which is classified as equity in accordance with GAAP.

“Cash Equity Contribution” means (1) the contribution to Holdings of approximately $205.0 million in cash directly or indirectly from ABRY, its affiliates, investors and lenders in exchange for Capital Stock of Holdings and (2) the contribution by Holdings of the amount so received and the proceeds from the issuance by Holdings of the 14 1/8% Senior Discount Notes of Holdings due 2013 to the Company as common equity in exchange for Qualified Capital Stock of the Company.

“Cash Equivalents” means

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or by the District of Columbia maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(4) investments in time deposit accounts, term deposit accounts, money market deposit accounts, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by (a) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million, (b) any lender party to the Senior Credit Agreement or (c) Brown Brothers Harriman;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in any of clauses (1) through (5) above.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the acquisition (including, without limitation, by way of any merger or consolidation) by any “person” (as defined above), other than the Permitted Holders, of Beneficial Ownership, directly or indirectly, of more than 50% of the Voting Stock of Holdings or the Company, measured by voting power rather than number of shares; or

(4) if the board of directors of the Company shall cease to consist of a majority of Continuing Directors.

“Change of Control Date” has the meaning set forth under “Repurchase at the Option of the Holders—Change of Control” above.

“Change of Control Offer” has the meaning set forth under “Repurchase at the Option of the Holders—Change of Control” above.

“Change of Control Purchase Date” has the meaning set forth under “Repurchase at the Option of the Holders—Change of Control” above.

“Change of Control Purchase Price” has the meaning set forth under “Repurchase at the Option of the Holders—Change of Control” above.

“Closing Date” means the date the initial closing of the Transactions is consummated in accordance with the Merger Agreement.

“Consolidated Cash Flow” means, for any period, Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, plus, without duplication and to the extent reflected in Consolidated Net Income of the Company for such period, the sum of:

(1) an amount equal to any extraordinary loss plus any net loss realized by the Company or any of its Restricted Subsidiaries in connection with (a) an Asset Sale or (b) the disposition of any securities by the Company or any of its Restricted Subsidiaries outside the ordinary course of business or the extinguishment of any Indebtedness of the Company or any of its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for franchise taxes and taxes based on income or profits of the Company and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) Consolidated Interest Expense of the Company and the Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment charges and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any extraordinary or unusual expenses of the Company and the Restricted Subsidiaries for such period to the extent that such charges were deducted in computing such Consolidated Net Income; plus

(6) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or transactions; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and any reversal of a reserve to the extent increasing such Consolidated Net Income, in each case, on a consolidated basis and in accordance with GAAP; provided that the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded.

“Consolidated Interest Expense” means for any period, the sum, without duplication of:

(1) the consolidated interest expense of the Company and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to sale-leaseback transactions, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations) but, for purposes of the “Restricted Payments” covenant, excluding amortization and write-off of debt issuance costs;

(2) the consolidated interest expense of the Company and its Restricted Subsidiaries that was capitalized during such period;

(3) any interest expense on Indebtedness of another Person that is guaranteed by the Company or any of its Restricted Subsidiaries or secured by a Lien on assets of the Company or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

(4) the product of:

(a) all cash dividend payments on any series of Disqualified Capital Stock of the Company or any Preferred Capital Stock of any of its Restricted Subsidiaries (except to the extent paid to the Company or any of its Restricted Subsidiaries), times

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Federal, state and local statutory tax rate of the Company expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (i) the aggregate outstanding amount of Indebtedness of each of the Company and its Restricted Subsidiaries as of the date of determination on a consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the greater of the aggregate liquidation preference or mandatory redemption obligation of all outstanding Disqualified Capital Stock of the Company and its Restricted Subsidiaries and Preferred Capital Stock of Restricted Subsidiaries that are not Guarantors (except, in each case, Preferred Capital Stock issued to the Company or any of the Restricted Subsidiaries) as of the day of determination to (ii) the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the latest four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the “Measurement Period”).

For purposes of calculating Consolidated Cash Flow for the Measurement Period immediately prior to the relevant date of determination any one or more of the following that are applicable:

(1) any Person that is a Restricted Subsidiary on the date of determination (or would become a Restricted Subsidiary on such date of determination in connection with the matter that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

(2) any Person that is not a Restricted Subsidiary on such date of determination (or would cease to be a Restricted Subsidiary on such date of determination in connection with the matter that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and

(3) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (including through an Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to the relevant date of determination, such calculation will be made on a pro forma basis as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (giving pro forma effect thereto in accordance with Regulation S-X and, except to the extent relating to an Asset Sale of $20.0 million or more (whether in one or a series of related transactions), to such other non-recurring costs or expenses and cost reductions relating to the Acquisition, Asset Sale or commencement or termination of activities as are reasonably and in good faith anticipated to occur within 12 months and within the control of the Company); provided, however, that such pro forma adjustment shall not give effect to the positive cash flow of any Acquired Person to the extent that such Person’s net income would be excluded pursuant to clause (1) or (2) of the definition Consolidated Net Income.

“Consolidated Net Income” means for any period, net income (or loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that

(1) the net income (but not net loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall not be included except to the extent paid in cash as a dividend or distribution to the Company or (subject to clause (2) below) a Restricted Subsidiary,

(2) the net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is prohibited or not permitted at the date of determination and

(3) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged with or into or consolidated with any of the Company or its Subsidiaries shall be excluded.

“Continuing Directors” means, as of the date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was nominated by Permitted Holders.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Indebtedness” means (1) any Indebtedness outstanding under the Senior Credit Agreement and any Hedging Obligations under hedge agreements entered into with lenders or former lenders thereunder and (2) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $25.0 million, if the Company designates such Indebtedness as “Designated Senior Indebtedness” in writing to the Trustee.

“Designation” has the meaning set forth under “Certain Covenants—Designation of Unrestricted Subsidiaries” above.

“Designation Amount” has the meaning set forth in the definition of “Investment.”

“Disposition” means, with respect to any Person, any merger, consolidation, amalgamation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person’s assets.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the Maturity Date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the maturity date of the Notes shall not constitute Disqualified Capital Stock if (1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable in any material respect to the holders of such Capital Stock than the terms applicable to the Notes and described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of the Holders—Asset Sales” and (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered in respect of a Change of Control Offer or a Net Proceeds Offer.

“Equity Offering” means an offering of (1) Qualified Capital Stock of the Company with gross cash proceeds to the Company of at least $30.0 million or (2) Qualified Capital Stock of any direct or indirect parent of the Company or any of such company’s Subsidiaries (other than the Company and its Subsidiaries) with cash proceeds thereof of at least $30.0 million contributed in the form of common equity to the Company.

“Excess” has the meaning set forth under “Repurchase at the Option of the Holders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Existing Indebtedness” means any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Closing Date and arising from the Transactions until such amounts are repaid.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by a Board Resolution delivered to the Trustee.

“Future ABRY Subordinated Indebtedness” means Indebtedness of any direct or indirect parent of the Company or any of such company’s Subsidiaries (other than the Company and its Subsidiaries) in a principal amount not to exceed $50.0 million in the aggregate at any time outstanding (a) that is incurred after the Closing Date and to fund an Acquisition and that is owed, directly or indirectly, to ABRY or any other investment fund controlled by ABRY and the proceeds of which are contributed to the common equity capital of the Company, (b) that shall provide that (i) no payments of principal (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be permitted for so long as any Default or Event of Default exists and (ii) no payments in respect of interest, premium or other amounts (other than principal) shall be payable in securities or instruments of the Company or any of its Restricted Subsidiaries, cash or other property and (c) that shall automatically convert into common equity of any direct or indirect parent of the Company or any of such company’s Subsidiaries (other than a Subsidiary of the Company) within 18 months of the date of issuance thereof, unless refinanced.

“GAAP” means, at any date of determination, generally accepted accounting principles in effect in the United States at the Issue Date.

“guarantee” means (1) as applied to any Indebtedness, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Indebtedness and (2) for purposes of the definition of “Investment”, an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit and any agreement to maintain or preserve any other Person’s financial condition or to cause any other Person to achieve certain levels of operating results.

“Guarantee” means the senior subordinated guarantee by each Guarantor of the Company’s payment obligations under the Indenture and the Notes, executed pursuant to the Indenture.

“Guarantors” means each of:

(1) each of the domestic subsidiaries of the Company on the Issue Date; and

(2) any other Subsidiary that executes a Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the Obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (3) foreign currency or commodity hedge, swap, exchange or similar protection agreements (agreements referred to in this definition being referred to herein as “Hedging Agreements”).

“Holder” means the registered holder of any Note.

“Holdings” means Language Line Acquisition, Inc., which will be renamed Language Line Holdings, Inc. after the Merger.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated or amalgamated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates or amalgamates with the Company or any Restricted Subsidiary. The accrual of interest, the accretion or amortization of original issue discount and, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness.

“Indebtedness” means (without duplication), with respect to any Person, whether or not contingent:

(1) every obligation of such Person for money borrowed;

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(4) every obligation of such Person issued or assumed as the deferred purchase price of assets or services (but excluding (A) earn-out or other similar obligations until such time as the amount of such obligation is capable of being determined and its payment is probable, (B) trade accounts payable, or (C) other accrued liabilities or expenses arising in the ordinary course of business);

(5) every Capital Lease Obligation of such Person;

(6) every net obligation payable under Hedging Agreements of such Person; and

(7) every obligation of the type referred to in clauses (1) through (6) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, the amount of such obligation being the maximum amount covered by such guarantee or for which such Person is otherwise liable.

Indebtedness:

(A) shall never be calculated taking into account any cash and cash equivalents held by such Person;

(B) shall not include obligations of any Person (1) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within 5 Business Days of their Incurrence, (2) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and (3) under standby letters of credit to the extent collateralized by cash or Cash Equivalents;

(C) shall not include any liability for federal, provincial, state, local or other taxes; and

(D) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business.

In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of the “Limitation on Indebtedness and Issuance of Disqualified Capital Stock” covenant of the Indenture, Indebtedness arising solely by reason of the existence of a Lien permitted under the “Limitation on Liens” covenant of the Indenture to secure other Indebtedness permitted to be Incurred under the “Limitation on Indebtedness and Issuance of Disqualified Capital Stock” covenant of the Indenture will not be considered to be incremental Indebtedness. The amount of any Indebtedness shall be its accreted value, in the case of Indebtedness issued at a discount, and its stated principal amount for all other Indebtedness.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal, investment banking firm or consultant in the United States that is, in the judgment of the Company’s Board of Directors, independently qualified to perform the task for which it has been engaged.

“interest” means, with respect to the Notes, the sum of any cash interest and any Additional Interest on the Notes.

“Investment” means, with respect to any Person, any loan, advance, guarantee (whether or not constituting Indebtedness) or other extension of credit (in each case other than in connection with an acquisition of property or assets that does not otherwise constitute an Investment) or capital contribution to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its Fair Market Value at the time of such transfer. For purposes of the covenant described under “Certain Covenants—Limitation on Restricted Payments” and the covenant described under “Certain Covenants—Designation of Unrestricted Subsidiaries,” Investments shall be deemed to be made in an amount (the “Designation Amount”) equal to the greater of (1) the net book value of the Company’s interest in the applicable Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company’s interest in the applicable Subsidiary as determined in good faith by the Board of Directors of the Company and evidenced by a Board Resolution (or committee resolution), whose determination shall be conclusive. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, the Company no longer owns, directly or indirectly, a majority of the outstanding Voting Stock of such Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Capital Stock of such Restricted Subsidiary that after giving effect to such sale or disposition is owned, directly or indirectly, by the Company.

“Issue Date” means the original issue date of the Initial Notes.

“Lien” means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, and any agreement to give any security interest but excluding any lease which does not secure Indebtedness).

“Maturity Date” means June 15, 2012.

“Measurement Period” has the meaning set forth in the definition of “Consolidated Leverage Ratio” above.

“Merger” means the merger of the Company with and into Language Line Holdings, Inc., pursuant to the Merger Agreement.

“Merger Agreement” means the merger agreement by and among the Company, Holdings and Language Line Holdings, Inc. dated as of April 14, 2004.

“Net Cash Proceeds” means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of:

(1) the direct costs relating to such Asset Sale (including, without limitation, reasonable legal, accounting and investment banking fees, brokerage fees and sales commissions) and any relocation expenses incurred as a result thereof;

(2) taxes paid or payable directly as a result thereof;

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and

(5) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Proceeds Offer” has the meaning set forth under “Repurchase at the Option of the Holders—Asset Sales” above.

“Notes” means, collectively, the Initial Notes and the Additional Notes, if any.

“Obligations” means any principal, interest (including, in the case of Senior Indebtedness, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman, any Vice Chairman, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers or by one Officer and any Assistant Treasurer or Assistant Secretary of the Company and which complies with the provisions of the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee; such counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Debt” means Indebtedness of the Company that constitutes neither Senior Indebtedness nor Subordinated Indebtedness.

“Permitted Holders” means ABRY, its Affiliates or any Person acting in the capacity of an underwriter with respect to a distribution of capital stock of Holdings or the Company for so long as acting in its capacity as an underwriter.

“Permitted Indebtedness” has the meaning set forth in the second paragraph of “Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock” above.

“Permitted Investments” means:

(1) Investments

(a) by any Restricted Subsidiary in the Company; and

(b) by the Company or by any Restricted Subsidiary in any Restricted Subsidiary (including to create any Restricted Subsidiary) and in any Person that becomes a Restricted Subsidiary as a result thereof;

(2) Investments in Cash Equivalents;

(3) payroll, commission, travel and similar advances in the ordinary course of business;

(4) travel and entertainment advances and relocation and other loans (including guarantees of obligations to third parties in connection with relocation of employees of the Company or its Restricted Subsidiaries) to officers and employees of the Company or any of its Restricted Subsidiaries;

(5) other Investments by the Company or any of its Restricted Subsidiaries not exceeding in the aggregate outstanding at any time $5.0 million;

(6) loans to senior management of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $2.0 million for purposes of their purchasing Capital Stock of the Company;

(7) Hedging Obligations;

(8) the Transactions;

(9) Investments for consideration to the extent consisting of Qualified Capital Stock; and

(10) any Investment made as a result of the receipt of non-cash consideration in an Asset Sale.

“Permitted Junior Securities” means any securities of the Company or any other Person that are:

(1) equity securities without special covenants; or

(2) subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in the Indenture, and as to which (a) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date of the Indenture and (b) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

“Permitted Liens” means:

(1) Liens on property of a Person existing at the time such Person is merged or consolidated with or into the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation and the proceeds thereof;

(2) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary; provided that such Liens were not incurred in contemplation of such acquisition;

(3) Liens securing the Senior Credit Agreement and other Senior Indebtedness;

(4) Liens to secure Purchase Money Indebtedness and Capital Lease Obligations;

(5) Liens existing on the Closing Date arising as a result of the Transactions;

(6) Liens incurred under the Indenture;

(7) Liens in favor of the Company or any Restricted Subsidiary;

(8) Liens securing Hedging Obligations;

(9) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, “refinancing”) (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1) through (8) above so long as such Lien does not extend to any other property (other than improvements thereto);

(10) Liens securing performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations entered into in the ordinary course of business and consistent with past business practice;

(11) Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

(12) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof; and

(13) Liens incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Post-Petition Interest” means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Preferred Capital Stock,” in any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class in such Person.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property or assets (including through the purchase of Capital Stock of a Person owning such assets); provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

“Qualified Capital Stock” in any Person means any Capital Stock in such Person other than any Disqualified Capital Stock.

“Redemption Date” has the meaning set forth in the third paragraph of “Optional Redemption” above.

“Registration Rights Agreement” means the Registration Rights Agreement to be dated as of the Issue Date.

“Related Business” means (1) those businesses in which the Company or any of the Restricted Subsidiaries are anticipated as of the Issue Date to be engaged in on the Closing Date, or that are reasonably related, ancillary, incidental or complementary thereto, as determined by the Company’s Board of Directors, and

(2) any business which forms a part of a business (the “Acquired Business”) which is acquired by the Company or any of the Restricted Subsidiaries if the primary intent of the Company or such Restricted Subsidiary was to acquire that portion of the Acquired Business which meets the requirements of clause (1) of this definition.

“Restricted Subsidiary” means any Subsidiary of the Company other than (i) a Subsidiary of the Company that is designated as an Unrestricted Subsidiary on the Issue Date and (ii) any Subsidiary of the Company that has been designated by the Board of Directors of the Company subsequent to the Issue Date, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to “Certain Covenants —Designation of Unrestricted Subsidiaries” above. Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of “Certain Covenants—Designation of Unrestricted Subsidiaries” above.

“Revocation” has the meaning set forth under “Certain Covenants—Designation of Unrestricted Subsidiaries” above.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Senior Credit Agreement” means the Credit Agreement dated as of the Issue Date by and among the Company, as borrower, Holdings, the Subsidiary Guarantors party thereto, the lenders party thereto from time to time, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Lead Arranger and Joint Book Runner, Merrill Lynch Capital Corporation as Administrative Agent, Banc of America Securities LLC as Joint Lead Arranger and Joint Book Runner and Bank of America N.A., as Syndication Agent, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing thereof (including any restatements thereof and any increases in the amount of commitments thereunder), whether in one or more separate agreements and whether by or with the same or any other lender, creditor, or any one or more groups of lenders or group of creditors (whether or not including any or all of the financial institutions party to the aforementioned credit agreements), and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

“Senior Indebtedness” means, with respect to the Company or any Guarantor, at any date,

(1) all Obligations of the Company or such Guarantor, as applicable, under the Senior Credit Agreement;

(2) all Hedging Obligations of the Company or such Guarantor, as applicable; and

(3) Obligations of the Company or such Guarantor, as applicable, in connection with all other Indebtedness of the Company unless the instrument under which such Indebtedness of the Company or such Guarantor, as applicable, is Incurred expressly provides that such Indebtedness is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof.

Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any obligation for federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company, unless and for so long as such Indebtedness has been pledged to secure Obligations to a third party; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) Indebtedness evidenced by the Notes; (e) Indebtedness of the Company or such Guarantor, as applicable, that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company or such Guarantor, as applicable; (f) to the extent that it may constitute Indebtedness, any Obligation owing under leases (other than Capital Lease Obligations) or management agreements; and (g) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company or such Guarantor, as applicable.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (8) under “Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Stated Maturity,” when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

“Subordinated Indebtedness” means any Indebtedness (other than Disqualified Capital Stock) of the Company or a Guarantor that is expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor.

“Subsidiary” with respect to any Person means (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of all outstanding Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.

“Surviving Person” means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

“Total Assets” means, with respect to any Person, as of any date, the combined consolidated total assets of such Person, as determined in accordance with GAAP.

“Transactions” means acquisition of the Capital Stock of the Company by Holdings pursuant to the Merger Agreement, the Cash Equity Contribution, the issuance and sale of the Notes, the execution and delivery of the Senior Credit Agreement and documents related thereto and the initial extension of credit thereunder, the other transactions contemplated by the Merger Agreement entered into and consummated in connection with the Merger and the payment of fees and expenses in connection with the foregoing.

“United States Government Obligations” means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with “Certain Covenants—Designation of Unrestricted Subsidiaries” above, in each case until such time as any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

“Unutilized Net Cash Proceeds” has the meaning set forth in the fifth paragraph under “Repurchase at the Option of the Holders—Asset Sales” above.

“Voting Stock” means Capital Stock in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other comparable governing body of such corporation or Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness (including Disqualified Capital Stock) at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal or dividends including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding aggregate principal amount of such Indebtedness (including Disqualified Capital Stock).

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

The certificates representing the New Notes will be issued in fully registered form. Except as described below, the New Notes will be initially represented by one or more global notes in fully registered form without interest coupons. The global notes will be deposited with, or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC, with respect to interests of DTC participants, and the records of DTC participants, with respect to other owners of beneficial interests in the global note.

Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC set forth below are controlled by that settlement system and may be changed at any time. We undertake no obligation to update you regarding changes in these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a banking organization within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a clearing corporation within the meaning of the Uniform Commercial Code; and

•	a clearing agency registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own (securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC

We expect that pursuant to procedures established by DTC:

•	Upon issuance of the global notes, DTC we will credit the respective principal amounts of the New Notes represented by the global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interest in the global notes will be limited to persons who have accounts with DTC, who are referred to as participants, or persons who hold interests through participants.

•	Ownership of the beneficial interests in the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the New Notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests though participants, the ability of a person having an interest in New Notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the New Notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated New Notes and

•	will not be considered the owners or holders of the New Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of New Notes under the indenture, and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest. We understand that under existing industry practice, in the event that we request any action of holders of New Notes, or a holder of the notes that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take action and the participants would authorize holders of the notes owning through the participants to take action or would otherwise act upon the instruction of those holders of the New Notes. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those New Notes.

Payments of principal, premium and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Certificated New Notes

New Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related New Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days,

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days,

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated New Notes; or

•	certain other events provided in the indenture should occur.

Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related New Notes and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, inducting with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders, whose tax consequences could be different from the following statements and conditions. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s Old Notes for New Notes, including the applicability and effect of any state, local or non-U.S. tax law.

The exchange of the Old Notes for New Notes pursuant to the exchange offer should not be treated as an “exchange” for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where those securities were acquired as a result of market-making activities or other trading activities. We and the subsidiary guarantors have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2004, all dealers effecting transactions in the new securities may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new securities by broker-dealers. New securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we and the subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes and certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Predecessor for each of the three years in the period ended December 31, 2003, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on those consolidated financial statements and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) and are included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

Under the terms of the indenture, we agree that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, we will furnish to the trustee and the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Information filed with the Commission may be read and copied by the public at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http:/ /www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. In addition, we have agreed that, for so long as any Notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A (d) (4) under the Securities Act.

Under the indenture governing the Notes we are required to file with the trustee annual, quarterly and other reports after we file these reports with the Securities and Exchange Commission. Annual reports delivered to the trustee and the holders of New Notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public accountant. We will also furnish such other reports as may be required by law.

Information contained in this prospectus contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other similar terminology, or by discussions of strategy. Our actual results could differ materially from those anticipated by such forward-looking statements as a result of factors described in the “Risk Factors” beginning on page 10 and elsewhere in this prospectus.

The market and industry data presented in this prospectus are based upon third-party data. While we believe that such estimates are reasonable and reliable, estimates cannot always be verified by information available from independent sources. Accordingly, readers are cautioned not to place undue reliance on such market share data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Language Line Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Language Line Holdings, Inc. and subsidiaries (collectively, the “Predecessor”) as of December 31, 2002 and 2003, and the related consolidated statements of income, of stockholders’ equity (deficit) and comprehensive income, and of cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Predecessor at December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2002 the Predecessor changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/S/    DELOITTE & TOUCHE LLP

San Jose, California

June 2, 2004

LANGUAGE LINE, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Consolidated Balance Sheets

(In thousands except share and per share amounts)

	Predecessor
	December 31,		June 30, 2004
	2002	2003
			(Unaudited)
Assets
Current assets:
Cash	$4,930	$4,571	$5,880
Accounts receivable—net of allowance for doubtful accounts of $1,165 in 2002, $714 in 2003 and $656 in 2004	20,249	21,603	21,012
Prepaid expenses and other current assets	1,239	1,909	1,772
Refundable income taxes	—	—	9,020
Deferred taxes on income	1,947	1,230	—

Total current assets	28,365	29,313	37,684
Property and equipment, net	6,121	6,394	6,101
Goodwill	203,798	203,619	408,036
Intangible assets—net of accumulated amortization of $953 in 2002, $2,383 in 2003 and $1,913 in 2004	13,347	11,917	463,186
Deferred financing costs—net of accumulated amortization of $4,933 in 2002, $7,451 in 2003 and $99 in 2004	9,537	10,780	13,689
Officer notes receivable (Note 10)	815	860	882
Other assets	295	542	279

Total assets	$262,278	$263,425	$929,857

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,178	$658	$979
Accrued payroll and related benefits	2,328	2,573	1,847
Accrued cost of interpreters	2,144	1,391	1,301
Other accrued liabilities	5,469	3,006	11,140
Income taxes payable	200	820	—
Current portion of derivative contracts liability	793	3,301	—
Current portion of long-term debt	16,854	26,504	14,438

Total current liabilities	28,966	38,253	29,705
Long-term debt	174,370	209,276	279,216
Senior subordinated notes	—	—	160,778
Accrued interest on notes payable to stockholders	4,552	—	—
Deferred taxes on income	17,071	22,474	180,900
Derivative contracts liability	6,158	—	—

Total liabilities	231,117	270,003	650,599

Mandatorily redeemable preferred stock of Predecessor:
$.001 par value per share; 100,000 shares authorized; 45,000 shares designated as Series B preferred stock; no shares issued and outstanding at December 31, 2002 and 2003	—	—
Stockholders’ equity (deficit):
Common stock, $.001 par value per Predecessor share, 1,050,000 shares and 983,200 issued shares at December 31, 2002 and 2003; $.01 par value per Language Line, Inc. share and 1,000 shares authorized, issued and outstanding at June 30, 2004.	1	1	1
Additional paid-in capital	6,414	6,414	279,337
Accumulated other comprehensive income	40	—	—
Retained earnings (accumulated deficit)	24,906	(12,741)	(80)
Less: Treasury stock; 20,900 and 21,450 shares at cost at December 31, 2002 and at December 31, 2003, respectively	(200)	(252)	—

Total stockholders’ equity (deficit)	31,161	(6,578)	279,258

Total liabilities and stockholders’ equity	$262,278	$263,425	$929,857

See notes to consolidated financial statements.

LANGUAGE LINE, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Consolidated Statements of Operations

(In thousands)

	Predecessor
	Years Ended December 31,			Six Months Ended June 30, 2003	January 1 to June 11, 2004	June 12 to June 30, 2004
	2001	2002	2003
				(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$125,614	$133,318	$140,641	$70,000	$64,692	$7,388
Costs of services:
Interpreters	40,519	40,911	40,740	21,004	18,374	1,870
Answer points	2,938	1,135	542	279	256	26
Telecommunications	5,864	7,087	6,646	3,738	2,882	256

Total costs of services	49,321	49,133	47,928	25,021	21,512	2,152

Gross margin	76,293	84,185	92,713	44,979	43,180	5,236

Other expenses:
Selling, general and administrative	24,780	20,896	24,221	11,499	10,423	1,201
Interest—net	18,752	20,168	12,025	6,121	5,982	2,169
Merger related expenses	—	—	—	—	9,848	—
Depreciation and amortization	11,986	2,787	3,612	1,771	1,735	2,004

Total other expenses	55,518	43,851	39,858	19,391	27,988	5,374

Income (loss) before taxes (benefit) on income (loss) and accounting change	20,775	40,334	52,855	25,588	15,192	(138)
Taxes (benefit) on income (loss)	8,397	15,415	20,467	9,900	5,968	(58)

Income (loss) before accounting change	12,378	24,919	32,388	15,688	9,224	(80)
Cumulative effective of accounting change—net of tax effect of $(127) (Note 1)	(187)	—	—	—	—	—

Net income (loss)	12,191	24,919	32,388	15,688	9,224	(80)
Accretion of preferred stock redemption value	(10,900)	—	—	—	—	—

Net income (loss) allocable to common stockholders	$1,291	$24,919	$32,388	$15,688	$9,224	$(80)

See notes to consolidated financial statements.

LANGUAGE LINE, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Income (Loss)

(In thousands except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (loss)	Treasury Stock		Total Stockholders’ Equity (Deficit)	Comprehensive Income (Loss)
	Shares	Amount				Shares	Amount
BALANCES, January 1, 2001	916,268	$1	$1,052	$(1,304)	$—	150	$—	$(251)
Issuance of common stock	14,350	—	14	—				14
Purchase of treasury stock		—	—	—	—	15,525	(16)	(16)
Accretion of preferred stock redemption value	—	—	—	(10,900)	—	—	—	(10,900)
Redemption of preferred stock	50,832	—	4,905	—	—			4,905
Cumulative effect of accounting change (Note 1)	—	—	—	—	40	—	—	40	$40
Reclassification adjustment included in net income (Note 1)	—	—	—	—	(14)	—	—	(14)	(14)
Net income	—	—	—	12,191	0	—	—	12,191	12,191

Comprehensive income	—	—	—	—	—	—	—	—	$12,217

BALANCES, December 31, 2001	981,450	1	5,971	(13)	26	15,675	(16)	5,969
Issuance of common stock	1,750	—	443	—	—			443
Purchase of treasury stock	—	—	—	—	—	5,225	(184)	(184)
Reclassification adjustment included in net income (Note 1)	—	—	—	—	14	—	—	14	$14
Net income	—	—	—	24,919	—	—	—	24,919	24,919

Comprehensive income	—	—	—	—	—	—	—	—	$24,933

BALANCES, December 31, 2002	983,200	1	6,414	24,906	40	20,900	(200)	31,161
Distribution to stockholders	—	—	—	(70,035)	—	—	—	(70,035)
Purchase of treasury stock	—	—	—	—	—	550	(52)	(52)
Reclassification adjustment included in net income (Note 1)	—	—	—	—	(40)	—	—	(40)	$(40)
Net income	—	—	—	32,388	—	—	—	32,388	32,388

Comprehensive income	—	—	—	—	—	—	—	—	$32,348

BALANCES, December 31, 2003	983,200	1	6,414	(12,741)	—	21,450	(252)	(6,578)
Tax benefit from stock options exercised	—	—	6,094	—	—	—	—	6,094
Net income thru June 11, 2004*	—	—	—	9,224	—	—	—	9,224	$9,224

PREDECESSOR ENDING BALANCE, June 11, 2004*	983,200	$1	$12,508	$(3,517)	—	21,450	$(252)	$8,740

Beginning balance June 12, 2004*	—	$—	$—	$—	$—	—	$—	$—
Issuance of common stock*	1,000	1	279,337	—	—	—	—	279,338
Net income (loss) from June 12, 2004 to June 30, 2004*	—	—	—	(80)	—	—	—	(80)	$(80)

BALANCES, June 30, 2004*	1,000	$1	$279,337	$(80)	$—	—	$—	$279,258

*	Unaudited

See notes to consolidated financial statements.

LANGUAGE LINE, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Consolidated Statements of Cash Flows

(In thousands)

	Predecessor
	Years Ended December 31,			Six Months Ended June 30, 2003	January 1 to June 11, 2004	June 12 to June 30, 2004
	2001	2002	2003
				(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$12,191	$24,919	$32,388	$15,688	$9,224	$(80)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,986	2,787	3,612	1,771	1,735	2,004
Amortization of deferred financing costs	1,108	2,077	2,518	720	1,225	99
Cumulative effect of accounting change	187	—	—	—	—	—
Non cash compensation	60	—	—	—	—	—
Deferred taxes on income	2,994	4,892	6,120	2,954	1,300	(182)
Tax benefit from stock options exercised	—	—	—	—	6,094	—
Loss on disposal of property	—	8	119	106	19	—
Loss (gain) from derivative instruments	3,960	2,735	(3,611)	(1,492)	(1,886)	—
Loss on write-off of deferred financing costs	—	—	—	—	9,555	—
Accretion of discount on long-term debt	—	—	—	—	—	16
Effect of changes in operating assets and liabilities:
Accounts receivable	(1,622)	2,717	(1,354)	(1,005)	335	256
Prepaid expenses and other current assets	(406)	(671)	(669)	(673)	(150)	274
Other assets	(41)	36	(16)	(10)	(25)	—
Accounts payable	951	(1,516)	(520)	1,579	(450)	771
Income taxes payable/refundable	(3,197)	2,560	620	1,439	(5,495)	(2,926)
Accrued payroll and other liabilities	6,005	(1,509)	(7,343)	(5,496)	(1,457)	1,293

Net cash provided by operating activities	34,176	39,035	31,864	15,581	20,024	1,525

Cash flows from investing activities:
Purchases of property	(3,140)	(2,546)	(2,857)	(1,579)	(860)	(52)
Acquisition of business, net of cash acquired	—	(18,484)	—	—	—	—
Acquisition of Predecessor, net of cash acquired	—	—	—	—	—	(713,639)
Officer notes receivable	(995)	(100)	—	—	—	—
Notes receivable collections	—	182	—	—	—	—
Proceeds from sale of property	—	6	283	—	—	—

Net cash used in investing activities	(4,135)	(20,942)	(2,574)	(1,579)	(860)	(713,691)

Cash flows from financing activities:
Long-term debt borrowings	195,000	13,710	102,000	22,000	—	452,502
Long-term debt repayments	(150,525)	(29,053)	(57,444)	(37,356)	(12,260)	(6)
Loan fees and other financing costs	(7,964)	(244)	(3,761)	—	—	(13,788)
Redemption of preferred stock	(67,109)	—	—	—	—	—
Distribution to stockholders	—	—	(70,035)	—	—	—
Purchase of derivative instruments	—	—	(357)	—	—	—
Proceeds from issuance of common stock	14	—	—	—	—	279,338
Purchase of treasury stock	(16)	(184)	(52)	—	—	—

Net cash provided by (used in) financing activities	(30,600)	(15,771)	(29,649)	(15,356)	(12,260)	718,046

Net (decrease) increase in cash	(559)	2,322	(359)	(1,354)	6,904	5,880
Cash—beginning of period	3,167	2,608	4,930	4,930	4,571	—

Cash—end of period	$2,608	$4,930	$4,571	$3,576	$11,475	$5,880

Additional cash flow information:
Interest paid	$12,755	$16,153	$13,426	$5,136	$7,177	$422

Income taxes paid, net of refunds	$8,600	$7,971	$13,728	$5,507	$4,069	$3,050

Noncash investing and financing activities:
Issuance of common stock on preferred stock redemption	$4,905	$—	$—	$—	$—	$—

Issuance of common stock for acquisitions and merger	$—	$443	$—	$—	$—	$—

Derivative contracts liability from adoption of SFAS No. 133 (Note 1)	$249	$—	$—	$—	$—	$—

See notes to consolidated financial statements.

LANGUAGE LINE, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Notes to Consolidated Financial Statements

1. Organization and Significant Accounting Policies

Organization—Language Line Holdings, Inc. (the “Predecessor”) is a Delaware corporation formed in December 1999 as a holding company for Language Line, LLC (“LLC”) and its subsidiaries. LLC, was incorporated during February 1999 as a Delaware limited liability company. LLC provides over-the-phone interpretation services, from English into over 150 different languages 24 hours a day, seven days a week. Such services are provided mainly to the non-English speaking business population in the U.S. and Canada covering various industries such as insurance, healthcare, financial, utilities and government, providing a cost effective alternative to staffing in-house multilingual capabilities or using face-to-face interpretation. LLC provides services to its customers on credit and does not require collateral. However, it performs ongoing credit evaluations of its customers’ financial condition and seeks to limit its exposure to losses from bad debts by limiting the amount of credit extended. The Predecessor was acquired on June 11, 2004 by Language Line, Inc., an indirect wholly-owned subsidiary of Language Line Holdings, LLC, (“LLI” or “Company”) in a transaction accounted for under the purchase method of accounting (the “Merger”). (See Note 2.) LLI is a Delaware corporation formed in April 2004. LLI had no significant operations prior to the acquisition of Predecessor.

Principles of Consolidation—The consolidated financial statements include the accounts of the Predecessor, LLC and LLC’s wholly-owned subsidiaries for the years ended December 31, 2003, 2002 and 2001 and for the period from January 1, 2004 through June 11, 2004, and the accounts of LLI, LLC and LLC’s wholly-owned subsidiaries for the period from June 12, 2004 thru June 30, 2004. All significant intercompany accounts and transactions have been eliminated in consolidation.

Property is stated at cost and depreciated using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Useful Lives
Equipment	5 years
Software	3 years
Furniture and fixtures	5 years
Leasehold improvements	The shorter of useful life or initial term of lease

Long Lived Assets—On January 1, 2002, the Predecessor adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, but retains its fundamental provision for recognizing and measuring impairment of long-lived assets to be held and used. This statement requires that all long-lived assets to be disposed of by sale be carried at the lower of carrying amount or fair value less cost to sell, and that depreciation not be recorded on such assets. SFAS No. 144 standardized the accounting and presentation requirements for all long-lived assets to be disposed of by sale, and supersedes previous guidance for discontinued operations of business segments. The initial adoption of this statement did not have any impact on the Predecessor’s consolidated financial statements.

Goodwill—On January 1, 2002, the Predecessor adopted SFAS No. 142, Goodwill and Other Intangible Assets. This statement requires that goodwill be reviewed at least annually for impairment. Upon implementation of this statement, the transition impairment test for goodwill was performed as of January 1, 2002. The annual impairment tests were also performed as of December 31, 2002 and December 31, 2003. No impairment loss was recorded from either of the impairment tests. A reconciliation of previously reported net income to the amounts adjusted for the exclusion of goodwill amortization, net of related income tax effect as of December 31, 2001 and 2002 is as follows (in thousands):

	Predecessor
	2001	2002
Reported net income	$12,191	$24,919
Add goodwill amortization–net of tax	6,557	—

Adjusted net income	$18,748	$24,919

The changes in the carrying value of goodwill for the years ended December 31, 2002 and 2003 and for the periods from January 1, 2004 through June 11, 2004 and from June 12, 2004 through June 30, 2004 are as follows (in thousands):

	Predecessor
	Years ended December 31,		January 1 to June 11,	June 12 to June 30,
	2002	2003	2004	2004
Beginning balance	$190,758	$203,798	$203,619	$—
Purchased goodwill	13,040	—	—	408,036
Elimination of Predecessor goodwill	—	(179)	—	—

Ending balance	$203,798	$203,619	$203,619	$408,036

Deferred financing costs are amortized using the straight-line method over the terms of the related debt agreements and the corresponding amortization expense is included in interest expense on the accompanying income statements. In connection with the Merger on June 11, 2004, the Predecessor expensed its outstanding deferred financing costs of $9.6 million and presented the amount as merger related expenses in the accompanying consolidated statements of operations.

Revenues are recognized as interpretation services are performed based on actual time that is tracked for each call.

Foreign Currency—The functional currency of the Predecessor and Company’s foreign subsidiaries is the U.S. Dollar. Transaction and remeasurement gains and losses were not significant for the periods presented. The Predecessor and Company also perform services for Canadian and United Kingdom customers which are billed in local currencies. Transaction gains and losses are reported in the income statement as they are incurred. During 2001, 2002 and 2003 such gains and losses were not significant.

Costs of services primarily represent direct costs of personnel serving as interpreters and answer points and telecommunications expenses for long-distance calls related to providing service to customers. Answer point costs are related to the personnel that receive incoming calls from customers.

Income Taxes—Income taxes are accounted for using an asset and liability approach. Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized.

Stock-Based Compensation—In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123. This statement provides alternative methods of transition for companies who voluntarily change to the fair value-based method of accounting for stock-based employee compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and enhances the disclosure requirements. This statement was effective upon its issuance.

The Predecessor and Company continue to account for stock-based compensation using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, elected under SFAS No. 123, as amended. As a result, the adoption of this statement did not have any impact on the Predecessor’s and Company’s consolidated financial statements.

The following table illustrates the effect on net income if the Predecessor and Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands):

	Predecessor
	Years Ended December 31,			Six Months Ended June 30, 2003	January 1 to June 11, 2004	June 12 to June 30, 2004
	2001	2002	2003
				(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss), as reported	$12,191	$24,919	$32,388	$15,688	$9,224	$(80)
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2)	(23)	(28)	(14)	(101)	—

Pro forma net income (loss)	$12,189	$24,896	$32,360	$15,674	$9,123	$(80)

Fair Value of Financial Instruments—The carrying amount for cash, accounts receivable, accounts payable, employee notes receivable, and long-term debt borrowings approximated fair value at December 31, 2002 and 2003. The fair value of the Predecessor’s derivative financial instruments is based on dealer quotes, considering current interest rates, and represents the estimated receipts or payments that would be made to terminate the agreements.

The Predecessor followed SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138. All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. The Predecessor’s derivative contracts have consisted of interest rate swap, collar and cap agreements that it has entered into in order to manage its exposure to interest rate movements. The Predecessor’s interest rate swaps and caps convert a portion of its variable rate debt to a fixed rate of interest. The Predecessor has not designated the contracts as hedges and, as a result, changes in the fair value of the contracts during a period is recognized immediately in earnings.

Upon adoption of SFAS No. 133, the Predecessor recorded a derivative contracts liability of $249,000, representing the fair value of an interest rate collar agreement and of an interest rate swap agreement as of January 1, 2001, each with options to extend their terms by one year. Upon adoption of SFAS No. 133, the Predecessor also recorded a charge to net income of $187,000 (net of tax of $127,000), representing the time value of the options, and an increase to other comprehensive income of $40,000 (net of tax of $25,000), each reflected as a cumulative effect of accounting change in the accompanying consolidated statements of income, comprehensive income and member’s capital. For the years ended December 31, 2001, 2002 and 2003, $14,000 $14,000 and $40,000 (net of tax of $8,000, $8,000 and $25,000, respectively) of the original entry to other comprehensive income had been reclassified to interest expense.

The value of the derivative contracts liability and the changes in value are as follows (in thousands):

	Predecessor
	Years Ended December 31,		January 1 to June 11, 2004	June 12 to June 30, 2004
	2002	2003
				(Unaudited)
Beginning balance—derivative contracts liability—net	$4,231	$6,951	$3,023	$—
Purchase of interest rate cap contracts	—	(357)	—	—
Increase (decrease) in fair value of net liabilities during the period	2,720	(3,571)	(1,886)	—
Settlement of net derivative contracts liability	—	—	—	—

Ending balance—derivative contracts liabilities—net	$6,951	$3,023	$1,137	$—

The ending balance of the derivative contracts liability (net) is included in the accompanying consolidated balance sheets as follows (in thousands):

	Predecessor
	December 31,
	2002	2003

Other assets	$—	$(278)
Current portion of derivative contracts liability	793	3,301
Derivative contracts liability	6,158	—

Ending balance—derivative contracts liability—net	$6,951	$3,023

Use of Estimates in the Preparation of Financial Statements—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Such management estimates include the allowance for doubtful accounts receivables, the useful life of goodwill and certain other accrued liabilities. Actual results could differ from those estimates.

Unaudited Interim Financial Information—The interim financial information of the Predecessor, for the six months ended June 30, 2003, and for the period from January 1, 2004 through June 11, 2004 is unaudited and has been prepared on the same basis as the audited financial statements. The interim financial information of the Company as of June 30, 2004 and for the period from June 12, 2004 through June 30, 2004 is unaudited. In the opinion of management, such unaudited financial information includes all adjustments necessary for a fair presentation of the interim information. Operating results for the periods from January 1, 2004 through June 11, 2004 and from June 12, 2004 to June 30, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.

Recently Issued Accounting Pronouncements—In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities; it issued a revised interpretation of FIN 46 (“FIN 46-R”) in December 2003. FIN 46 requires certain variable interest entities (“VIEs”) to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 are effective immediately for all VIE arrangements entered into after January 31, 2003. Since January 31, 2003, the Company has not invested in any entities it believes are variable interest entities for which the Company is the primary beneficiary. The Company does not expect the adoption of FIN 46-R to have an impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which requires that certain financial instruments be presented as liabilities that were previously presented as equity or as temporary equity. Such instruments include mandatory redeemable preferred and common stock, and certain options and warrants. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and was effective at the beginning of the first interim period beginning after June 15, 2003. In November 2003, the FASB issued FASB Staff Position (“FSP”) No. 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under SFAS No. 150, which defers the effective date for various provisions of SFAS No. 150. SFAS No. 150 did not have a material impact on the Predecessor’s consolidated financial statements. The Company does not expect the adoption of FSP No. 150-3 to have an impact on the Company’s consolidated financial statements.

2. Acquisitions

On May 6, 2002, the Predecessor acquired all outstanding stock of OnLine Interpreters, Inc. (“OnLine”). The results of OnLine’s operations have been included in the consolidated financial statements since that date. OnLine was acquired with the intent to solidify the Company’s market position.

The aggregate purchase price was $22.3 million, including cash payment of $18.2 million plus acquisition costs of $294,000, notes payable of $3.4 million, and 1,750 shares of common stock valued at $443,000.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (dollars in thousands).

Purchase price:
Cash payment	$18,151
Notes payable—at net present value	3,431
1,750 shares of Parent common stock	443
Acquisition costs	293

Total purchase price	$22,318

Net assets acquired:
Current assets	$1,881
Furniture and equipment	289
Identifiable intangible assets	14,300
Goodwill	12,821
Current liabilities	(1,204)
Capital lease obligation	(255)
Deferred tax liability	(5,514)

Net assets acquired	$22,318

The $12.8 million of goodwill is not expected to be deductible for income tax purposes. The Predecessor’s acquired intangible assets consisted of customer relationships and were being amortized on a straight-line basis over our estimated life of 10 years. Amortization expense was $953,000 and $1.4 million for the years ended December 21, 2002 and 2003, respectively.

The Predecessor has placed $4.7 million of the purchase price into an escrow account to be paid to OnLine shareholders in three equal annual installments commencing in May 2007. The Company is entitled to all earnings on the escrow account. For the years ended December 31, 2002 and 2003, and the quarter ended March 31, 2004, the Company recorded $491,000, $380,000, and $119,000, respectively, as an escrow receivable and interest income for the increase in the fair market value of the escrow account.

During 2002, the Predecessor also acquired the assets of National Interpreting Services, Inc., a business engaged in marketing and providing over-the-phone interpretation services in the United Kingdom of Great Britain and Northern Ireland for $36,000 in cash plus acquisition costs of $4,000. The Predecessor recorded goodwill of $40,000, which is expected to be fully deductible for tax purposes.

On June 11, 2004, LLI, an indirect subsidiary of ABRY Partners (“ABRY”) acquired the Predecessor. The Merger was accomplished by LLI’s merger with and into the Predecessor. ABRY acquired Predecessor with the intent of continuing the business. The aggregate purchase price was $715.6 million (subject to customary post-closing adjustment of the merger consideration to reflect working capital adjustments and similar items). The merger agreement contains customary representations and warranties and covenants. At closing, $30 million of the merger consideration was deposited into an escrow account on behalf of the stockholders and optionholders of Predecessor to secure their potential indemnity obligations to the Company and payment of any post-closing adjustment to the merger consideration to the Company.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (in thousands). The purchase price allocations for the merger are preliminary and further refinements are likely to be made based on the results of final valuations and the resolution of any post-closing purchase price adjustments pursuant to the merger.

Purchase Price:
Cash payment to seller (including $30.0 million escrow deposit)	$491,109
Payment of Predecessor indebtedness	223,379
Acquisition costs	1,064

Total purchase price	$715,552

Net assets acquired:
Current assets	$31,531
Furniture and equipment	6,195
Identifiable intangible assets	465,100
Goodwill	408,036
Other assets	1,149
Current liabilities	(13,261)
Note payable	(1,793)
Capital lease obligation	(126)
Deferred tax liability	(181,279)

Net assets acquired	$715,552

The $408.0 million of goodwill is not expected to be deductible for income tax purposes.

As of June 30, 2004, the Company’s acquired intangible assets are being amortized on a straight-line basis and consist of (dollars in thousands):

	Gross Carrying Amount	Accumulated Amortization	Amortization Period
Customer relationships	$407,100	$1,060	20 years
Trademark and tradename	34,200	356	5 years
Internally developed software	14,000	242	3 years
Covenants-not-to-compete	9,800	255	2 years

	$465,100	$1,913

The expected future amortization of the acquired intangible assets at June 30, 2004 is as follows (in thousands):

Year Ending December 31
Remainder of 2004	$18,533
2005	36,762
2006	34,036
2007	29,266
2008	27,195
2009	23,391
Thereafter	294,004

Total	$463,187

3. Property and equipment

Property and equipment consists of the following (in thousands):

	Predecessor
	December 31,		June 30, 2004
	2002	2003
			(Unaudited)
Equipment	$6,159	$8,287	$4,866
Software	1,653	1,540	455
Leasehold improvements	1,300	1,357	557
Furniture and fixtures	455	649	370

Total	9,567	11,833	6,248
Accumulated depreciation and amortization	(3,446)	(5,439)	(147)

Property—net	$6,121	$6,394	$6,101

4. Long-Term Debt

Long-term debt consists of the following (in thousands):

	Predecessor
	December 31,		June 30, 2004
	2002	2003
			(Unaudited)
Revolving credit facility	$13,000	$25,000	$6,739
Term loans	144,000	208,000	285,000
Senior subordinated notes	—	—	160,778
Notes payable to stockholders	30,590	—	—
Notes payable to others	3,431	2,631	1,793
Capital lease obligations (Note 8)	203	149	122

Total	191,224	235,780	454,432
Current portion	(16,854)	(26,504)	(14,438)

Long-term portion	$174,370	$209,276	$439,994

As of December 31, 2001, the Predecessor had a $40.0 million reducing revolving credit facility and $160.0 million term loan under a bank loan agreement dated October 29, 2001 (the “2001 Loans”). In July 2003, the Predecessor entered into an amended loan agreement and added to the 2001 Loans a new $80.0 million incremental facility term loan (the “Incremental Facility Loan”).

Under the terms of the loan agreements, the Predecessor may elect either a variable rate of interest (equal to the lender’s “base rate” plus an applicable margin) or an interest rate fixed for a specified period of one, two, three or six months (equal to LIBOR plus an applicable margin). The applicable margins used to calculate these interest rates are determined based on the Predecessor’s ratio of total debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined in the loan agreements. At December 31, 2003, the interest rate in effect was 4.17% through February 28, 2004 for the 2001 Loans and 4.96% through March 2, 2004 for the Incremental Facility Loan. On June 11, 2004 in conjunction with the Merger these loans were paid off.

At December 31, 2003, and the maximum amount available under the revolving credit facility was $32.0 million. This amount was automatically and permanently reduced at the end of each calendar quarter based on a predetermined schedule. In addition to such predetermined reductions, the maximum amount available under the amended 2003 loan agreement was permanently reduced by (1) beginning April 30, 2004, a portion of an annual “excess cash flow” amount, as defined in the loan agreement, (2) a portion of net proceeds from the Predecessor’s issuance of equity securities, as defined, (3) a portion of net proceeds from the Predecessor’s disposition of assets, as defined, and (4) by voluntary reductions requested at the option of the Predecessor.

In addition to scheduled principal payments on the term loan, the loan agreement required (1) beginning April 30, 2004, repayment of the term loan for a portion of an annual “excess cash flows” amount as defined in the loan agreement, and (2) repayment of the term loan for a portion of the net proceeds resulting from the Predecessor’s disposition of assets and from the Predecessor’s issuance of equity securities, as defined.

Substantially all assets of the Predecessor and its subsidiaries were collateral for the above debt. Additionally, the Predecessor obtained a $15.0 million letter of credit from a bank to support its obligations under the loan agreement. Any draws from the letter of credit, which were assignable to the lenders under the credit facility, were to be applied to reduce the loan balance. On March 31, 2004 the Letter of Credit was cancelled because the Predecessor met the requirement of having its Leverage Ratio be below 3.5 to 1 for two consecutive quarters.

Under the terms of the bank loan agreement, the Predecessor must have met certain financial covenants relating to the ratio of total debt to EBITDA, the ratio of EBITDA to interest expense, and the ratio of EBITDA to fixed charges, as defined. In the event the Predecessor failed to meet the financial covenant relating to the ratio of total debt to EBITDA, the lender would require repayment of any or all of the outstanding balances. The Predecessor was in compliance with such covenants at December 31, 2003.

At December 31, 2003, the Predecessor had three interest rate swap agreements outstanding with a notional principal amount of $90.0 million and maturing between September 2004 and November 2004. Under the interest rate swap agreements, the Predecessor received a floating rate based on the three-month LIBOR and paid fixed rates ranging from 3.61% to 5.77%. As of December 31, 2003, the total fair value of the interest rate swap agreements is a liability of approximately $3.3 million. In conjunction with the Merger, these swap agreements were settled on June 11, 2004.

During 2003, the Predecessor entered into three interest rate cap agreements to hedge its exposure to interest rate risk above 4.00% (LIBOR of 1.35% plus the 2.65% spread). The Predecessor paid a $358,000 premium to purchase the caps. The caps were indexed to LIBOR with a $95.0 million combined notional amount and has a strike of 4.00%. The counterparty was obligated to pay the difference between 4.00% and LIBOR if LIBOR rises above 4.00%. The agreements were to expire on December 30, 2005. As of December 31, 2003, the total fair value of the interest rate cap agreements was $278,000, and are included in Other Assets. In conjunction with the Merger on June 11, 2004, these caps were terminated.

As of December 31, 2000, the Predecessor had outstanding subordinated promissory notes payable to its stockholders for a total amount of $23.9 million at an interest rate of 12.5% per annum. The notes and accrued interest were due in July 2009. During 2002, the Predecessor issued additional subordinated promissory notes to the same stockholders for a total amount of $6.7 million at an interest rate of 12.5% per annum, but if principal was not paid in full by June 30, 2003, the interest rate increased to 20.5% premium. The notes and accrued interest were due in July 2009. All of the promissory notes and related accrued interest payable to the stockholders were paid in full during July 2003.

During 2002, in connection with the acquisition of OnLine, the Predecessor issued notes payable totaling $3.8 million. The notes were non-interest bearing, and payments are due annually in the amount of $960,000 through April 2006. The notes have been discounted using a 4.65% interest rate to $3.4 million, the net present value of the future payments using the Predecessor’s average borrowing rate. The discount of $408,000 has been recorded as a reduction of the debt and is being amortized to interest expense over the life of the debt.

As of December 31, 2003, principal payments, excluding capital lease obligations (see Note 8), are due approximately as follows (in thousands):

Year Ending December 31	Notes Payable to Others	Revolving Credit Facility	Term Loans	Total
2004	$838	$—	$25,600	$26,438
2005	876	5,800	32,000	38,676
2006	917	9,600	41,600	52,117
2007	—	9,600	51,200	60,800
Thereafter	—	—	57,600	57,600

Total	$2,631	$25,000	$208,000	$235,631

On June 11, 2004 the Company issued $165 million of 11 1/8% Senior Subordinated Notes for net proceeds of $160.8 million. Interest is payable on June 15 and December 15 of each year, beginning December 15, 2004. The Notes will mature on June 15, 2012. The Company may redeem some or all of the notes at any time on an after June 15, 2008 at the redemption prices set forth. In addition, before June 15, 2007, the Company may redeem up to 35% of the notes with the net proceeds of one or more equity offerings. The notes are unsecured and are subordinated to all existing and future senior indebtedness. Each of the Company’s domestic subsidiaries guarantee the notes on a senior subordinated basis.

As of June 30, 2004, the Company had a $40.0 million reducing revolver credit facility and $285.0 million term loan under a bank loan agreement dated June 11, 2004 (the “2004 Loans”). Both loans are due on June 10, 2011. Under the terms of the loan agreements, the Company may elect either a variable rate of interest (equal to the lender’s “base rate” plus an applicable margin) or an interest rate fixed for a specified period of one, two, three or six months (equal to LIBOR plus an applicable margin). The applicable margins used to calculate these interest rates are determined based on the Company’s ratio of total debt to earnings before interest, taxes, depreciations and amortization (“EBITDA”), as defined in the loan agreements. At June 30, 2004, the interest rate in effect was 4.79% through July 29, 2004 for the revolver and 5.52% through July 19, 2004 for the term loan.

At June 30, 2004, the maximum amount available under the revolving credit facility was $40.0 million. This amount is available for the entire term per the loan agreement. The term loan is automatically and permanently reduced at the end of such calendar quarter based on a predetermined schedule. In addition to such predetermined reductions, the maximum-amount available under the loan agreement will be permanently reduced by (1) beginning June 11, 2004, a portion of an annual “excess cash flow” amount, as defined in the loan agreement, (2) a portion of net proceeds from the Company’s issuance of equity securities, as defined, (3) a portion of net proceeds from the Company’s disposition of assets, as defined, and (4) by voluntary reductions requested at the option of the Company.

As of June 30, 2004, principal payments, excluding capital lease obligations, are due approximately as follows (in thousands):

Year Ending December 31	Revolving Credit Facility	Notes Payable to Other	Term Loans	Senior Sub Notes	Total
Remainder of 2004	$—	$—	$7,500	$—	$7,500
2005	—	876	12,000	—	12,876
2006	—	917	15,000	—	15,917
2007	—	—	15,000	—	15,000
2008	—	—	15,000	—	15,000
Thereafter	6,739	—	220,500	160,778	388,017

Total	$6,739	$1,793	$285,000	$160,778	$454,310

5. Income Taxes

The provision (benefit) for income taxes consists of the following (in thousands):

	Predecessor
	Years Ended December 31,			Six Months Ended June 30, 2003	January 1 to June 11, 2004	June 12 to June 30, 2004
	2001	2002	2003
				(Unaudited)	(Unaudited)	(Unaudited)
Current:
Federal	$4,240	$8,982	$12,176	$5,882	$3,816	$63
State	1,163	1,541	2,171	1,064	852	61

Total current	5,403	10,523	14,347	6,946	4,668	124

Deferred:
Federal	2,325	4,440	5,165	2,490	1,123	(114)
State	669	452	955	464	177	(68)

Total deferred	2,994	4,892	6,120	2,954	1,300	(182)

Total	$8,397	$15,415	$20,467	$9,900	$5,968	$(58)

The amount of income tax recorded differs from the amount using the statutory federal income tax rate (35%) for the following reasons (in thousands):

	Predecessor
	Years Ended December 31,			Six Months Ended June 30, 2003	January 1 to June 11, 2004	June 12 to June 30, 2004
	2001	2002	2003
				(Unaudited)	(Unaudited)	(Unaudited)
Federal statutory tax expense (benefit)	$7,271	$14,117	$18,499	$8,956	$5,317	$(48)
State tax expense (benefit)	1,199	1,347	2,061	998	669	(6)
Other	(73)	(49)	(93)	(54)	(18)	(4)

Total	$8,397	$15,415	$20,467	$9,900	$5,968	$(58)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:

	Predecessor
	December 31,		June 30, 2004
	2002	2003
			(Unaudited)
Deferred tax assets (liabilities):
Allowance for uncollectible accounts receivable	$459	$265	$269
State income taxes	1,206	1,904	9,778
Depreciation and amortization	(12,030)	(17,634)	(346)
Acquired intangibles	(5,123)	(4,765)	(190,226)
Other	364	(1,014)	(375)

Net deferred tax liability	$(15,124)	$(21,244)	$(180,900)

6. Retirement Plans

The Predecessor had and the Company has a 401(k) retirement plan under which employees may elect to make tax deferred contributions, to a maximum established annually by the IRS. For employees meeting a six-month service requirement, the Predecessor and Company match 66.7% of the employees’ contributions up to a maximum of 6% of the employees’ compensation. Contributions vest after three years of service. Predecessor contributions were approximately $472,000, $497,000 and $400,000, for the years ended December 31, 2001, 2002 and 2003, respectively.

7. Mandatorily Redeemable Preferred Stock

In 1999, the Predecessor designated 25,000 shares of its preferred stock as Series A Participating Preferred Stock, the significant terms of which are as follows:

•	Dividend payments, as and if declared by the Board of Directors, prior to payment of any dividends to junior securities.

•	In the event of liquidation or merger, the preferred stockholders will receive the liquidation value of $2,180,922 per share, any accrued but unpaid dividends, plus a 12% per annum return on the liquidation value from date of issuance to liquidation.

•	Distribution of net assets upon liquidation to the preferred stockholders as if the preferred stockholders owned additional 50,832 shares of common stock prior to liquidation.

•	The shares of preferred stock were mandatorily redeemable in February 2020. The redemption value was to include the liquidation value, the 12% per annum return and the issuance of 50,832 shares of common stock.

As of December 31, 2000 and during 2001 the Predecessor had recorded the accretion from the recorded value up to the liquidation and redemption value of the shares of preferred stock, including the 12% annual return and the estimated value of the common stock to be issued. In October 2001, the Predecessor redeemed the shares of preferred stock for a total value of $72.0 million, including $67.1 million in cash and the issuance of 50,832 shares of common stock valued at $4.9 million. In connection with such redemption, the Predecessor recorded in 2001 a charge to retained earnings of $10.9 million, consisting of $6.0 million for the 12% annual return and $4.9 million for the increase in value of the common stock since December 31, 2000. The activities of the mandatorily redeemable preferred stock for the year ended December 31, 2001 are as follows:

	Shares	Amount
Balances, January 1, 2001	25,000	$61,114
Accretion of preferred stock redemption value	—	10,900
Redemption of preferred stock	(25,000)	(72,014)

Balances, December 31, 2001	—	$—

In October 2001, the Predecessor terminated the designation of Series A Participating Preferred Stock. Additionally, the Predecessor designated 45,000 shares of preferred stock as Series B Preferred Stock, the significant terms of which are as follows:

•	Dividend payments, as and if declared by the Board of Directors, prior to payment of any dividends to junior securities.

•	In the event of liquidation or merger, the preferred stockholders will receive the liquidation value of $1,000 per share, any accrued but unpaid dividends, plus a 15% per annum return on the liquidation value from date of issuance to liquidation (the “Liquidation Amount”).

•	The Series B shares of preferred stocks are mandatorily redeemable in February 2009 for an amount equal to the Liquidation Amount.

There are no issued and outstanding shares of Series B Preferred Stock as of December 31, 2002 and 2003.

8. Stock-Based Awards

The 2000 Restricted Stock Plan

In 2000, the Predecessor adopted a restricted stock plan (the “2000 Plan”) and reserved 85,000 shares of its common stock for future issuance to Predecessor employees. The 2000 Plan granted employees an option to purchase shares of common stock at fair market value within a period of 30 to 90 days after the date of grant. The purchased shares for the exercised options vest over a five-year period (20% annually) commencing on the first anniversary of the date of grant. Transfer of these shares is restricted. Within 90 days of an employee termination, the Predecessor has the option to repurchase all or any portion of the restricted shares at fair market value for vested shares, and at the lesser of original issue price and fair market value for unvested shares.

Through December 31, 2001, 66,600 options were granted, of which 66,450 options were exercised at $1.00 per share and weighted average fair value of $0.21, 150 options were forfeited, and 15,675 shares of common stock of the exercised options were repurchased. In May 2002, the Predecessor issued 1,750 shares of its common stock under the 2000 Plan in connection with the acquisition of OnLine (see Note 2). During 2002 and 2003, 550 shares and 5,225 shares, respectively, were repurchased.

There were no outstanding and unexercised options from the 2000 Plan as of December 31, 2003. A total of 46,750 shares (representing approximately 4.7% of the Predecessor’s outstanding common shares) from exercise of options under the 2000 Plan were outstanding and 35,210 shares were vested as of December 31, 2003.

During 2001 and 2002, the Predecessor authorized reductions in the maximum number of shares of common stock under the 2000 Plan to 47,450 shares. There are 700 shares available for issuance under the 2000 Plan at December 31, 2003.

The 2001 Stock Incentive Plan

The 2001 Stock Incentive Plan (the “2001 Plan”) provides for the issuance of incentive and nonstatutory options to purchase shares of common stock. In 2001, the Predecessor reserved 49,075 shares of its common stock for future issuance to Predecessor employees. Stock options may be granted to employees and consultants. Options have a term of no greater than 10 years and generally vest 20% on each annual anniversary of the date of grant. Options granted to greater than 10% shareholders are issued at no less than 110% of the fair value of common stock and have a term not to exceed five years. In 2002, the Predecessor authorized the increase in the reserved shares of its common stock for future issuance under the 2001 Plan to 52,550 shares. At December 31, 2003, 7,000 shares are available for future grant under the 2001 Plan.

Option activity under the 2001 Plan is as follows:

	Number of Shares	Weighted Average Exercise Price
Balance, January 1, 2001	—	$—
Granted (weighted average fair value of $0.00 per share)	40,000	137.35

Balance, December 31, 2001	40,000	137.35
Granted (weighted average fair value of $46.17 per share)	5,550	253.00

Outstanding, December 31, 2002 and 2003	45,550	151.44
Canceled*	(500)	253.00

Predecessor Ending Balance, June 11, 2004*	45,050	$150.31

*	Unaudited

Additional information regarding options outstanding as of December 31, 2003 is as follows:

	Options Outstanding			Options Vested
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
$137.35	40,000	7.1	$137.35	16,000	$137.35
253.00	5,550	8.3	253.00	1,110	253.00

	45,550	7.5	$151.44	17,110	$144.85

In connection with the Merger, vesting for all outstanding options was accelerated pursuant to the 2001 Plan, the options were exercised and the shares were redeemed. The 2001 Plan was terminated and not replaced.

As discussed in Note 1, stock-based awards are accounted for using the intrinsic value method in accordance with APB No. 25 and its related interpretations. No compensation expense was recorded in 2002 or 2003 related to stock-based awards.

SFAS No. 123 requires the disclosure of pro forma effects to reported net income as if the Predecessor had elected to recognize compensation cost based on the fair value of the stock-based awards at grant date. The Predecessor calculated the fair value of the grants made under the restricted stock plan in 2002 using the Black-

Scholes option pricing model using the minimum value method, based on a single option valuation approach. The following assumptions were used: expected life, five years; weighted average risk-free interest rate of 4.1%; and no dividends during the expected term. See Note 1 for pro forma net income.

Pursuant to a stock option agreement with an officer, when dividends are declared by the Predecessor, it will pay an amount equivalent to what the officer would have received had the option to purchase shares (whether or not vested) was exercised. During 2003, the Predecessor distributed dividends to shareholders and the Predecessor paid such employee approximately $2.9 million, which is included in Selling, General and Administrative Expenses.

9. Lease Commitments

The Predecessor and Company lease computer equipment under a capitalized lease that was assumed in connection with the Online acquisition. The Company leases its operating facilities in the following locations:

Location	Expiration	Option to Extend
Monterey, California	December 2005	One period of five years
Skokie, Illinois	April 2006	None
Dominican Republic	October 2006	One period of three years
Panama (2 leases)	November 2004 and June 2006	None
London, UK	September 2006	None
Costa Rica	April 2005	None

Total rent expense under the operating leases was approximately $937,000 in 2002 and $784,000 in 2003. Future minimum annual lease payments at December 31, 2003 are as follows (in thousands):

Year Ending December 31	Operating Leases	Capital Lease Obligation
2004	$876	$73
2005	815	72
2006	146	12

Total	$1,837	157

Less amount representing interest		(8)

Present value of capital lease obligations		149
Current portion		(67)

Long-term portion		$82

In April 2004 the Predecessor entered into a lease for a second facility in Costa Rica, expiring in 2007, with no option to extend on an annual lease amount of $55,800.

10. Related Party Transactions

In 2003, the Predecessor made a distribution of $70 million to its common stockholders.

In connection with the Predecessor refinancing of the credit facility in 2001, the Predecessor paid its principal stockholder approximately $2.8 million for services related to arranging the bank financing. Such amount was recorded as a deferred financing cost and was being amortized over the terms of the related debt agreement.

The Predecessor paid its principal shareholder management fees totaling $400,000 for each of the three years in the period ended December 31, 2003. The Predecessor also recorded interest expense related to the notes payable to stockholders in the amount of $3.0 million, $3.7 million and $1.5 million for each of the three years in the period ended December 31, 2003.

In 2001, the Predecessor loaned $995,000 to an officer in exchange for a note receivable. The note is secured by the party’s primary residence. In 2002, the Predecessor loaned $100,000 to another officer in exchange for a note receivable. The note was secured by the Predecessor’s common stock. The notes are non-interest bearing and are due during 2008 and 2007, respectively. For financial accounting purposes, the notes have been discounted to the net present value of the future balloon payment by applying the Predecessor’s average borrowing rate. The discount of $296,000 and $23,000, respectively, have been recorded as prepaid compensation to the officers. The discounts are being accreted into interest income over the life of the loan and the prepaid expense are amortized into compensation expense also over the life of the loan.

11. Contingencies

The Predecessor and Company are party to certain legal actions arising in the ordinary course of business. Although the ultimate outcome is not presently determinable, management believes that the resolution of such matters will not have a material adverse effect on the Company’s financial position or results of operations.

12. Guarantor and Non-Guarantor Subsidiaries (Unaudited)

As disclosed above in Note 4, the $165 million of Senior Subordinated Notes due 2012 (the “Notes”) are guaranteed by each of the Company’s domestic subsidiaries. The Notes are fully and unconditionally guaranteed on a joint and several basis by LLI’s wholly-owned direct and indirect domestic subsidiaries (“Guarantor Subsidiaries”). The Notes are guaranteed by each Guarantor Subsidiary on an unsecured senior subordinated basis.

The indenture governing the Notes contains covenants limiting, among other things, the Company’s ability and the ability of its Guarantor Subsidiaries to incur additional indebtedness, make restricted payments, make investments, create certain liens, sell assets, restrict payments by the subsidiaries to the Company, guarantee indebtedness, enter into transactions with affiliates and merge or consolidate or transfer and sell assets.

The following supplemental information sets forth, on a condensed consolidating basis, the balance sheets, statements of operations and comprehensive income (loss), and of cash flows for the Guarantor Subsidiaries and foreign subsidiaries of the Company that are not guaranteeing the Notes (the “Non-Guarantor Subsidiaries”), as of December 31, 2002 and 2003, June 30, 2004, for each of the three years in the period ended December 31, 2003, for the six month period ending June 30, 2003, for the period from January 1 thru June 11, 2004 and the period from June 12 thru June 30, 2004. Investments in subsidiaries are accounted for by the Company using the equity method. Income tax expense (benefit) is allocated among entities based upon taxable income (loss) by jurisdiction within each group.

CONDENSED CONSOLIDATING BALANCE SHEET OF THE PREDECESSOR AS OF DECEMBER 31, 2002 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Assets
Current assets:
Cash	$59	$4,711	$160	$4,930	$—	$4,930
Accounts receivable—net	—	20,123	126	20,249	—	20,249
Intercompany receivable	4,286	1,050	—	5,336	(5,336)	—
Prepaid expenses and other current assets	—	973	266	1,239	—	1,239
Deferred taxes on income	—	1,947		1,947	—	1,947

Total current assets	4,345	28,804	552	33,701	(5,336)	28,365
Property and equipment—net	—	5,206	915	6,121	—	6,121
Goodwill	—	203,758	40	203,798	—	203,798
Intangible assets—net		13,347	—	13,347	—	13,347
Deferred financing costs—net	—	9,537	—	9,537	—	9,537
Officer notes receivable	—	815	—	815	—	815
Investment in subsidiaries	61,966	124	—	62,090	(62,090)	—
Other assets	—	282	13	295	—	295

Total assets	$66,311	$261,873	$1,520	$329,704	$(67,426)	$262,278

Liabilities, Member’s Capital and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$1,178	$—	$1,178	$—	$1,178
Intercompany payable	—	—	1,050	1,050	(1,050)	—
Accrued payroll and related benefits	—	2,297	31	2,328	—	2,328
Accrued cost of interpreters	—	1,894	250	2,144	—	2,144
Other accrued liabilities	8	5,396	65	5,469	—	5,469
Income taxes payable	—	4,486	—	4,486	(4,286)	200
Current portion of derivative contract liability	—	793	—	793	—	793
Current portion of long-term debt	—	16,854	—	16,854	—	16,854

Total current liabilities	8	32,898	1,396	34,302	(5,336)	28,996
Long-term debt	30,590	143,780	—	174,370	—	174,370
Accrued interest on notes payable to stockholders	4,552	—	—	4,552	—	4,552
Deferred income taxes	—	17,071	—	17,071	—	17,071
Derivative contracts liability	—	6,158	—	6,158	—	6,158

Total liabilities	35,150	199,907	1,396	236,453	(5,336)	231,117

Member’s capital	—	61,966	124	62,090	(62,090)	—

Stockholders’ equity:
Common stock	1	—	—	1	—	1
Additional paid-in capital	6,414	—	—	6,414	—	6,414
Retained earnings	24,906	—	—	24,906	—	24,906
Accumulated other comprehensive income	40	—	—	40	—	40
Less: Treasury stock	(200)	—	—	(200)	—	(200)

Total stockholders’ equity	31,161	—	—	31,161	—	31,161

Total liabilities, member’s capital and stockholders’ equity	$66,311	$261,873	$1,520	$329,704	$(67,426)	$262,278

CONDENSED CONSOLIDATING BALANCE SHEET OF THE PREDECESSOR AS OF DECEMBER 31, 2003 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Assets
Current assets:
Cash	$184	$4,260	$127	$4,571	$—	$4,571
Accounts receivable—net	—	21,404	199	21,603	—	21,603
Intercompany receivable	5,098	2,030	133	7,261	(7,261)	—
Prepaid expenses and other current assets	—	1,648	261	1,909	—	1,909
Deferred taxes on income	—	1,443	—	1,443	(213)	1,230

Total current assets	5,282	30,785	720	36,787	(7,474)	29,313
Property and equipment—net	—	4,586	1,808	6,394	—	6,394
Goodwill	—	203,579	40	203,619	—	203,619
Intangible assets—net		11,917	—	11,917	—	11,917
Deferred financing costs—net	—	10,780	—	10,780	—	10,780
Officer notes receivable	—	860	—	860	—	860
Investment in subsidiaries	—	320	—	320	(320)	—
Other assets	—	503	39	542	—	542

Total assets	$5,282	$263,330	$2,607	$271,219	$(7,794)	$263,425

Liabilities, Member’s Capital and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$—	$658	$—	$658	$—	$658
Intercompany payable	—	—	2,163	2,163	(2,163)	—
Accrued payroll and related benefits	—	2,513	60	2,573	—	2,573
Accrued cost of interpreters	—	1,354	37	1,391	—	1,391
Other accrued liabilities	8	2,971	27	3,006	—	3,006
Income taxes payable	—	5,918	—	5,918	(5,098)	820
Current portion of derivative contract liability	—	3,301	—	3,301	—	3,301
Current portion of long-term debt	—	26,504	—	26,504	—	26,504

Total current liabilities	8	43,219	2,287	45,514	(7,261)	38,253
Long-term debt	—	209,276	—	209,276	—	209,276
Deferred income taxes	213	22,474	—	22,687	(213)	22,474
Distribution in excess of investment in subsidiary	11,639	—		11,639	(11,639)	—

Total liabilities	11,860	274,969	2,287	289,116	(19,113)	270,003

Member’s capital (deficiency)	—	(11,639)	320	(11,319)	11,319	—

Stockholders’ equity (deficit):
Common stock	1	—	—	1	—	1
Additional paid-in capital	6,414	—	—	6,414	—	6,414
Retained earnings (accumulated deficit)	(12,741)	—	—	(12,741)	—	(12,741)
Less: Treasury stock	(252)	—	—	(252)	—	(252)

Total stockholders’ equity (deficit)	(6,578)	—	—	(6,578)	—	(6,578)

Total liabilities, member’s capital and stockholders’ equity (deficit)	$5,282	$263,330	$2,607	$271,219	$(7,794)	$263,425

CONDENSED CONSOLIDATING BALANCE SHEET OF THE REGISTRANT AS OF JUNE 30, 2004

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Assets
Current assets:
Cash	$—	$5,790	$90	$5,880	$—	$5,880
Accounts receivable—net	—	20,786	226	21,012	—	21,012
Intercompany receivable	—	10,268	—	10,268	(10,268)	—
Prepaid expenses and other current assets	—	1,305	467	1,772	—	1,772
Refundable income taxes	383	8,637	—	9,020	—	9,020

Total current assets	383	46,786	783	47,952	(10,268)	37,684
Property and equipment—net	—	4,144	1,957	6,101	—	6,101
Goodwill	—	408,036	—	408,036	—	408,036
Intangible assets—net	—	463,186	—	463,186	—	463,186
Deferred financing costs—net	13,689	—	—	13,689	—	13,689
Officer notes receivable	—	882	—	882	—	882
Investment in subsidiaries	728,768	668	—	729,436	(729,436)	—
Other assets	—	213	66	279	—	279

Total assets	$742,840	$923,915	$2,806	$1,669,561	$(739,704)	$929,857

Liabilities, Member’s Capital and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$979	$—	$979	$—	$979
Intercompany payable	8,345	—	1,923	10,268	(10,268)	—
Accrued payroll and related benefits	—	1,789	58	1,847	—	1,847
Accrued cost of interpreters	—	1,191	110	1,301	—	1,301
Other accrued liabilities	2,719	8,374	47	11,140	—	11,140
Current portion of long-term debt	13,500	938	—	14,438	—	14,438

Total current liabilities	24,564	13,271	2,138	39,973	(10,268)	29,705
Long-term debt	278,240	976	—	279,216	—	279,216
Senior subordinated notes	160,778	—	—	160,778	—	160,778
Deferred income taxes	—	180,900	—	180,900	—	180,900

Total liabilities	463,582	195,147	2,138	660,867	(10,268)	650,599

Member’s capital	—	728,768	668	729,436	(729,436)	—

Stockholders’ equity:
Common stock	1	—	—	1	—	1
Additional paid-in capital	279,337	—	—	279,337	—	279,337
Accumulated deficit	(80)	—	—	(80)	—	(80)

Total stockholders’ equity	279,258	—	—	279,258	—	279,258

Total liabilities, member’s capital and stockholders’ equity	$742,840	$923,915	$2,806	$1,669,561	$(739,704)	$929,857

CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND COMPREHENSIVE INCOME OF THE PREDECESSOR FOR THE YEAR ENDED DECEMBER 31, 2001 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Revenues	$—	$125,614	$975	$126,589	$(975)	$125,614

Costs of services:
Interpreter	—	39,753	766	40,519	—	40,519
Answer points	—	2,938	—	2,938	—	2,938
Telecommunications	—	5,864	—	5,864	—	5,864

Total costs of services	—	48,555	766	49,321	—	49,321

Gross margin	—	77,059	209	77,268	(975)	76,293

Other expenses:
Selling, general and administrative	—	25,682	73	25,755	(975)	24,780
Interest—net	3,020	15,732	—	18,752	—	18,752
Depreciation and amortization	—	11,897	89	11,986	—	11,986

Total other expenses	3,020	53,311	162	56,493	(975)	55,518

Income (loss) before taxes on income	(3,020)	23,748	47	20,775	—	20,775
Taxes (benefit) on income (loss)	(1,236)	9,614	19	8,397	—	8,397

	(1,784)	14,134	28	12,378	—	12,378
Equity earnings from subsidiaries, net of tax	13,975	28	—	14,003	(14,003)	—

Income before accounting change	12,191	14,162	28	26,381	(14,003)	12,378
Cumulative effect of accounting change—net of tax	—	(187)	—	(187)	—	(187)

Net income	12,191	13,975	28	26,194	(14,003)	12,191
Other comprehensive income:
Cumulative effect of accounting change—net of tax	—	40	—	40	—	40
Reclassification adjustment included in net income—net of tax	—	(14)	—	(14)	—	(14)

Total other comprehensive income	—	26	—	26	—	26

Comprehensive income	$12,191	$14,001	$28	$26,220	$(14,003)	$12,217

CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND COMPREHENSIVE INCOME OF THE PREDECESSOR FOR THE YEAR ENDED DECEMBER 31, 2002 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Revenues	$—	$133,122	$5,195	$138,317	$(4,999)	$133,318
Costs of services:
Interpreter	—	37,321	3,590	40,911	—	40,911
Answer points	—	814	321	1,135	—	1,135
Telecommunications	—	7,087	—	7,087	—	7,087

Total costs of services	—	45,222	3,911	49,133	—	49,133

Gross margin	—	87,900	1,284	89,184	(4,999)	84,185

Other expenses:
Selling, general and administrative	—	24,830	1,065	25,895	(4,999)	20,896
Interest—net	3,662	16,506	—	20,168	—	20,168
Depreciation and amortization	—	2,690	97	2,787	—	2,787

Total other expenses	3,662	44,026	1,162	48,850	(4,999)	43,851

Income (loss) before taxes on income	(3,662)	43,874	122	40,334	—	40,334
Taxes (benefit) on income (loss)	(1,478)	16,846	47	15,415	—	15,415

	(2,184)	27,028	75	24,919	—	24,919
Equity earnings from subsidiaries—net of tax	27,102	75	—	27,177	(27,177)	—

Net income	24,918	27,103	75	52,096	(27,177)	24,919
Other comprehensive income—
Reclassification adjustment included in net income, net of tax	—	14	—	14	—	14

Comprehensive income	$24,918	$27,117	$75	$52,110	$(27,177)	$24,933

CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

OF THE PREDECESSOR FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Revenues	$—	$139,994	$10,215	$150,209	$(9,568)	$140,641
Costs of services:
Interpreter	—	33,685	7,055	40,740	—	40,740
Answer points	—	186	356	542	—	542
Telecommunications	—	6,629	17	6,646	—	6,646

Total costs of services	—	40,500	7,428	47,928	—	47,928

Gross margin	—	99,494	2,787	102,281	(9,568)	92,713

Other expenses:
Selling, general and administrative	—	31,753	2,036	33,789	(9,568)	24,221
Interest—net	1,507	10,518	—	12,025	—	12,025
Depreciation and amortization	—	3,180	432	3,612	—	3,612

Total other expenses	1,507	45,451	2,468	49,426	(9,568)	39,858

Income (loss) before taxes on income	(1,507)	54,043	319	52,855	—	52,855
Taxes (benefit) on income (loss)	(599)	20,942	124	20,467	—	20,467

	(908)	33,101	195	32,388	—	32,388
Equity earnings from subsidiaries—net of tax	33,296	195	—	33,491	(33,491)	—

Net income	32,388	33,296	195	65,879	(33,491)	32,388
Other comprehensive loss—
Reclassification adjustment included in net income, net of tax	—	(40)	—	(40)	—	(40)

Comprehensive income	$32,388	$33,256	$195	$65,839	$(33,491)	$32,348

See notes to consolidated financial statements.

CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

OF THE PREDECESSOR FOR THE SIX MONTHS ENDED JUNE 30, 2003 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Revenues	$—	$69,747	$4,537	$74,284	$(4,284)	$70,000

Costs of services:
Interpreter	—	17,790	3,214	21,004	—	21,004
Answer points	—	92	187	279	—	279
Telecommunications	—	3,734	4	3,738	—	3,738

Total costs of services	—	21,616	3,405	25,021	—	25,021

Gross margin	—	48,131	1,132	49,263	(4,284)	44,979

Other expenses:
Selling, general and administrative	—	14,986	797	15,783	(4,284)	11,499
Interest—net	1,482	4,639	—	6,121	—	6,121
Depreciation and amortization	—	1,616	155	1,771	—	1,771

Total other expenses	1,482	21,241	952	23,675	(4,284)	19,391

Income (loss) before taxes on income	(1,482)	26,890	180	25,588	—	25,588
Taxes (benefit) on income (loss)	(589)	10,419	70	9,900	—	9,900

	(893)	16,471	110	15,688	—	15,688
Equity earnings from subsidiaries—net of tax	16,581	110	—	16,691	(16,691)	—

Net income	15,688	16,581	110	32,379	(16,691)	15,688
Other comprehensive loss—
Reclassification adjustment included in net income, net of tax	—	(20)	—	(20)	—	(20)

Comprehensive income	$15,688	$16,561	$110	$32,359	$(16,691)	$15,668

CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

OF THE PREDECESSOR FOR THE PERIOD JANUARY 1 THROUGH JUNE 11, 2004 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Revenues	$—	$64,427	$5,239	$69,666	$(4,974)	$64,692

Costs of services:
Interpreter	—	14,757	3,617	18,374	—	18,374
Answer points	—	102	154	256	—	256
Telecommunications	—	2,863	19	2,882	—	2,882

Total costs of services	—	17,722	3,790	21,512	—	21,512

Gross margin	—	46,705	1,449	48,154	(4,974)	43,180

Other expenses:
Selling, general and administrative	—	14,451	946	15,397	(4,974)	10,423
Interest—net	—	5,982	—	5,982	—	5,982
Merger related expenses	—	9,848	—	9,848	—	9,848
Depreciation and amortization	—	1,471	264	1,735	—	1,735

Total other expenses	—	31,752	1,210	32,962	(4,974)	27,988

Income before taxes on income	—	14,953	239	15,192	—	15,192
Taxes on income	—	5,874	94	5,968	—	5,968

	—	9,079	145	9,224	—	9,224
Equity earnings from subsidiaries—net of tax	9,224	145	—	9,369	(9,369)	—

Net income and comprehensive income	$9,224	$9,224	$145	$18,593	$(9,369)	$9,224

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) OF THE REGISTRANT FOR THE PERIOD JUNE 12 THROUGH JUNE 30, 2004

(In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Revenues	$—	7,365	599	7,964	(576)	7,388

Costs of services:
Interpreter	—	1,449	421	1,870	—	1,870
Answer points	—	10	16	26	—	26
Telecommunications	—	254	2	256	—	256

Total costs of services	—	1,713	439	2,152	—	2,152

Gross margin	—	5,652	160	5,812	(576)	5,236

Other expenses:
Selling, general and administrative	—	1,676	101	1,777	(576)	1,201
Interest—net	2,174	(5)	—	2,169	—	2,169
Merger related expenses	—	—	—	—	—	—
Depreciation and amortization	—	1,975	29	2,004	—	2,004

Total other expenses	2,174	3,646	130	5,950	(576)	5,374

Income (loss) before taxes on income	(2,174)	2,006	30	(138)	—	(138)
Taxes (benefit) on income (loss)	(383)	320	5	(58)	—	(58)

	(1,791)	1,686	25	(80)	—	(80)
Equity earnings from subsidiaries—net of tax	1,711	25	—	1,736	(1,736)	—

Net income (loss) and comprehensive income (loss)	$(80)	$1,711	$25	$1,656	$(1,736)	$(80)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS OF THE PREDECESSOR

FOR THE YEAR ENDED DECEMBER 31, 2001 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$12,191	$13,975	$28	$26,194	$(14,003)	$12,191
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	11,897	89	11,986	—	11,986
Amortization of deferred financing costs	—	1,108	—	1,108	—	1,108
Cumulative effect of accounting change	—	187	—	187	—	187
Non cash compensation	—	60	—	60	—	60
Deferred taxes on income	—	2,994	—	2,994	—	2,994
Loss from derivative instruments	—	3,960	—	3,960	—	3,960
Equity in earnings of subsidiaries	(13,975)	(28)	—	(14,003)	14,003	—
Effect of changes in operating assets and liabilities:
Accounts receivable	—	(1,622)	—	(1,622)	—	(1,622)
Prepaid expenses and other current assets	—	(406)	—	(406)	—	(406)
Other assets	—	(36)	(5)	(41)	—	(41)
Accounts payable	—	951	—	951	—	951
Intercompany receivable, net of payable	(1,220)	(286)	286	(1,220)	1,220	—
Income taxes payable / refundable	—	(1,977)	—	(1,977)	(1,220)	(3,197)
Accrued liabilities	137	5,783	85	6,005		6,005

Net cash provided by (used in) operating activities	(2,867)	36,560	483	34,176	—	34,176

Cash flows from investing activities:
Purchases of property	—	(2,635)	(505)	(3,140)	—	(3,140)
Officer notes receivable	—	(995)	—	(995)	—	(995)
Investment in subsidiaries	—	(22)	—	(22)	22	—
Distribution from subsidiary	70,000	—	—	70,000	(70,000)	—

Net cash provided by (used in) investing activities	70,000	(3,652)	(505)	65,843	(69,978)	(4,135)

Cash flows from financing activities:
Long-term debt borrowings	—	195,000	—	195,000	—	195,000
Long-term debt repayments	—	(150,525)	—	(150,525)	—	(150,525)
Loan fees and other financing costs	—	(7,964)	—	(7,964)	—	(7,964)
Redemption of preferred stock	(67,109)	—	—	(67,109)	—	(67,109)
Distribution to member	—	(70,000)	—	(70,000)	70,000	—
Capital contribution	—	—	22	22	(22)	—
Issuance of common stock	14	—	—	14	—	14
Purchase of treasury stock	(16)	—	—	(16)	—	(16)

Net cash provided by (used in) financing activities	(67,111)	(33,489)	22	(100,578)	69,978	(30,600)

Net (decrease) increase in cash	22	(581)	—	(559)	—	(559)
Cash—beginning of year	37	3,130	—	3,167	—	3,167

Cash—end of year	$59	$2,549	$—	$2,608	$—	$2,608

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS OF THE PREDECESSOR

FOR THE YEAR ENDED DECEMBER 31, 2002 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$24,918	$27,103	$75	$52,096	$(27,177)	$24,919
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	2,690	97	2,787	—	2,787
Amortization of deferred financing costs	—	2,077	—	2,077	—	2,077
Deferred taxes on income	—	4,892	—	4,892	—	4,892
Loss on disposal of property	—	8	—	8	—	8
Loss from derivative instruments	—	2,735	—	2,735	—	2,735
Equity in earnings of subsidiaries	(27,102)	(75)	—	(27,177)	27,177	—
Effect of changes in operating assets and liabilities:
Accounts receivable	—	2,843	(126)	2,717	—	2,717
Prepaid expenses and other current assets	—	(405)	(266)	(671)	—	(671)
Other assets	—	45	(9)	36	—	36
Accounts payable	—	(1,516)	—	(1,516)	—	(1,516)
Intercompany receivable, net of payable	(1,478)	(764)	764	(1,478)	1,478	—
Income taxes payable / refundable		4,038		4,038	(1,478)	2,560
Accrued liabilities	3,662	(5,432)	261	(1,509)	—	(1,509)

Net cash provided by operating activities	—	38,239	796	39,035	—	39,035

Cash flows from investing activities:
Purchase of property	—	(1,950)	(596)	(2,546)	—	(2,546)
Cash payments for acquisitions and related costs	—	(18,444)	(40)	(18,484)	—	(18,484)
Officer notes receivable	—	(100)	—	(100)	—	(100)
Note receivable collections	—	182	—	182	—	182
Investment in subsidiaries	(6,710)	—	—	(6,710)	6,710	—
Distribution from subsidiary	184	—	—	184	(184)	—
Proceeds from sale of property	—	6	—	6	—	6

Net cash used in investing activities	(6,526)	(20,306)	(636)	(27,468)	6,526	(20,942)

Cash flows from financing activities:
Long-term debt borrowings	6,710	7,000	—	13,710	—	13,710
Long-term debt repayments	—	(29,053)	—	(29,053)	—	(29,053)
Loan fees and other financing costs	—	(244)	—	(244)	—	(244)
Distribution to member	—	(184)	—	(184)	184	—
Capital contribution	—	6,710	—	6,710	(6,710)	—
Purchase of treasury stock	(184)	—	—	(184)	—	(184)

Net cash provided by (used in) financing activities	6,526	(15,771)	—	(9,245)	(6,526)	(15,771)

Net increase in cash	—	2,162	160	2,322	—	2,322
Cash—beginning of year	59	2,549	—	2,608	—	2,608

Cash—end of year	$59	$4,711	$160	$4,930	$—	$4,930

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS OF THE PREDECESSOR

FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$32,388	$33,296	$195	$65,879	$(33,491)	$32,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	3,180	432	3,612	—	3,612
Amortization of deferred financing costs	—	2,518	—	2,518	—	2,518
Deferred taxes on income	213	5,907	—	6,120	—	6,120
Loss on disposal of property	—	114	5	119	—	119
Loss from derivative instruments	—	(3,611)	—	(3,611)	—	(3,611)
Equity in earnings of subsidiaries	(33,296)	(195)	—	(33,491)	33,491	—
Effect of changes in operating assets and liabilities:
Accounts receivable	—	(1,281)	(73)	(1,354)	—	(1,354)
Prepaid expenses and other current assets	—	(674)	5	(669)	—	(669)
Other assets	—	10	(26)	(16)	—	(16)
Accounts payable	—	(520)	—	(520)	—	(520)
Intercompany receivable, net of payable	(812)	(980)	980	(812)	812	—
Income taxes payable / refundable	—	1,432	—	1,432	(812)	620
Accrued liabilities	(4,552)	(2,569)	(222)	(7,343)	—	(7,343)

Net cash provided by (used in) operating activities	(6,059)	36,627	1,296	31,864	—	31,864

Cash flows from investing activities:
Purchase of property	—	(1,527)	(1,330)	(2,857)	—	(2,857)
Distribution from subsidiary	106,861	—	—	106,861	(106,861)	—
Proceeds from sale of property	—	283	—	283	—	283

Net cash provided by (used in) investing activities	106,861	(1,244)	(1,330)	104,287	(106,861)	(2,574)

Cash flows from financing activities:
Long-term debt borrowings	—	102,000	—	102,000	—	102,000
Long-term debt repayments	(30,590)	(26,854)	—	(57,444)	—	(57,444)
Loan fees and other financing costs	—	(3,761)	—	(3,761)	—	(3,761)
Distribution to member/stockholders	(70,035)	(106,861)	—	(176,896)	106,861	(70,035)
Purchase of derivative instruments	—	(357)	—	(357)	—	(357)
Purchase of treasury stock	(52)	—	—	(52)	—	(52)

Net cash used in financing activities	(100,677)	(35,833)	—	(136,510)	106,861	(29,649)

Net increase (decrease) in cash	125	(450)	(34)	(359)	—	(359)
Cash—beginning of year	59	4,710	161	4,930	—	4,930

Cash—end of year	$184	$4,260	$127	$4,571	$—	$4,571

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS OF THE PREDECESSOR

FOR THE SIX MONTHS ENDED JUNE 30, 2003 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$15,688	$16,581	$110	$32,379	$(16,691)	$15,688
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	1,616	155	1,771	—	1,771
Amortization of deferred financing costs	—	720	—	720	—	720
Deferred taxes on income	—	2,954	—	2,954	—	2,954
Loss on disposal of property	—	106	—	106	—	106
Loss from derivative instruments	—	(1,492)	—	(1,492)	—	(1,492)
Equity in earnings of subsidiaries	(16,581)	(110)	—	(16,691)	16,691	—
Effect of changes in operating assets and liabilities:
Accounts receivable	—	(1,013)	8	(1,005)	—	(1,005)
Prepaid expenses and other current assets	—	(762)	89	(673)	—	(673)
Other assets	—	4	(14)	(10)	—	(10)
Accounts payable	—	1,579	—	1,579	—	1,579
Intercompany receivable, net of payable	(589)	(409)	409	(589)	589	—
Income taxes payable / refundable	—	2,028	—	2,028	(589)	1,439
Accrued liabilities	(4,489)	(974)	(33)	(5,496)	—	(5,496)

Net cash provided by (used in) operating activities	(5,971)	20,828	724	15,581	—	15,581

Cash flows from investing activities:
Purchase of property	—	(895)	(684)	(1,579)	—	(1,579)
Distribution from subsidiary	33,500	—	—	33,500	(33,500)	—

Net cash provided by (used in) investing activities	33,500	(895)	(684)	31,921	(33,500)	(1,579)

Cash flows from financing activities:
Long-term debt borrowings	—	22,000	—	22,000	—	22,000
Long-term debt repayments	(27,529)	(9,827)	—	(37,356)	—	(37,356)
Distribution to member/stockholders	—	(33,500)	—	(33,500)	33,500	—

Net cash used in financing activities	(27,529)	(21,327)	—	(48,856)	33,500	(15,356)

Net increase (decrease) in cash	—	(1,394)	40	(1,354)	—	(1,354)
Cash—beginning of period	59	4,711	160	4,930	—	4,930

Cash—end of period	$59	$3,317	$200	$3,576	$—	$3,576

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

OF THE PREDECESSOR FOR THE PERIOD JANUARY 1 THROUGH JUNE 11, 2004 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$9,224	$9,224	$145	$18,593	$(9,369)	$9,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	1,471	264	1,735	—	1,735
Amortization of deferred financing costs	—	1,225	—	1,225	—	1,225
Deferred taxes on income	—	1,300	—	1,300	—	1,300
Tax benefit from stock options exercised	6,094	—	—	6,094	—	6,094
Loss on disposal of property	—	19	—	19	—	19
Loss from derivative instruments	—	(1,886)	—	(1,886)	—	(1,886)
Loss on write-off of deferred financing costs	—	9,555	—	9,555	—	9,555
Equity in earnings of subsidiaries	(9,224)	(145)	—	(9,369)	9,369	—
Effect of changes in operating assets and liabilities:
Accounts receivable	—	343	(8)	335	—	335
Prepaid expenses and other current assets	—	16	(166)	(150)	—	(150)
Other assets	—	3	(28)	(25)	—	(25)
Accounts payable	—	(450)	—	(450)	—	(450)
Intercompany receivable, net of payable	—	(368)	368	—	—	—
Income taxes payable / refundable	(6,094)	599	—	(5,495)	—	(5,495)
Accrued liabilities	—	(1,480)	23	(1,457)	—	(1,457)

Net cash provided by operating activities	—	19,426	598	20,024	—	20,024

Cash flows from investing activities—
Purchase of property	—	(447)	(413)	(860)	—	(860)

Cash flows from financing activities—
Long-term debt repayments	—	(12,260)	—	(12,260)	—	(12,260)

Net increase in cash	—	6,719	185	6,904	—	6,904
Cash—beginning of period	184	4,260	127	4,571	—	4,571

Cash—end of period	$184	$10,979	$312	$11,475	$—	$11,475

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

OF THE REGISTRANT FOR THE PERIOD JUNE 12 THROUGH JUNE 30, 2004 (In thousands)

	Company Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(80)	$1,711	$25	$1,656	$(1,736)	$(80)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	1,975	29	2,004	—	2,004
Amortization of deferred financing costs	99	—	—	99	—	99
Deferred taxes on income	—	(182)	—	(182)	—	(182)
Accretion of discount on long-term debt	16	—	—	16	—	16
Equity in earnings of subsidiaries	(1,711)	(25)	—	(1,736)	1,736	—
Effect of changes in operating assets and liabilities:
Accounts receivable	—	275	(19)	256	—	256
Prepaid expenses and other current assets	—	314	(40)	274	—	274
Accounts payable	—	771	—	771	—	771
Intercompany receivable, net of payable	—	(56)	56	—	—	—
Income taxes payable / refundable	(383)	(2,543)	—	(2,926)	—	(2,926)
Accrued liabilities	2,059	(834)	68	1,293	—	1,293

Net cash provided by operating activities	—	1,406	119	1,525	—	1,525

Cash flows from investing activities:
Purchase of property	—	(23)	(29)	(52)	—	(52)
Acquisition of business, net of cash acquired	(715,552)	1,913	—	(713,639)	—	(713,639)
Intercompany lending	(2,500)	—	—	(2,500)	2,500	—

Net cash provided by (used in) investing activities	(718,052)	1,890	(29)	(716,191)	2,500	(713,691)

Cash flows from financing activities:
Long-term debt borrowings	452,502	—	—	452,502	—	452,502
Intercompany long-term debt borrowing	—	2,500	—	2,500	(2,500)	—
Long-term debt repayments	—	(6)	—	(6)	—	(6)
Loan fees and other financing costs	(13,788)	—	—	(13,788)	—	(13,788)
Capital contribution	279,338	—	—	279,338	—	279,338

Net cash provided by financing activities	718,052	2,494	—	720,546	(2,500)	718,046

Net increase (decrease) in cash	—	5,790	90	5,880	—	5,880
Cash—beginning of period	—	—	—	—	—	—

Cash—end of period	$—	$5,790	$90	$5,880	$—	$5,880

$165,000,000

Language Line, Inc.

Exchange Offer for

11 1/8% Senior Subordinated Notes due 2012

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until February 14, 2005, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

November 15, 2004